UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of The Securities
Exchange Act of 1934 (Amendment No. ___)
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Sunrise Senior Living, Inc.
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October 15, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Sunrise Senior Living, Inc. (the “Company”), which will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, on Wednesday, November 18, 2009, at 9:00 a.m.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid return envelope (also enclosed). If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.

To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2009 Proxy Statement and our 2008 Annual Report to Stockholders which includes the Company’s audited financial statements. If you plan to attend the meeting, please be sure to review the instructions for voting in person under “About the Annual Meeting” in the Proxy Statement.

On behalf of the Board of Directors and employees of Sunrise Senior Living, Inc., we thank you for your continued interest in and support of the Company. We look forward to seeing you on November 18.

Sincerely,

Paul J. Klaassen
Non-Executive Chair of the Board

Mark S. Ordan
Chief Executive Officer

SUNRISE SENIOR LIVING, INC.
7900 Westpark Drive
Suite T-900
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 18, 2009

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders of Sunrise Senior Living, Inc. (the “Company”) will be held at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Wednesday, November 18, 2009 at 9:00 a.m., local time, for the following purposes:

(1) to elect six directors;

(2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009; and

(3) to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on September 25, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. However, all stockholders are cordially invited to attend the annual meeting.

In the event that there are not sufficient votes to constitute a quorum at the time of the annual meeting, the annual meeting may be adjourned or postponed to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

Mark S. Ordan
Chief Executive Officer

McLean, Virginia
October 15, 2009

Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

-i-

SUNRISE SENIOR LIVING, INC.
7900 Westpark Drive
Suite T-900
McLean, Virginia 22102

PROXY STATEMENT

Annual Meeting of Stockholders to
be held on Wednesday, November 18, 2009

ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	The Board of Directors of Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) is soliciting your vote at the 2009 annual meeting of stockholders, and any adjournments or postponements thereof, to be held on the date, at the time and place and for the purposes set forth in the accompanying notice. This proxy statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about October 19, 2009.

Q:	What am I voting on?

A:	Proposal 1

Election of six directors, each for a term expiring at the 2010 annual meeting. The Board’s nominees for election as directors are Glyn F. Aeppel, Thomas J. Donohue, David I. Fuente, Stephen D. Harlan, J. Douglas Holladay and William G. Little.

Proposal 2

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends that you vote FOR each of the Board’s nominees for election as directors and FOR Proposal 2.

Q:	Will any other matters be voted on?

A:	As of the date of this proxy statement, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters in the manner recommended by our Board of Directors, or, if no such recommendation is given, in the discretion of the proxy holders.

Q:	Who can vote?

A:	The Board of Directors has set the close of business on September 25, 2009 as the record date for the annual meeting. Holders of Company common stock at the close of business on the record date are entitled to vote their shares at the annual meeting. As of the close of business on September 25, 2009, there were 50,972,275 shares of common stock issued and outstanding and entitled to vote. Each share of issued and outstanding common stock is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the stockholder of record.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), the presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Under applicable Delaware law, abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the annual meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”). On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Q:	How many votes are needed for the Proposals to pass?

A:	Proposal 1

Directors are elected by plurality vote. There is no cumulative voting in the election of directors. Therefore, the six nominees receiving the highest number of “FOR” votes will be elected. Abstentions and any broker non-votes will have no effect on the outcome of the vote in the election of directors.

Proposal 2

The minimum vote which will constitute approval of Proposal 2 is the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote with respect to the matter. Under applicable Delaware law, any broker non-votes are not considered entitled to vote with respect to a particular matter and, therefore, will have no effect on the outcome of the vote on this Proposal. Abstentions are considered entitled to vote and, therefore, will have the same effect as a negative vote on this Proposal.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope.

If you are a beneficial owner, you must follow the voting procedures of your broker, bank or other nominee.

Q:	What if I sign and return my proxy card without marking any voting instructions?

A:	If you sign and return your proxy card without marking any voting instructions, your shares will be voted FOR each of the Board’s nominees for election as directors and FOR Proposal 2.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Voting in advance does not affect your right to attend the annual meeting.

If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

Beneficial owners who wish to vote in person at the annual meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the annual meeting.

Q:	Can I change my vote?

A:	Yes. Stockholders of record may revoke their proxy before it is voted at the annual meeting by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

If you hold shares in street name, you may change your vote by submitting new instructions to your broker or other nominee, following the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can attend the annual meeting?

A:	Only stockholders are invited to attend the annual meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the annual meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification. If you wish to vote your shares which are held by a broker, bank or other nominee at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring your legal proxy to the annual meeting.

Q:	Who counts the votes?

A:	Our Board of Directors has appointed our transfer agent, American Stock Transfer & Trust Company, as the inspector of election. Representatives of our transfer agent will count the votes.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, Sunrise, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or electronic mail without additional compensation. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. We have retained Georgeson Inc., a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses.

Q:	What is “householding”?

A:	If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, Virginia 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Sunrise Senior Living, Inc. Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 18, 2009

This proxy statement and our annual report to stockholders are available on our website at www.sunriseseniorliving.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a minimum of two directors and a maximum of 11 directors, with the number of directors within this range fixed by our Board under our Bylaws. Our Board of Directors has fixed the number of directors constituting the entire Board at nine. At the 2008 annual meeting of stockholders, the Company’s stockholders approved amendments to our Certificate of Incorporation providing that all directors elected or appointed at or after the 2008 annual meeting will serve for terms expiring at the next annual meeting of stockholders, so that, beginning at the 2010 annual meeting, our board of directors will no longer be divided into classes and all directors will be elected to serve terms expiring at the next annual meeting. Accordingly, all directors elected at the 2009 annual meeting will serve for terms expiring at the 2010 annual meeting. By the 2010 annual meeting of stockholders, all directors will be elected to serve for terms expiring at the next annual meeting.

At the 2009 annual meeting, six directors will be elected. As described below, the Board of Directors’ nominees are Glyn F. Aeppel, Thomas J. Donohue, David I. Fuente, Stephen D. Harlan, J. Douglas Holladay and William G. Little. The Board of Directors recommends a vote FOR the election of each of the director nominees.

Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of each of the Board’s nominees. Our Board of Directors believes that these nominees will stand for election and will serve if elected as directors. However, there is no assurance that these nominees will serve if elected. If any person nominated by our Board of Directors fails to stand for election or does not for any reason agree to accept election, the Board may reduce the size of the Board or may designate a substitute nominee. In the latter case, the proxies will be voted for the election of the substitute nominee as our Board of Directors recommends. If no such recommendation is made by the Board of Directors, the proxy holders may vote for a nominee determined in the proxy holder’s discretion. Under our Bylaws, directors are elected by plurality vote.

The principal occupation and certain other information about each director nominee and each of our incumbent directors whose term of office will continue after the 2009 annual meeting is set forth below.

NOMINEES FOR DIRECTOR

Glyn F. Aeppel, age 50, has served on our Board since August 2008. Ms. Aeppel has more than 20 years of experience in property acquisitions, development and financing. Beginning October 15, 2008, Ms. Aeppel joined Andre Balazs Properties, an owner and operator of luxury hotels and condominiums, as its chief investment officer. From April 2006 to October 2008, Ms. Aeppel served as executive vice president of acquisitions and development for Loews Hotels and as a member of their board. In this role, she led Loews Hotels’ worldwide growth through corporate and asset acquisitions, joint ventures and management contracts. She also oversaw select ground-up mixed-use developments and actively structured and obtained financing for the Loews Hotels’ real estate transactions. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. From July 2002 to April 2004, Ms. Aeppel served as the executive vice president of business development for the Americas at Le Meridien Hotels and Resorts. From April 2001 to July 2002, Ms. Aeppel was the executive vice president of business development and acquisitions at Interstate Hotels & Resorts, Inc. and from 1995 to 1998 the vice president of development at Interstate. From 1998 to 2001, she was senior vice president of acquisitions and development for FFC Hospitality, LLC, a private equity fund founded by the co-founder and former chairman of Interstate. From 1993 to 1995, she was a partner in Lodging Evaluation Group, a hotel development and finance consulting company she co-founded. From 1990 to 1993, she was the director of development for Germany and Austria at Holiday Inn Worldwide in Wiesbaden, Germany. From 1986 to 1989, she was a manager in the Treasury Department of Marriott Corporation.

Thomas J. Donohue, age 71, has served on our Board since 1995. He is president and chief executive officer of the U.S. Chamber of Commerce, a position he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail firm, and Marymount University.

David I. Fuente, age 64, has served on our Board since August 2008. He served as chairman and chief executive officer of Office Depot, Inc., an office supply retailer, from 1987, one year after it was founded, until he retired as chief executive officer in 2000 and as chairman in 2001. Before joining Office Depot, Mr. Fuente served for eight years at Sherwin-Williams Company as president of its Paint Stores Group and as director of marketing for Gould, Inc., an industrial products company. Mr. Fuente currently serves on the boards of directors of Office Depot, Ryder System, Inc., a truck leasing and logistics company, and Dick’s Sporting Goods, a sporting goods retailer.

Stephen D. Harlan, age 75, has served on our Board since June 2007. He is a partner in Harlan Enterprises, LLC, a specialized real estate firm that invests in real estate, since 2001. Prior to 2001, he was chairman of the real estate firm H.G. Smithy from 1993 to 2001. From 1959 to 1992, Mr. Harlan was with KPMG Peat Marwick. In 1987 he became Vice-Chairman of the firm responsible for its international business. Before 1987, he served for twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. From 1995 to 1999, he also served on the District of Columbia Financial Responsibilities and Management Assistance Authority (D.C. Control Board). Mr. Harlan serves on the boards of directors of ING Direct Bank, a retail virtual bank offering services over the internet, phone or by mail; and Harris Interactive Inc., a market research, polling and consulting company. He also serves on the not-for-profit boards of Heroes Inc., an organization that assists the widows and children of law enforcement officers and firefighters in the Washington, D.C. metropolitan area who have given their lives in the line of duty; MedStar Health, a community-based healthcare organization serving the Baltimore/Washington region; Loughran Foundation, an organization dedicated to education and the performing arts; and the Greater Washington Board of Trade.

J. Douglas Holladay, age 62, has served on our Board since 2000. He is the founder of PathNorth, Inc., a not-for-profit organization formed in January 2007 to encourage leaders to give back to their communities. Since September 2008, Mr. Holladay has been affiliated with the Business Growth Alliance and Source Capital, which help middle market companies remain rooted in local communities. He is also a general partner of Park Avenue Equity Partners in New York, a middle market private equity firm which he co-founded in 1999. From 2004 until July 2008, he also served as an advisor to Providence Capital (now CNL Opportunity Fund), a hedge fund based in Minnesota. Mr. Holladay also co-founded the Buxton Initiative in 2003 which fosters interfaith dialogue. Mr. Holladay serves on the board of Miraval, a privately held luxury resort and spa located in Arizona. Previously, Mr. Holladay held senior positions with the international investment banking firm, Goldman, Sachs & Co., the State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. In the past, Mr. Holladay served on numerous boards of non-profits and other entities, including Morehouse College in Atlanta.

William G. Little, age 67, has served on our Board since 2004. He is president and chief executive officer of Quam-Nichols Company, a Chicago-based manufacturer of commercial and industrial audio products. He joined Quam-Nichols in 1971. He is also a past chairman of the board of the U.S. Chamber of Commerce and currently serves as the chairman of The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the United States Chamber of Commerce. Mr. Little also is a past two-term chairman of the board of governors for the Electronic Industries Alliance.

DIRECTORS CONTINUING IN OFFICE — TERMS OF OFFICE EXPIRING AT THE 2010 ANNUAL MEETING

Paul J. Klaassen, age 52, has served on our Board since 1981, when he and his wife Teresa Klaassen founded the Company and its predecessor entities. Mr. Klaassen has served as a director and chief executive officer of Sunrise and its predecessor entities since its inception and served as chair of the Board from Sunrise’s inception until March 2008. In July 2008, Mr. Klaassen resigned as Sunrise’s chief executive officer effective at the 2008 annual meeting. Effective as of November 1, 2008, he became the non-executive chair of the Board. Mr. Klaassen currently serves on the boards of directors of The Netherland-American Foundation, the National Investment Center for the senior housing and care industry and the U.S. Chamber of Commerce. Mr. Klaassen also serves on the board of trustees of The Trinity Forum, a leadership academy. Mr. Klaassen was also the founding chairman of ALFA, the Assisted Living Federation of America.

Lynn Krominga, age 59, has served on our Board since September 2007. Ms. Krominga was appointed non-executive chair of the Board in March 2008. Effective as of November 1, 2008, when Mr. Klaassen assumed the position of non-executive chair, Ms. Krominga became the lead director. Ms. Krominga is an attorney and business executive. Since 1999, she has been a consultant to private equity and venture capital firms and to start-up and early stage technology companies. In this capacity, she held several board and management roles, including chief executive officer of Fashion Wire Daily, Inc. in 2002. From 1981 to 1999, Ms. Krominga held various senior executive and legal offices at Revlon, including President, Licensing Division and General Counsel. Prior to that, Ms. Krominga was an attorney at American Express and at Cleary, Gottlieb, Steen & Hamilton. Ms. Krominga currently serves on the board of directors, audit committee and compensation committee of Avis Budget Group, Inc., one of the world’s largest vehicle rental companies. She is also a director of RAINN, a national not-for-profit organization dedicated to the fight against sexual assault.

Mark S. Ordan, age 50, has served on our Board since July 2008. He became our chief investment and administrative officer in March 2008. On November 1, 2008, he became our chief executive officer. From October 2006 until May 2007, Mr. Ordan served as chief executive officer and president of The Mills Corporation (“Mills”), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers. Mills was acquired by Simon Property Group and Farallon Capital in May 2007. Mr. Ordan served as a director of Mills from December 2006 until May 2007 and as Mills’ chief operating officer from March 2006 to October 2006. From 2001 through 2006, Mr. Ordan served as the non-executive chairman of the Board of Trustees of Federal Realty Investment Trust (“Federal”), an equity real estate investment trust specializing in the ownership, management, development and redevelopment of high-quality retail and mixed-use properties. Until his resignation in October 2006, Mr. Ordan was a member of the Board of Trustees of Federal for 11 years. From December 2003 to February 2006, Mr. Ordan was chief executive officer of Sutton Place Group, LLC, a gourmet food store chain operating under the names Balducci’s and High Noon. From 1999 to 2003, Mr. Ordan was chairman and chief executive officer of High Noon Always, Inc., an upscale quick-serve lunch operation (formerly known as Bethesda Retail Partners). From 1996 until 1999, Mr. Ordan was chief executive officer of Chartwell Health Management Inc., a health benefits brokerage firm, and from 1989 until 1996, he served as chairman, president and chief executive officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain that was acquired by Whole Foods Market in 1996. Prior to that time, he worked in the equities division of Goldman Sachs & Co. Mr. Ordan serves on the Board of Directors of Oakleaf Waste Management, Inc., a waste and recycling management company, and on the Board of Scenic Hudson, an environmental organization in New York’s Hudson Valley. He previously served on the Vassar College Board of Trustees for 12 years.

CORPORATE GOVERNANCE

Overview

Our Board of Directors is committed to governing Sunrise at the highest standards of business practice and performance.

Important documents governing our corporate governance practices include our revised Corporate Governance Guidelines; Audit, Compensation, Nominating, and Governance and Compliance Board Committee

Charters; and Code of Conduct and Integrity. You can access these documents at www.sunriseseniorliving.com to learn more about our corporate governance practices. We will also provide a copy of any of these documents published on our website, free of charge upon request to: Sunrise Senior Living, Inc., 7900 Westpark Drive, Suite T-900, McLean, Virginia 22102, Attention: Investor Relations. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of our Code of Conduct and Integrity by posting such amendment or waiver on our website within the applicable deadline that may be imposed by government regulation following the amendment or waiver.

Corporate Governance Initiatives

As disclosed in March 2008, during the pendency of the Company’s now completed restatement of its 2005 and prior period financial statements, the Board undertook a careful and critical assessment of the ways in which the Company managed itself to determine how existing corporate governance practices could be strengthened. As a result of this assessment, in March 2008 the Board concluded that a number of structural changes and improvements to the Company’s internal processes were warranted to improve Board oversight and corporate governance. Since March 2008, the Company has worked on implementing the following changes:

Separation of Positions of Chair and Chief Executive Officer; Creation of Position of Lead Director

In March 2008, the Board separated the positions of chair and chief executive officer to improve management’s accountability to the Board. At that time, Ms. Krominga, an independent director who joined the Board in September 2007, became non-executive chair of the Board and Mr. Klaassen continued in his role as chief executive officer. In July 2008, the Board decided to appoint Ms. Krominga as lead director, Mr. Klaassen as non-executive chair of the Board and Mr. Ordan as chief executive officer. These appointments became effective on November 1, 2008.

New Members of Senior Management

The Board had previously appointed a new chief financial officer, Richard J. Nadeau, and a new chief accounting officer, Julie A. Pangelinan. In connection with the Company’s previously disclosed 2009 downsizing plan, Mr. Nadeau’s employment terminated effective as of May 29, 2009. Ms. Pangelinan became our chief financial officer on that date. Mark S. Ordan joined us as chief investment and administrative officer in March 2008, he was appointed a director in July 2008 and became our chief executive officer effective as of November 1, 2008. In December 2008, Daniel J. Schwartz, senior vice president — North American operations, became an executive officer of the Company reflecting his increased operational responsibilities and his direct reporting line to the chief executive officer following the change in Tiffany L. Tomasso’s position from chief operating officer to executive vice president — European operations. In December 2008, Greg Neeb became our chief investment officer.

Board Renewal

The Board recognizes that best corporate practices include renewal at the Board level. In 2008, two new independent directors joined the Board — Glyn Aeppel and David Fuente. The Board strives to balance the Company’s requirements for continuity and experience with the need to bring on new perspectives from seasoned professionals, with different experiences and expertise. In furtherance of this goal, the Board has implemented:

•	Board Declassification. At the 2008 annual stockholder meeting, our stockholders approved amendments to the Company’s Certificate of Incorporation to discontinue staggered terms for Board members. All directors elected at or after the 2008 annual meeting serve for one-year terms. By the 2010 annual meeting of stockholders, all directors will be elected to serve one-year terms.

•	Limitation on Outside Board Service. The Board recognizes the substantial time demands placed on directors, and does not believe that it is possible to serve effectively on the Sunrise Board and serve as a director of numerous other boards of directors. Effective March 2008, the Board limited service by then existing and new directors on public company boards of directors to a total of four (including the Company) and, as of the 2012 annual meeting, has limited service by all directors on public company boards of directors to a total of three (including the Company).

•	Rotation of Board Committee Membership. The Board concluded that Board oversight will likely be strengthened if membership on all Committees is limited to a consecutive five year period, with a cooling-off period before a Board member can rejoin the Committee. In an effort to transfer the institutional knowledge held by existing Committee members, the Board determined to implement this change over a period of time. In March 2008, each Committee chair who had served more than five years stepped down, and a new chair was elected by the Board. In August 2009, the Board adopted a formal Committee membership rotation policy. Under this policy, except to the extent necessary to remain in compliance with NYSE and other director independence requirements, and subject to the Board’s authority to rotate committee memberships on a more frequent basis, it is the policy of the Board that membership on each of the Governance and Compliance, Audit, Compensation and Nominating Committees be limited to no more than a consecutive five-year period. In light of the fact that our governance initiatives impact the nominating process, effective as of the date of the 2009 annual meeting, the Nominating Committee will once again be combined with the Governance and Compliance Committee. Following any consecutive five-year period of service on any such Committee, subject to compliance with NYSE and other director independence requirements, it is further the policy of the Board that a committee member will be rotated off of such Committee by the Board and will not be eligible to be re-approved by the Board to serve on such Committee again for at least two consecutive years. This rotation policy does not apply to any other Board committee unless the Board specifies that such other committee will be subject to the rotation policy.

Board Education

The Board concluded that its members can best exercise their oversight function and contribute to Sunrise’s mission when each is kept apprised of governance best practices and the risks and opportunities facing Sunrise. To enhance the Board’s existing knowledge, each director has joined the National Association of Corporate Directors, a not-for-profit organization dedicated exclusively to serving the corporate governance needs of directors and boards; and is expected to complete accredited director education and to maintain an up-to-date understanding of the Company’s business and industry as is necessary or appropriate for the performance of his or her responsibilities as a director.

Delegation of Authority Policy

The Board is responsible for reviewing management’s strategic and business plans as well as proposed significant transactions, capital allocations and expenditures, and hiring of senior executive officers. As part of the Board’s oversight function, in May 2008 the Board approved and adopted a delegation of authority policy, pursuant to which the Board specified the types of transactions, capital allocations and expenditures that require further Board action and those that could be entered into or made by specified officers without further Board action.

Establishment of Governance and Compliance Committee

Exercise of reasonable oversight over a public company’s compliance efforts is a central responsibility of its board of directors. To strengthen that oversight function at Sunrise, in March 2008 the Board created a new Committee, the Governance and Compliance Committee, to monitor the Company’s compliance with applicable legal requirements, sound ethical standards and “best practices.” The Board elected William Little, who chaired the Special Independent Committee of the Board that had been formed to review, among other things, certain matters relating to the restatement of the Company’s 2003-2005 financial statements, to chair the Governance and Compliance Committee. Among other things, this Committee:

•	has reviewed and approved a revised Code of Conduct and Integrity, which was adopted in February 2009;

•	directs and monitors the establishment and implementation of a corporate-wide compliance program;

•	hires and supervises the chief compliance officer, who directly reports to the Governance and Compliance Committee;

•	reviews all proposed related party transactions and annually reviews all existing related party transactions at regularly scheduled meetings;

•	evaluates the Board’s governance processes by conducting and reviewing the results of annual director self-assessments; and

•	reports regularly to the Board on company-wide compliance efforts.

In light of the fact that our governance initiatives impact the nominating process, effective as of the date of the 2009 annual meeting, the Nominating Committee will once again be combined with the Governance and Compliance Committee.

Adoption of Related Party Transaction Policy

In May 2008, the Board of Directors adopted a written related party transaction policy and written related party transaction procedures under which all Related Party Transactions (as defined below), regardless of amount, are subject to the prior review and approval by the Board of Directors (acting through the Governance and Compliance Committee or the disinterested members of the Board of Directors). See “Certain Relationships and Related Transactions — Review, Approval or Ratification of Transactions with Related Persons” for additional information.

Strengthening of the Audit Committee’s Oversight Function

The audit committee of the board of directors of every public company bears significant oversight responsibilities for the company’s financial statements. Timely receipt of information, transparency with management and the external and internal auditors, and additional processes will assist the Audit Committee of the Sunrise Board in exercising this oversight function. In November 2007, the Board elected Stephen Harlan to chair its Audit Committee, and the Audit Committee has been actively engaged in adopting practices to strengthen its oversight function. These actions include:

•	quarterly meetings with the chief executive officer, chief financial officer, chief operating officer, internal auditor and general counsel, and with the external auditors, in separate executive sessions, to provide a forum in which concerns and issues can be candidly raised;

•	review of all draft disclosures timely provided by the Company’s Disclosure Committee, which does not consist of Board members but consists of members of management; and

•	monitoring corporate performance, including reviewing the operating results on a regular basis to evaluate whether the business is being properly managed, which it reports to the Board.

The Board recognizes that the addition of new Board members who qualify as “financial experts” under Sarbanes Oxley will further improve the oversight capabilities of the Audit Committee, and intends to identify additional such candidates and propose them for election to the Board.

Enhanced Compensation Committee Practices

These include:

•	Re-Assessment of Executive Compensation Program. As described under “Compensation Discussion and Analysis,” the Compensation Committee has been re-assessing the Company’s executive compensation program to more directly tie executive compensation to the achievement of specific performance goals while continuing to provide competitive compensation opportunities. Toward this end, in November 2008, the Compensation Committee formalized and approved a new executive compensation philosophy for the Company. The guiding principle of the new philosophy is that compensation realized by our executives should generally reflect each executive’s individual skills and experience, as well as the Company’s overall performance against its business plan and changes in stockholder value.

•	Engagement of Independent Compensation Consultant. From time to time, including in 2008, management has retained a compensation consultant to provide the Compensation Committee with competitive pay data used in setting annual compensation of the Company’s executive officers. In early 2008, the Compensation Committee directly engaged Frederic W. Cook & Co. (“FW Cook”) as its independent compensation consultant to perform a competitive pay analysis and to consult with the Compensation Committee generally on executive compensation matters. In May 2008, FW Cook also assisted the Compensation Committee in determining the appropriate level of additional compensation for Ms. Krominga in her role as non-executive chair of the Board and in setting fees for Special Independent Committee members, Messrs. Little and Harlan. In the third quarter of 2009, the Compensation Committee directly engaged Hay Group in place of FW Cook to help the Company develop the structure and performance metrics for 2009 executive annual bonuses, and to act as the Committee’s independent compensation consultant for 2010. For 2010, Hay Group will be advising the Compensation Committee on best practice compensation policies and procedures for the Company’s executives, including analysis and advice on senior executive compensation levels, short- and long-term incentive plan design and stock ownership. The Compensation Committee’s engagement letter with Hay Group allows Hay Group to provide up to $25,000 of services that may be requested from time to time by the Company’s management, which services are in addition to those provided to the Compensation Committee.

•	Annual Bonuses and Incentive Compensation. As described under “Compensation Discussion and Analysis,” in 2008, the Compensation Committee considered multiple design alternatives for its annual incentive program and implemented procedures for determining future bonus awards, setting annual performance targets and reviewing them on a quarterly basis. For 2008, however, it was not feasible to determine specific and measurable goals and objectives due to the challenges facing the Company and the rapidly changing economic and financial environment. For 2009, the Compensation Committee approved in August 2009 annual bonus performance metrics applicable to the Company’s current executive officers: Mark S. Ordan, chief executive officer, Julie A. Pangelinan, chief financial officer, Daniel J. Schwartz, senior vice president — North American operations, and Greg Neeb, chief investment officer. The performance metrics include two components — a team-based metric consisting of meeting specified cash balance targets at year end 2009 necessary to run the Company’s ongoing operations and an individual “management by objectives” metric.

•	Equity Awards. The Compensation Committee has adopted and is in the process of implementing improved procedures with respect to the granting of stock options and equity awards to employees that include:

à	fixed annual date for consideration of grants to executive officers and other employees;

à	grants for new hires or grants for promotion or retention will be made only at a regularly scheduled meeting subsequent to the event;

à	formalizing, in a written document, the stock option and equity award granting procedures;

à	establishing the process to be followed for nominating employees for equity awards;

à	directing management to automate appropriate functions in order to minimize the potential for human error; and

à	directing management to provide mandatory training and education to ensure that all employees involved in the administration of equity awards understand the Company’s equity award granting processes.

•	Recoupment Policy. In July 2008, the Board adopted a written policy to enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period for which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets. Similarly, all employment agreements entered into between the Company and executive officers in late 2008 and early 2009 provide that the officer will return, at the request of the Company and regardless of whether the officer engaged in inappropriate conduct, any bonus or excess compensation in the event of a restatement that reduces earnings, if bonus awards were tied in any way to achievement of certain earnings targets.

•	Perquisites. The Board has moved away from non-monetary perks for executives. It has eliminated any personal use of company cars. The Company eliminated car allowances for executives in January 2009. The Board has also eliminated any personal use of company aircraft.

Revised Code of Conduct

In February 2009, the Governance and Compliance Committee approved a revised Code of Conduct and Integrity which is applicable to all employees. The revised code of conduct is written in plain English so employees can readily understand it, focuses on inspiring employees to uphold high standards and provides clear guidelines on what to do, what is and what is not acceptable, and when and where to seek guidance; emphasizes the availability of the existing anonymous Hotline that employees can use to identify and report questionable activity and the obligation of each employee to raise concerns and issues; explicitly assures non-retaliation for reports of questionable conduct; provides specific examples of scenario based vignettes involving risk areas to Sunrise and practical questions and answers to help employees and other stakeholders understand key concepts; and specifies the consequences for non-adherence.

Chief Compliance Officer and Compliance Office

The Board directed management to create a corporate compliance program, to be administered by a newly formed corporate compliance office, and to create the position of chief compliance officer, which has been filled. The chief compliance officer reports directly to the Governance and Compliance Committee. Responsibilities of the chief compliance officer and compliance office include:

•	designing and implementing a company-wide compliance program to facilitate adherence to applicable laws, statutes, regulations, the revised code of conduct and internal policies and controls;

•	training on the revised code of conduct, including clear communication of what behavior is acceptable and unacceptable;

•	monitoring compliance with the revised code of conduct;

•	monitoring receipt of annual employee acknowledgements of intent to adhere to the revised code of conduct;

•	re-emphasizing the availability of the anonymous Hotline through which employees at all levels can anonymously submit information or express concerns regarding accounting, financial reporting, or other irregularities of which they have become aware or have observed;

•	monitoring operation of the Hotline, which will continue to be answered by an independent vendor, including the processing of complaints and/or reported violations, and determining how to address each call in a timely manner, including review and investigation, as appropriate; and

•	reporting, on a regular basis, to the Governance and Compliance Committee.

Director Independence

Under our Corporate Governance Guidelines, the Nominating Committee annually assesses and makes recommendations to the Board regarding the directors’ qualifications as independent. This review is designed to determine whether the non-management directors are independent as defined in NYSE rules. For a director to be considered independent under NYSE rules, the Board must determine that the director has no material relationship with Sunrise (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Both the NYSE listing standards and our Corporate Governance Guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. Based upon the recommendation of the Nominating Committee, the Board has determined that the following seven continuing directors or nominees for election as directors meet the criteria for independence as set forth in the NYSE listing standards: Mses. Aeppel and Krominga and Messrs. Donohue, Fuente, Harlan, Holladay and Little. Based upon the recommendation of the Nominating Committee, the Board also had determined that Ronald V. Aprahamian and Craig R. Callen, who served as directors during 2008 until May 2008 and November 2008, respectively, met the criteria for independence as set forth in the NYSE listing standards.

Executive Sessions of Non-Management and Independent Directors

Our Corporate Governance Guidelines provide that the non-management directors meet in executive session without management at least quarterly and that a meeting of the independent directors should be held at least once per year. Ms. Krominga, the lead director, presides at these meetings. Any Company stockholder who wishes to communicate directly with her should follow the directions for communications with the Board of Directors described below under “Communications with the Board of Directors” and address his or her letter to the “Lead Director” with a copy to the Company’s general counsel.

Attendance at Meetings of the Board of Directors and Committees of the Board

During 2008, our Board of Directors held 13 regular meetings and two special meetings, the Audit Committee held 37 meetings, the Compensation Committee held 12 meetings, the Nominating Committee held five meetings and the Governance and Compliance Committee held five meetings. No incumbent director who served during 2008 attended less than 75 percent of the aggregate of (a) the total number of meetings held by our Board of Directors and (b) the total number of meetings held by all committees of the Board of Directors on which the director served.

Standing Board Committees

We have the following standing committees of our Board of Directors: Audit Committee, Compensation Committee, Nominating Committee and Governance and Compliance Committee. Each of the standing Board committees has a charter, which is available on the Company’s website, as set forth under “Corporate Governance — Overview” above.

The following table sets forth the present membership of these committees. In March 2008, the Board of Directors split the former Nominating and Corporate Governance Committee into the Nominating Committee and the Governance and Compliance Committee. The membership of the Audit, Compensation and Nominating Committees was also reconstituted at that time. Each of these committees has the authority to obtain assistance and advice from internal or outside legal counsel or other advisors.

Governance
and
	Audit	Compensation	Nominating	Compliance
Director	Committee	Committee	Committee*	Committee*

Glyn F. Aeppel	X
Thomas J. Donohue			Chair	X
David I. Fuente		X
Stephen D. Harlan	Chair			X
J. Douglas Holladay		X	X
Lynn Krominga	X	Chair	X	X
William G. Little		X		Chair

*	As noted above, in light of the fact that our governance initiatives impact the nominating process, effective as of the date of the 2009 annual meeting, the Nominating Committee will once again be combined with the Governance and Compliance Committee. Mr. Little will chair the combined committee.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditor. In addition to the Audit Committee activities described under “Strengthening of the Audit Committee’s Oversight Function” above, among other things, the Audit Committee:

•	oversees the Company’s Disclosure Committee;

•	directly appoints, compensates and oversees the work of the registered public accounting firm engaged by the Company, which firm reports directly to the Audit Committee;

•	reviews with both the independent auditor and management the adequacy and effectiveness of the Company’s disclosure controls and internal controls over financial reporting;

•	discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures; and

•	appoints and supervises the chief audit executive, who reports directly to the Audit Committee.

Pursuant to the Audit Committee’s Charter, all members of the Audit Committee must meet the independence requirements of the NYSE and the rules of the SEC. Each member of the Audit Committee must also be financially literate as determined under NYSE rules. The Board has determined that each member of the Audit Committee is independent within the meaning of NYSE and SEC rules and is financially literate. At least one member of the Audit Committee also must have accounting or financial management expertise as determined under NYSE rules. Under the NYSE rules, a board may presume that an “audit committee financial expert” under the rules and regulations of the SEC has accounting or related financial management expertise. Our Board of Directors has determined that Mr. Harlan qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. In making this determination with respect to Mr. Harlan, the Board considered, among other things, his 33-year tenure with KPMG Peat Marwick, including five years as Vice Chairman of the firm responsible for its international business and twelve years as the Managing Partner of KPMG’s Washington, D.C. operating office. All members of the Audit Committee have significant financial expertise.

Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and other executive officers, and to administer and implement the Company’s incentive-compensation plans and equity-based plans that are subject to Board approval. The Compensation Committee has overall responsibility for evaluating and proposing compensation plans, programs and policies for the Company’s chief executive officer and other executive officers. In addition to the Compensation Committee activities described under “Enhanced Compensation Committee Practices” above, among other things, the Compensation Committee:

•	annually reviews and approves, for the chief executive officer and the other executive officers of the Company, (a) annual base salary, (b) annual bonus, (c) any long-term incentive compensation, (d) any employment agreements, severance arrangements, and change in control and similar agreements, and any amendments to the foregoing agreements, and (e) any perquisites, special or supplemental benefits; and

•	administers and implements the Company’s incentive compensation plans and equity-based plans that are subject to Board approval in which directors, the chief executive officer, other executive officers and other employees of the Company and its subsidiaries may participate, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

In setting compensation for the Company’s executive officers (other than the chief executive officer), the Compensation Committee considers the recommendations of the chief executive officer.

Our Board of Directors has determined that each member of the Compensation Committee is independent under the rules of the NYSE.

Nominating Committee

The Nominating Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members to fill a Board vacancy or a newly-created directorship resulting from an increase in the authorized number of directors and by recommending to the Board the director nominees for the next annual meeting of stockholders and (2) recommends to the Board the director nominees for each Board committee. The Nominating Committee evaluates the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the Company’s Bylaws, and recommends to the Board the director nominees for the next annual meeting of stockholders or any special meeting of the stockholders and any person to be considered to fill a Board vacancy or a newly created directorship resulting from any increase in the authorized number of directors. The Nominating Committee annually recommends to the Board director nominees for each board committee, taking into account the membership requirement set forth in the Board committee charters, as well as the listing standards of the NYSE. As indicated above, under our Corporate Governance Guidelines, the Nominating Committee also annually assesses and makes recommendations to the Board regarding the directors’ qualifications as independent.

Our Board of Directors has determined that each member of the Nominating Committee is independent under the rules of the NYSE.

As previously noted, the Nominating Committee was known as the Nominating and Corporate Governance Committee until it was reconstituted in March 2008 into two separate committees consisting of the Nominating Committee and the Governance and Compliance Committee. In light of the fact that our governance initiatives impact the nominating process, effective as of the date of the 2009 annual meeting, the Nominating Committee will once again be combined with the Governance and Compliance Committee.

Governance and Compliance Committee

The Governance and Compliance Committee is appointed by the Board to (1) assist the Board in fulfilling its oversight responsibilities relating to the Company’s compliance with applicable laws, regulations and standards, sound ethical standards and ethics programs and policies as established by management and the Board; (2) direct and monitor management implementation of a company-wide compliance program; (3) provide continued oversight of the company-wide compliance program; (4) review related party transactions; and (5) oversee the evaluation of the Board’s governance process and the evaluation of the Board and management. In addition to the activities of the Governance and Compliance Committee described under “Establishment of Governance and Compliance Committee” above, among other things, the Governance and Compliance Committee:

•	periodically assesses the effectiveness of the Company’s compliance program and recommends improvements where appropriate;

•	oversees the annual evaluation of management, including the evaluation of the chief executive officer;

•	annually, or more frequently as may be deemed appropriate, recommends to the Board compensation for those directors who are not also salaried officers of the Company, for the non-executive chair of the Board and for members and chairs of Board committees; and

•	oversees the Company’s orientation program and continuing director education requirements.

Our Board of Directors has determined that each member of the Governance and Compliance Committee is independent under the rules of the NYSE.

As noted above, in light of the fact that our governance initiatives impact the nominating process, effective as of the date of the 2009 annual meeting, the Nominating Committee will once again be combined with the Governance and Compliance Committee.

Director Nomination Process

Our Board of Directors has adopted a policy regarding the qualification and nomination of director candidates. Consistent with this policy, in considering potential director candidates, the Nominating Committee requires, among other things, that a candidate have an ability to exercise sound judgment, an ability to make independent analytical inquiries and a willingness to devote adequate time to diligently perform Board duties. In making recommendations to the full Board of nominees for election as directors, the Nominating Committee also takes into account, among other things, whether a person possesses specific skills, knowledge or perspective relevant to Sunrise’s business and has demonstrated broad business judgment and leadership.

Nominees for director are identified by the Nominating Committee based on input received from a number of sources, which from time to time may include, among others, members of the Board of Directors and stockholders. The Nominating Committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Each candidate is then evaluated by the Nominating Committee in light of his or her qualifications and credentials, and any additional factors that the Nominating Committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

All candidates submitted by stockholders are evaluated in the same manner as other director candidates, provided that the appropriate procedures for their recommendation have been followed.

Under our Bylaws, for nominations of persons for election to the Board of Directors to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to the Secretary at the Company’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date is less than 100 days prior to the date of such annual meeting, then stockholder notice must be delivered not later than the 10th day following such public announcement. In the event that the number of directors to be elected to the Board of Directors is increased by the Board of Directors and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the Company’s principal executive offices not later than the 10th day following the day on which such public announcement is first made by the Company.

In the event the Board of Directors has determined that directors will be elected at a special meeting of stockholders, for nominations of persons for election to the Board of Directors to be properly requested by a stockholder to be made at such special meeting a stockholder must (a) be a stockholder of record at the time of giving of notice of such special meeting by or at the direction of the Board of Directors and at the time of the special meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to the Company’s secretary at its principal executive offices not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the later of the close of business on the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

In addition, our Bylaws require certain additional disclosures regarding the stockholders making nominations, including disclosure of all ownership interests (including derivative interests) and rights to vote any shares of any security of the Company and disclosure regarding the director nominee, including a description of any compensation, agreements, arrangements and understandings between the proposing stockholder and the nominee. The Bylaws also require the director nominee to furnish a signed nominee questionnaire and the written representation and agreement provided for in the Bylaws specifying, among other things, that the director nominee is not and will not become a party to any agreements, arrangements, or understandings that have not been disclosed to the Company as to how, if elected, the director nominee will vote as a director.

The Nominating Committee has recommended to the Board, and the Board has nominated, Glyn F. Aeppel, Thomas J. Donohue, David I. Fuente, Stephen D. Harlan, J. Douglas Holladay and William G. Little for election as directors at the 2009 annual meeting.

Communications with the Board of Directors

Stockholders and other interested parties who want to communicate with the Board of Directors or any individual director may write to:
Sunrise Senior Living, Inc.
7900 Westpark Drive
Suite T-900
McLean, Virginia 22102
Attention: Lead Director
Copy to: General Counsel

Attendance of Annual Stockholder Meetings by Directors

We encourage members of the Board of Directors to attend the annual stockholder meeting. All of the director nominees and continuing directors attended the 2008 annual meeting.

2008 Director Compensation

The compensation of directors is fixed by the Board of Directors upon the recommendation of the Governance and Compliance Committee. Sunrise directors who are also employees of the Company receive no additional compensation for serving on the Board of Directors or its committees. In May 2008, upon the recommendation of the Governance and Compliance Committee, our non-employee directors began receiving the following annual (May to May) Board fees. In arriving at its recommendation, the Governance and Compliance Committee, among other things, reviewed the findings of the 2007-2008 Director Compensation Report published by the National Association of Corporate Directors and the Company’s prior director compensation arrangements. Beginning May 2009, the annual Board fees are paid on a calendar-year basis, quarterly in advance.

Annual Retainer	$150,000
Committee Chair Annual Retainer:
Audit Committee	$25,000
Compensation Committee	$15,000
Fee for serving on Audit Committee (other than the Committee Chair)	$10,000

For the period January 1, 2008 to March 31, 2008, non-employee directors also received fees for attending committee meetings of $1,000 per meeting attended. Committee meeting attendance fees were eliminated in May 2008.

In addition, non-employee directors are reimbursed for reasonable expenses incurred in attending meetings of the Board of Directors. New directors in 2008 also received a $100,000 fee upon becoming directors.

In addition to the above-described Board fees, in May 2008, the Compensation Committee recommended and the Board approved the payment of (1) a $100,000 fee to Ms. Krominga for 2008 for serving as non-executive chair of the Board, and (2) up to an aggregate of $250,000 in fees to each of Messrs. Harlan and Little for serving on the Special Independent Committee during 2007 and 2008, as follows: $50,000 for 2007 and $50,000 per quarter for 2008. In addition to the Board fees described above, in July 2009, the Governance and Compliance Committee approved 2009 compensation for Ms. Krominga serving as lead director commencing in May 2009 of $50,000. The lead director fee was ratified by the Board in August 2009. Ms. Krominga and Messrs. Harlan and Little abstained from voting on their respective additional fee arrangements.

The Board believes it is important to align its interests with those of the stockholders through stock ownership in the Company. In prior years, a substantial portion of non-employee director compensation was in the form of stock options. Because the Company was in a trading black-out period during 2008 as a result of not being current on its SEC filings, the Board determined that 2008 director compensation should be in the form of cash without any equity component. In addition, because there was no open trading window in 2007 or 2008, no director purchased shares during such period (with the result that the new directors for 2007 and 2008 have no equity interest in the Company).

For information regarding 2008 compensation paid or accrued to Mr. Ordan, our chief executive officer as of November 1, 2008 and a director since July 2008, and to Mr. Klaassen, who was our chief executive officer until November 1, 2008 and currently serves as non-executive chair of our Board, refer to the Summary Compensation Table. For information regarding 2008 compensation paid to Mrs. Klaassen, who served as a director until November 2008 and is our chief cultural officer, refer to “Certain Relationships and Related Transactions.”

2008 Director Compensation Table

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees			Incentive	Deferred
	Earned or	Stock	Option	Plan	Compensation	All Other
	Paid in	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Cash ($)	($)	($)(1)	($)	($)	($)	($)

Glyn F. Aeppel	$260,000	$—	$—	$—	$—	$—	$260,000
Ronald V. Aprahamian(2)	185,000	—	—	—	—	—	185,000
Craig R. Callen(3)	23,000	—	—	—	—	—	23,000
Thomas J. Donohue	155,000	—	— (4)	—	—	—	155,000
David I. Fuente	250,000	—	—	—	—	—	250,000
Stephen D. Harlan(5)	395,000	—	—	—	—	—	395,000
J. Douglas Holladay	151,000	—	—	—	—	—	151,000
Lynn Krominga	286,000	—	—	—	—	—	286,000
William G. Little(5)	356,000	—	—	—	—	—	356,000

(1)	As of December 31, 2008, the outstanding options held by each non-employee director, all of which were granted in prior periods and are fully vested, were as follows:

Glyn F. Aeppel	—
Ronald V. Aprahamian	178,000
Craig R. Callen	132,000
Thomas J. Donohue	148,000
David I. Fuente	—
Stephen D. Harlan	—
J. Douglas Holladay	76,000
Paul J. Klaassen	700,000
Lynn Krominga	—
William G. Little	40,000

As noted above, the Board believes it is important to align its interests with those of the stockholders through stock ownership in the Company. In prior years, a substantial portion of non-employee director compensation was in the form of stock options. Because the Company was in a trading black-out period during 2008 as a result of not being current on its SEC filings, the Board determined that 2008 director compensation should be in the form of cash without any equity component. In addition, because there was no open trading window in 2007 or 2008, no director purchased shares during such period (with the result that the new directors for 2007 and 2008 (Msses. Aeppel and Krominga and Messrs. Fuente and Harlan) have no equity interest in the Company).

(2)	Mr. Aprahamian’s term of office as a director expired in November 2008.

(3)	Mr. Callen resigned as a director in May 2008.

(4)	Because the Company was not then current in all of its SEC filings and optionees were unable to exercise previously granted stock options as a result, in May 2007, the Compensation Committee extended the terms of stock options held by all current employees and directors that would otherwise expire due to their ten-year terms through the date that was 30 days after the Company was current in all of its SEC filings. For 2008, the extension of the ten-year term only affected one director, Mr. Donohue. As a result, because the Company did not become current in its SEC filings until December 2008, the October 8, 2008 expiration date of an option for 20,000 shares held by Mr. Donohue was extended from October 8, 2008 through the date that was 30 days after the Company was current in all of its SEC filings. The option exercise price was $15.41 per share. No FAS 123R expense was recorded in connection with the option extension because at the time the option was extended the option had no calculated fair value. That option expired unexercised in January 2009.

(5)	Includes a total of $200,000 of fees earned by each of Messrs. Harlan and Little for serving on the Special Independent Committee during 2008. These fees were paid as follows: $50,000 in June 2008, $100,000 in September 2008 and $50,000 in June 2009. The $50,000 fee earned by each of them for serving on the Special Independent Committee during 2007 that was paid in June 2008 was included in the 2007 Director Compensation Table.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains Sunrise Senior Living’s compensation philosophy, objectives and policies for 2008 with respect to our named executive officers. Our named executive officers for 2008 include the two current and five former executive officers set forth in the table below:

Current Executive Officers Included Among 2008	Former Executive Officers Included Among 2008
Named Executive Officers	Named Executive Officers

Mark S. Ordan, Chief Executive Officer(1)	Paul J. Klaassen, Chair of the Board(3)
Daniel J. Schwartz, Senior Vice President —	Richard J. Nadeau, Chief Financial Officer(4)
North American Operations(2)	Michael B. Lanahan, Chairman of Greystone(5)
John F. Gaul, General Counsel(6)
Tiffany L. Tomasso, Executive Vice President — European Operations(7)

(1)	Mr. Ordan joined the Company as its chief investment and administrative officer in March 2008. On November 1, 2008, Mr. Ordan became our chief executive officer. He also serves as a director of the Company.

(2)	Mr. Schwartz became an executive officer in December 2008.

(3)	Effective November 1, 2008, Mr. Klaassen resigned as our chief executive officer. Mr. Klaassen currently serves as the non-executive chair of the Board.

(4)	In connection with the Company’s previously disclosed 2009 downsizing plan, Mr. Nadeau’s employment terminated effective as of May 29, 2009. Julie A. Pangelinan, who previously served as our chief accounting officer, became our new chief financial officer on that date.

(5)	On March 18, 2009, we completed the sale of our Greystone subsidiaries to two senior Greystone executives, including Mr. Lanahan, and other investors. Accordingly, Mr. Lanahan is no longer employed by us.

(6)	On December 9, 2008, the Company and Mr. Gaul entered into a Separation Agreement and General Release memorializing the terms of Mr. Gaul’s previously-reported departure pursuant to his participation in the Company’s voluntary separation program. By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009.

(7)	Ms. Tomasso served as our chief operating officer until December 22, 2008 and ceased to be an executive officer of the Company on that date. Ms. Tomasso currently serves as executive vice president — European operations.

The CD&A outlines the structure and rationale for each element of the named executive officers’ compensation, and provides context for the amounts disclosed in the compensation tables included in this section.

Compensation Philosophy and Objectives

The focus of this CD&A is on 2008 compensation, as well as compensation decisions made thus far in 2009. In its 2007 Form 10-K filed on July 31, 2008, the Company disclosed a number of remedial measures that it had implemented in response to the investigation by the Special Independent Committee of the Board of Directors. Several of those measures related to the Company’s policies and practices concerning executive compensation, including enhanced procedures with respect to grants of stock options, equity awards and incentive compensation. Consistent with such remedial measures and with a goal of more closely aligning the Company’s executive compensation policies and practices more closely with current market and best practices, the Compensation Committee has adopted and is in the process of implementing new procedures for structuring and monitoring both cash and equity incentive compensation, and has continued to review and update the Company’s executive compensation procedures and objectives throughout 2008 and 2009 to date.

On November 12, 2008, the Compensation Committee formalized and approved a new executive compensation philosophy for the Company to tie executive compensation more directly to the achievement of specific performance goals while continuing to provide competitive compensation opportunities. The guiding principle of the new philosophy is that compensation realized by our executives should generally reflect each executive’s individual skills and experience, as well as the Company’s overall performance against its business plan and changes in stockholder value.

The key objectives of our executive compensation program as set forth in the new executive compensation philosophy include:

•	Attracting and retaining highly skilled executives who are committed to fulfilling the Company’s mission to champion quality of life for all seniors;

•	Linking compensation opportunity to achievement of the Company’s short- and long-term financial and strategic goals;

•	Creating commonality of interest between management and stockholders by tying compensation realized directly to changes in stockholder value;

•	Maximizing the financial efficiency of the overall executive compensation program from a tax, accounting, and cash flow perspective; and

•	Ensuring compliance with the highest standards of corporate governance.

Impact of Business Environment on Compensation

Throughout 2008 and continuing into 2009, the Company has faced numerous financial and operational challenges, as more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s 2008 Form 10-K filed on March 2, 2009. The Company’s efforts to meet these challenges included, among other things, the sale of its Greystone subsidiary, the cessation of operations at its Trinity subsidiary, the implementation of aggressive plans to reduce general and administrative expense, including significant headcount reductions, and efforts to restructure the Company’s debt. In connection with the downsizing plan and voluntary separation program, and the sale of Greystone, the Company terminated the employment of several executive officers, as described elsewhere in this proxy statement.

Combined with these headcount reductions, certain additional cost reduction initiatives, including, among others, the elimination of the Company’s matching contributions to our Executive Deferred Compensation Plan and 401(k) Retirement Savings Plan for members of senior management (except for Mr. Lanahan who received a matching contribution under the Greystone 401(k) plan) and the elimination of automobile allowances (effective January 2009), had the effect of reducing the Company’s overall compensation expense, as well as reducing the aggregate benefits and compensation of the named executive officers. The Company also experienced a substantial decline in its stock price in 2008, which had a substantial negative impact on the current market value of outstanding equity awards granted to the named executive officers.

During this critical period of financial and operational challenges, the Company believes that hiring and retaining executives with the skill and knowledge necessary to meet the demands that the Company is facing is especially important. Because such talent is critical to the Company’s future, we must be competitive in attracting and retaining our key executives. However, in light of our current financial and operational limitations, we recruit and hire new employees strictly on an as-needed basis. When such a need arises, we seek individuals with experience facing challenges and demands similar to those we now face. We also seek individuals who satisfy high standards of ethics and integrity.

Compensation Committee Process

In early 2008, the Compensation Committee directly engaged FW Cook as the Compensation Committee’s independent compensation consultant to perform a competitive pay analysis and to consult with the Compensation Committee on matters related to executive compensation generally. In making compensation determinations for 2008, the Compensation Committee took into account its new executive compensation philosophy, its understanding of the best practices for market compensation, the advice of its independent compensation consultant, and recommendations of the chief executive officer, all in the context of the Company’s extraordinary circumstances. The Compensation Committee also considered the relative pay relationships within the executive team.

In support of the new compensation philosophy and in order to structure a compensation program that meets the objectives of that philosophy, the Compensation Committee, with the assistance of its independent compensation consultant, analyzed relevant market data and benchmarked the Company’s compensation practices against those of its peer companies which are listed under “Benchmarking Against Peer Company Compensation” below. The changes that have been implemented to date are summarized throughout this CD&A.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors makes all compensation decisions regarding the named executive officers of the Company. The Committee determines the chief executive officer’s compensation and considers the chief executive officer’s recommendations, among other factors, in determining the compensation of the other named executive officers. The Committee is also responsible for approving and overseeing the implementation of the Company’s incentive compensation plans and equity-based plans that are subject to Board approval in which directors, the chief executive officer and other executive officers and employees may be participants.

Each member of the Compensation Committee is an independent non-employee director. During 2008, the members of the Compensation Committee were Ronald V. Aprahamian, Craig R. Callen, Thomas J. Donohue, David I. Fuente, J. Douglas Holladay, Lynn Krominga and William G. Little, some of whom served for only part of the year. Mr. Donohue served as chair of the Compensation Committee until March 16, 2008. Mr. Callen was appointed Chair of the Compensation Committee on March 16, 2008, but resigned as a director of the Company on May 22, 2008. Mr. Aprahamian served as a member of the Compensation Committee until March 16, 2008, and his term of office as director expired in November 2008. The current members of the Compensation Committee are Messrs. Fuente, Holladay and Little and Ms. Krominga. On July 15, 2008, Ms. Krominga was appointed the interim chair of the Compensation Committee, and chair of the Compensation Committee on February 25, 2009.

Role of the Independent Compensation Consultant

Services provided by FW Cook to the Compensation Committee during 2008 included the following:

•	development of a peer group for compensation benchmarking purposes;

•	assisting with the preparation of this Compensation Discussion and Analysis;

•	assisting in the review of our severance programs;

•	reviewing the employment terms of new executives;

•	conducting a review of competitive compensation levels and practices among relevant benchmarks, including the peer companies and other similarly-sized companies;

•	assisting in the development of the Company’s compensation philosophy;

•	assisting in designing and determining the share reserve for the 2008 Omnibus Stock Incentive Plan, which was approved by stockholders on November 13, 2008; and

•	advising regarding the long-term incentive plan design and structure.

A representative of FW Cook attended six meetings of the Compensation Committee in 2008 and one meeting of the Compensation Committee in 2009.

In the third quarter of 2009, the Compensation Committee directly retained Hay Group in place of FW Cook to help the Company develop the structure and performance metrics for 2009 executive annual bonuses, and to act as the Committee’s independent compensation consultant for 2010. For 2010, Hay Group will be advising the Compensation Committee on best practice compensation policies and procedures for the Company’s executives, including analysis and advice on senior executive compensation levels, short- and long-term incentive plan design and stock ownership. The Compensation Committee’s engagement letter with Hay Group allows Hay Group to provide up to $25,000 of services that may be requested from time to time by the Company’s management, which services are in addition to those provided to the Compensation Committee.

Benchmarking Against Peer Company Compensation

In setting both short-term and long-term compensation for 2008, the Compensation Committee reviewed comparative data on the compensation practices of the peer companies identified with the assistance of FW Cook. This group of peer companies consists of 16 long-term care/healthcare facility operators and real estate and lodging companies that were comparable to the Company in terms of revenues and market capitalization when selected in early 2008. The companies listed below comprised our peer group for 2008.

•	Avatar Holdings, Inc.

•	Bluegreen Corporation

•	Brookdale Senior Living, Inc.

•	Community Health Systems, Inc.

•	Five Star Quality Care, Inc.

•	Forest City Enterprises, Inc.

•	Gaylord Entertainment Company

•	Health Management Associates, Inc.

•	HealthSouth Corporation

•	Kindred Healthcare, Inc.

•	Psychiatric Solutions, Inc.

•	Res-Care, Inc.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Sun Healthcare Group, Inc.

•	Universal Health Services, Inc.

•	Wyndham Worldwide Corporation

If information regarding members of our defined peer group is not available or there are insufficient data points, the Compensation Committee complemented the peer company information with relevant benchmark data from major third-party compensation surveys as provided to us by FW Cook, and has used such data in 2008 as described below. The benchmark data from these surveys do not identify specific companies in the surveys, but reflect compensation levels of groups of companies with annual revenues in the range of $2 billion.

Components of 2008 Executive Compensation

The primary elements of the Company’s compensation package are listed below, and in 2008 were comparable to those offered by our peer companies to senior management in our industry and among other public companies: cash compensation in the form of base salary and an annual performance-based bonus, and equity-based compensation. We also offer our executives severance protection and participation in certain retirement plans and health and welfare benefits plans available to all our employees, which the Compensation Committee believes are competitive and generally consistent with peer companies.

Component	Purpose	Form

Base Salary	Provide market-competitive base compensation to attract and retain highly talented executives	Cash
Annual Incentive and Special Bonuses	Motivate executives to achieve superior performance during the year as against measurable targets	Cash
On occasion, recognize special contributions not reflected in other elements of compensation
Equity Awards	Motivate executives to achieve and sustain long-term company performance and align executives’ interests with stockholders’ interests	Mostly stock options in 2008 (restricted stock, restricted stock units and stock options in prior years)
Motivate executives to remain with the Company through potential wealth accumulation
On occasion, recognize special contributions for individuals we are committed to retaining
Perquisites and Benefits	Provide market-competitive compensation components to attract and retain executive talent	Various (as described below)
Deferred Compensation	Provide tax-deferred means to save for retirement through cash deferral or to increase stock ownership through purchases of Company stock in deferred accounts	Eligibility to participate in 401(k) plan, Bonus Deferral Program and non-qualified deferred compensation plans

This section describes each component of our executive compensation package, the way in which the Compensation Committee makes decisions about each component and the philosophy behind each component.

2008 Base Salaries

Base salary is a critical element of executive compensation because it provides executives with a specified level of monthly income designed to attract and retain the executive talent needed to manage our business to achieve the Company’s goals and objectives. The Compensation Committee reviews the base salaries of our named executive officers annually. In conducting its 2008 review, the Compensation Committee considered advice provided by FW Cook on executive salary trends for U.S. industry in general, the healthcare industry and our peer group, and recommendations presented by our chief executive officer. The Compensation Committee also assessed each executive’s individual skills, maturity, experience, and overall importance to the Company. Base salaries are generally targeted at the median of competitive practice, although on occasion higher or lower levels may be considered appropriate.

The Compensation Committee did not increase the salaries of our named executive officers for 2008 in light of the Company’s performance, except as provided below for Messrs. Nadeau and Schwartz. However, effective November 1, 2008, Mark Ordan was promoted to chief executive officer of the Company and entered into an employment agreement which included an increase in his base salary to reflect his increased duties and responsibilities as our chief executive officer. In addition, on December 18, 2008, the Compensation Committee approved an increase in the base salaries for Messrs. Nadeau and Schwartz which are reflected in their employment agreements entered into in February 2009 and January 2009, respectively. Mr. Nadeau’s salary increase reflected his experience, skill level and responsibilities in resolving the Company’s financial restatement as well as his important role in the implementation of the Company’s remediation plan and ongoing financial and operational restructuring. Mr. Schwartz’s salary increase reflected his increased operational responsibilities and his direct reporting line to the chief executive officer following the change in Ms. Tomasso’s position in December 2008. For a description of the terms of each of Messrs. Ordan’s, Nadeau’s and Schwartz’s employment agreements, see “Employment Agreements” below.

The following table sets forth the salary adjustments for our named executive officers that occurred during 2008:

Executive	2007 Salary	2008 Salary		% Change

Paul J. Klaassen(1)	$500,000	$500,000		0%
Mark S. Ordan	$—	$650,000	(2)	—
Richard J. Nadeau	$450,000	$500,000	(3)	11.1%
Daniel J. Schwartz	$300,000	$350,000	(4)	16.7%
Michael B. Lanahan(5)	$378,560	$378,560		0%
John F. Gaul	$375,000	$375,000		0%
Tiffany L. Tomasso	$465,000	$350,000	(6)	−24.8%

(1)	Mr. Klaassen resigned as our chief executive officer, effective November 1, 2008.

(2)	Mr. Ordan’s base salary was $465,000 for the period March 19, 2008 to November 1, 2008. Effective November 1, upon becoming chief executive officer, Mr. Ordan’s base salary was increased to $650,000 pursuant to his employment agreement.

(3)	Mr. Nadeau’s base salary was increased effective December 2008 upon approval by the Compensation Committee of the terms of his employment agreement.

(4)	Mr. Schwartz’s base salary was increased to $325,000 in March 2008 (prior to his becoming an executive officer) and increased to $350,000 effective December 2008 upon approval by the Compensation Committee of the terms of his employment agreement.

(5)	On March 18, 2009, we completed the sale of our Greystone subsidiaries to two senior Greystone executives, including Mr. Lanahan, and other investors. Accordingly, Mr. Lanahan is no longer employed by us.

(6)	Ms. Tomasso’s base salary was decreased in December 2008 as a result of the change in her role from chief operating officer to executive vice president — European operations.

Annual Incentive and Special Bonuses

Our named executive officers are eligible to earn annual incentive cash bonuses based on the achievement of measurable performance goals and objectives. In 2008, the Compensation Committee considered multiple design alternatives for its annual incentive program and implemented procedures for determining future bonus awards, setting annual performance targets and reviewing them on a quarterly basis. For 2008, however, due to the challenges facing the Company and the rapidly changing economic and financial environment, management did not believe that establishing specific and measurable goals and objectives was feasible and thus no performance goals or targets were set. In addition, based on the Company’s performance, the Company paid no annual incentive bonuses to executive officers for 2008.

In November 2008, Mr. Ordan was paid a bonus of $500,000 pursuant to his employment agreement entered into in connection with his promotion to chief executive officer. Such bonus was intended to motivate excellent performance and leadership during an exceptionally turbulent period for the Company. In May 2008, Mr. Gaul received a special bonus of $150,000 recognizing his contribution to the completion of the Company’s restatement of its 2003-2005 financial statements. In May 2008, Mr. Nadeau was awarded a special bonus in the form of an equity award with a value of $500,000 recognizing his work on the Company’s restatement of its 2003-2005 financial statements. Mr. Nadeau elected to receive this award as a grant of 44,006 stock options. This award was valued at $500,000 on the date of grant for accounting purposes. In issuing the options, the Company miscalculated the number of shares and awarded Mr. Nadeau an additional 10,388 options. This error has been corrected and the additional options were cancelled in 2009. In addition, in December 2008, Mr. Nadeau received a special cash bonus of $75,000 in recognition of his leadership in helping the Company become current in its periodic report filings with the SEC.

On May 4, 2009, the Compensation Committee awarded an additional bonus of $475,000 to Mr. Ordan. In determining the amount of the bonus, the Compensation Committee took into account Mr. Ordan’s target annual bonus amount of $975,000 (of which $500,000 was paid in November 2008 pursuant to his employment agreement). In awarding such bonus, it was the Committee’s determination that despite the Company’s failure to achieve its goals or budget for 2008, the market conditions and business environment encountered by Mr. Ordan upon his appointment as the Company’s chief executive officer were extraordinary, and that his leadership through this time has been exceptional and has measurably improved the Company’s prospects. Such improvements included a previously announced refinancing, debt restructuring, sale of assets and expense reduction plans. On May 2, 2009, at the recommendation of Mr. Ordan, the Compensation Committee awarded bonuses of $320,000 and $270,000 to Ms. Pangelinan and Mr. Neeb, respectively, who were not among our named executive officer group for 2008 but are expected to be in our named executive officer group for 2009. In determining the amount of the bonus for Ms. Pangelinan, the Compensation Committee took into account Ms. Pangelinan’s target annual bonus amount of $400,000 as a guideline, and agreed with Mr. Ordan’s assessments of Ms. Pangelinan’s strengths and accomplishments, including Ms. Pangelinan’s accounting expertise, her leadership role in making improvements in the Company’s accounting operations and her vital contributions to the Company’s cash management and expense reduction efforts, as well as to key financial decisions. In determining the amount of the bonus for Mr. Neeb, the Compensation Committee took into account Mr. Neeb’s target annual bonus amount of $230,000 as a guideline, and agreed with Mr. Ordan’s assessments of Mr. Neeb’s strengths and accomplishments, including that Mr. Neeb has made vital contributions to the aforementioned refinancing, debt restructuring, sale of assets, and expense reduction efforts, as well as to key operational, financial and strategic decisions.

On August 25, 2009, the Compensation Committee approved the 2009 annual bonus performance metrics applicable to the Company’s current executive officers, each of whom is expected to be a named executive officer for 2009: Mark S. Ordan, chief executive officer, Julie A. Pangelinan, chief financial officer, Daniel J. Schwartz, senior vice president — North American operations, and Greg Neeb, chief investment officer. Hay Group, the Compensation Committee’s newly-appointed compensation consultant, assisted with the development of the performance metrics. The performance metrics include two components — a team-based metric and an individual management by objectives (“MBOs”) metric. For each of these executive officers, the team based metric will account for 60% and the individual MBOs metric will account for 40% of the executive’s 2009 annual target bonus, except for Mr. Schwartz for whom the team-based metric and the individual MBOs metric will each account for 50% of his 2009 annual target bonus amount.

For 2009, the team-based metric consists of meeting specified cash balance targets at year end 2009 necessary to run the Company’s ongoing operations. The individual MBO metric applicable to each of the executive officers consists of the following:

MBO	Mr. Ordan	Ms. Pangelinan	Mr. Schwartz	Mr. Neeb

Provide change management leadership and vision company-wide	√	√	√	√
Reduce G&A expense	√	√	√	√
Effectively maintain cash position while balancing the long-term needs of the Company with short-term demands	√	√	√	√

Monetize non-core assets, or other strategic sales subject to Board approval	√	√		√
Achieve increased occupancy levels in line with top competitors	√	√	√	√
Increase community profitability	√	√	√	√

On August 28, 2009, the Compensation Committee approved partial 2009 annual bonus payments to each of these executive officers of 33% of their respective target 2009 annual bonus amounts as follows: Mr. Ordan — $321,750; Ms. Pangelinan — $132,000; Mr. Schwartz — $115,500 and Mr. Neeb — $132,000. The Company also has approved the payment of partial 2009 annual bonuses to each of the Company’s bonus eligible employees of 33% of the employee’s target 2009 annual bonus amount. The partial 2009 annual bonus payments for the executive officers and all bonus eligible employees as a group total approximately $2.7 million. These bonus payments were made to recognize the extraordinary work of the Company’s executives and employees during a difficult and uncertain period and the significant progress that has been made on several corporate imperatives, including asset dispositions, extensions and restructurings of Company debt and cash management.

In addition, at the recommendation of Mr. Ordan, on August 28, 2009, the Compensation Committee also approved a special bonus of $194,000 to Mr. Schwartz based on Mr. Ordan’s assessment of Mr. Schwartz’s contributions to key operational and strategic decisions, including reorganizing the management structure of the Company’s communities and strengthening the Company’s marketing efforts and community operations.

2009 partial bonus payouts and special bonuses paid to date to the Company’s current executive officers are as follows:

				Partial Bonus
	2009 Annual Base		Maximum	Payout at	Paid 2009 Special
Name	Salary(1)	100% Target(1)	Target(1)	33% Target	Bonus(2)

Mr. Ordan	$650,000	$975,000	$1,950,000	$321,750	$475,000
Ms. Pangelinan	$400,000	$400,000	$600,000	$132,000	$320,000
Mr. Schwartz	$350,000	$350,000	$425,000	$115,500	$194,000
Mr. Neeb	$400,000	$400,000	$600,000	$132,000	$270,000

(1)	Reflects 2009 annual base salary, target bonus of 100% of annual base salary and maximum target bonus of 300% of annual base salary for Mr. Ordan and 150% of annual base salary for Ms. Pangelinan and Messrs. Schwartz and Neeb, as provided in the respective executive officer’s employment agreement. In November 2008 and January 2009, the Company entered into employment agreements with Messrs. Ordan and Schwartz, respectively, which are described elsewhere in this proxy statement. In January 2009, the Company also entered into employment agreements with Ms. Pangelinan and Mr. Neeb. Except for base salaries, target bonus and maximum target bonus amounts, the number of retention stock options and the definition of “Good Reason” in Mr. Neeb’s employment agreement (which includes, among other specified events, the Company ceasing to be a publicly traded company without Mr. Neeb’s prior written consent), the terms of the employment agreements with Ms. Pangelinan and Mr. Neeb are the same as the terms of Mr. Schwartz’s employment agreement. On December 23, 2008, Ms. Pangelinan and Mr. Neeb received retention stock option awards for 500,000 shares each at an exercise price of $1.37 per share, which equaled the closing price per share of our common stock on the date of grant. One-third of the retention options will vest on each of the first three anniversaries of the date of grant, subject to the executive’s continued employment on the applicable vesting date.

(2)	Reflects 2009 special bonuses paid to Mr. Ordan, Ms. Pangelinan and Mr. Neeb in May 2009 and Mr. Schwartz in August 2009.

These executive officers remain eligible to receive the balance of their 2009 target or maximum annual bonus amounts, subject to achievement of the metrics described above as determined by the Compensation Committee.

Equity Incentive Compensation

Our equity incentive compensation program is designed to align the interests of the named executive officers with our stockholders, and to retain the executives by incentivizing them to remain employed through the vesting period of the awards. We historically have granted restricted stock, restricted stock units (as part of our Bonus Deferral Program described below) and/or stock options.

Bonus Deferral Program

To encourage greater stock ownership, we maintain a Bonus Deferral Program in which executive officers designated by the Compensation Committee are eligible to participate . The Bonus Deferral Program provides that these executive officers may elect to receive all or a portion of their annual bonus payments, if any, in the form of fully-vested, but deferred, restricted stock units in lieu of cash (such restricted stock units are referred to as “base units”). The “base units” are fully vested on the date the Compensation Committee approves the executive’s bonus for the previous fiscal year. At the time of the deferral election, each executive officer must elect a vesting period from two to four years from the date that the bonus was approved and, based on the period elected, the executive officer will receive an additional number of restricted stock units equal to 20% to 40% of the deferral bonus amount (such additional restricted stock units are referred to as “supplemental units”).

The supplemental units, but not the base units, are subject to the vesting period chosen by the executive and will vest in full upon the conclusion of the period (assuming continued employment by the executive). Delivery of the shares of our common stock represented by both the base units and supplemental units is made to the executive officer upon the conclusion of the vesting period applicable to the supplemental units, or the first day of the next open window period under our insider trading policy if the trading window is closed on the vesting date, or, if so elected by the executive, at retirement (as defined in the Bonus Deferral Program), thus further providing a retention incentive to the named executive officers electing to participate in the program.

None of our executive officers participated in the Bonus Deferral Program in 2008.

In November 2008, the Compensation Committee amended the Bonus Deferral Program to comply with the deferral election, payment timing and other applicable rules under the final regulations for Section 409A of the Internal Revenue Code.

2008 Equity Awards

Mr. Ordan joined Sunrise as chief investment and administrative officer in March 2008. At that time, as an incentive to join the Company, Mr. Ordan was granted 240,000 stock options and 164,383 shares of restricted stock. The options have a term of 10 years and an exercise price of $18.25 per share, which equaled the closing price per share of our common stock on the date of grant. The options will vest in five equal installments beginning on the first anniversary of the date of grant, subject to continued employment on the applicable vesting date. The restricted stock also vests in five equal installments beginning on the first anniversary of the grant date, subject to continued employment on the applicable vesting date.

In May 2008, Mr. Nadeau was awarded a special bonus in the form of an equity award with a value of $500,000 recognizing his work on the Company’s restatement of its 2003-2005 financial statements. Mr. Nadeau elected to receive this award as a grant of 44,006 stock options. This award was valued at $500,000 on the date of grant for accounting purposes. In issuing the options, the Company miscalculated the number of shares and awarded Mr. Nadeau an additional 10,388 options. This error has been corrected and the additional options were cancelled in

2009. The options for 44,006 shares have a term of 10 years and an exercise price of $22.42 per share, which equaled the closing price per share of our common stock on the date of grant. The options vested 50% on the date of grant and 50% on December 30, 2008 when the Company became current in its periodic report filings with the SEC.

Each of Messrs. Ordan, Nadeau, and Schwartz was granted retention stock options in November 2008 (in the case of Mr. Ordan) or December 2008 (in the case of Messrs. Nadeau and Schwartz) to acquire 1,500,000, 750,000, and 200,000 shares of our common stock, respectively, under our 2008 Omnibus Incentive Plan. The options have a term of 10 years and an exercise price of $0.92, $1.37 and $1.37 per share, respectively, which equaled the closing price per share of our common stock on the date of grant. One-third of the options will vest on each of the first three anniversaries of the date of grant (or in the case of Mr. Ordan, on the first three anniversaries of November 1, 2008, the date that he became our chief executive officer), subject to continued employment on the applicable vesting date.

The Compensation Committee made the above-described equity awards in connection with Mr. Ordan entering into his employment agreement and the offering of an employment agreement to each of Messrs. Nadeau and Schwartz, which were executed shortly thereafter, to motivate excellent performance during a period of turbulence in the Company’s financial and economic environment. In determining overall compensation for each executive, and in granting certain employment agreements, the Committee considered each executive’s background, experience and both past and potential contributions to the Company, as well as the strong recommendation of the chief executive officer concerning the need to retain such executives during the Company’s critical operating situation. The Committee made a determination to grant stock options rather than other types of equity (for example, restricted stock) for a more efficient use of shares under the 2008 Omnibus Plan and to require stock price appreciation above the exercise price before any gains are realized by the executives. None of the other named executive officers received equity retention awards in 2008.

Vesting of the option and the restricted stock grants described above accelerate under certain circumstances as more fully described below in “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz.” The option grant to Mr. Nadeau was vested in full in connection with termination of his employment. See “Payments Made to Mr. Nadeau Upon Termination of Employment” below for additional information.

On December 23, 2008, the Compensation Committee waived the provision in existing restricted stock award agreements for executive officers and all other employees that had deferred vesting until the next open window under the Company’s insider trading policy. The Compensation Committee made this determination since the duration of the Company’s blackout had lasted far longer than was contemplated when this deferral provision was originally drafted and had subjected team members to an extended forfeiture risk that was never intended.

Employment and Separation Agreements

Certain of the Company’s named executive officers have employment agreements. On November 13, 2008, Mr. Ordan entered into an employment agreement effective November 1, 2008 in connection with his promotion to chief executive officer of the Company. Messrs. Nadeau and Schwartz entered into employment agreements in February 2009 and January 2009, respectively, based on the Compensation Committee’s consideration of Mr. Ordan’s recommendation regarding the need to provide assurances to key employees during the current operating environment of the Company, and the need for the Company to encourage retention of such employees. For a description of the terms of the executive employment agreements, see “Employment Agreements” below.

Mr. Klaassen entered into his employment agreement in September 2000, as amended and restated in November 2003 and further amended in March 2008. Effective November 1, 2008, Mr. Klaassen resigned as our chief executive officer and became the Company’s non-executive chair of the Board. Mr. Lanahan entered into his employment agreement in May 2005 in connection with our acquisition of Greystone, which he founded. On March 18, 2009, we completed the sale of our Greystone subsidiaries to two senior Greystone executives, including Mr. Lanahan, and other investors. Mr. Lanahan’s employment by the Company was terminated in connection with our sale of the Greystone subsidiaries. For additional information regarding these employment agreements, see “Employment Agreements” below. Neither Mr. Gaul nor Ms. Tomasso was a party to an employment agreement with the Company.

In December 2008, the Company and Mr. Gaul entered into a separation agreement memorializing the terms of Mr. Gaul’s previously-reported departure pursuant to his participation in the Company’s voluntary separation program. By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009. On May 29, 2009, the Company and Mr. Nadeau entered into a separation agreement memorializing the terms of Mr. Nadeau’s previously disclosed departure in connection with the Company’s 2009 downsizing plan. Pursuant to the separation agreement, Mr. Nadeau’s employment with the Company terminated effective as of May 29, 2009. For additional information regarding these separation agreements, see the sections entitled “Payments Made to Mr. Nadeau Upon Termination of Employment” and “Payments Made to Mr. Gaul Upon Termination of Employment” below.

Consulting Arrangement with Mr. Klaassen

In November 2008, the Company entered into an oral consulting arrangement with Mr. Klaassen. Under the consulting arrangement, the Company agreed to pay Mr. Klaassen a fee of $25,000 per month for consulting with the Company and Mr. Ordan, the Company’s new chief executive officer, on senior living matters. This was in addition to any benefits Mr. Klaassen was entitled to under his employment agreement. Fees totaling $87,500 were paid to Mr. Klaassen for three and a half months commencing in November 2008. Of this amount, $37,500 was paid for 2008 and is included in the 2008 “All Other Compensation” column for Mr. Klaassen in the Summary Compensation Table.

Other Compensation

Perquisites

In 2008, each named executive officer received an automobile allowance other than Mr. Klaassen who received personal use of a Company-owned automobile until March 2008. Except for Mr. Lanahan (whose employment agreement provided an automobile allowance of $12,000), the annual automobile allowance provided to each executive officer was less than $10,000. The Company eliminated car allowances for executives in January 2009. Under Mr. Lanahan’s employment agreement, he also was entitled to certain club membership dues and fees. The Company did not make any matching contributions for Company executives in 2008 under the Sunrise deferred compensation plan and Greystone did not make any matching contribution for Mr. Lanahan under the Greystone deferred compensation plan. In addition, the Company paid Mr. Ordan’s legal fees of $75,000 incurred in connection with the preparation of his employment agreement.

During 2008, Mr. Klaassen received supplemental medical and dental insurance for himself, Mrs. Klaassen and his children. During 2008, he received for himself and Mrs. Klaassen personal use of company aircraft. On March 16, 2008, the Board decided to eliminate any further personal use of the aircraft. Mr. Klaassen used the aircraft for personal purposes on several occasions until September 18, 2008. This matter was brought to the attention of the Board on April 27, 2009 and since Mr. Klaassen had used the aircraft for personal use after March 16, 2008, he paid the Company $110,954 to reimburse the Company for such use. For additional information, see footnote 5(a) to the Summary Compensation Table and accompanying narrative below.

Sunrise and Greystone Deferred Compensation Plans

We adopted the Sunrise Senior Living Executive Deferred Compensation Plan in June 2001 (the “Sunrise DCP”). In December 2008, the Sunrise DCP was amended to comply with the deferral election, payment timing and other applicable rules under the final regulations for Section 409A of the Internal Revenue Code. All of our named executive officers were eligible to participate in the Sunrise DCP for 2008. We adopted the Sunrise DCP to be competitive with other companies with whom we compete for talent and to provide our senior management with enhanced retirement security. Under the Sunrise DCP, the named executive officers may elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. In addition, we may, in our discretion, make a matching contribution to the named executive officer’s account.

Mr. Schwartz was the only named executive officer who participated in the Sunrise DCP during 2008. He deferred 10% of his base salary for that year. For 2008, as a result of the Company initiatives to decrease general and administrative expenses, the Company elected not to make matching contributions.

For 2008, Mr. Lanahan participated in the Greystone Communities Nonqualified Deferred Compensation Plan, which was adopted by Greystone on January 1, 2007 (the “Greystone DCP”). Under the Greystone DCP, Mr. Lanahan could elect to defer up to 25% of his annual base salary and up to 100% of his bonuses. Additionally, Greystone, in its discretion, could make additional discretionary contributions to Mr. Lanahan’s account. For 2008, Greystone did not make any matching contributions in an effort to decrease general and administrative expenses. For additional information regarding these plans, see the Nonqualified Deferred Compensation Table and accompanying narrative below. The Greystone DCP was terminated effective March 18, 2009 in connection with the Company’s sale of Greystone.

Nonqualified Deferred Compensation for Mr. Klaassen

Mr. Klaassen’s amended and restated employment agreement provided that, notwithstanding termination of the employment agreement, we are required to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000, into a non-qualified deferred compensation plan, which replaced the split dollar life insurance coverage that was required by Mr. Klaassen’s prior employment agreement. As of December 31, 2008, we had contributed an aggregate of $1,350,000 into this plan, leaving an aggregate amount of $450,000 to be contributed. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive the return of our contributions less any net loss accrued or realized from the investment of the amounts contributed by us. For more information on Mr. Klaassen’s non-qualified deferred compensation account established pursuant to his employment agreement, please refer to the Summary Compensation Table, the Nonqualified Deferred Compensation Table, and accompanying narrative below.

Severance and Change in Control Arrangements

Pursuant to their employment agreements, Messrs. Klaassen and Lanahan were entitled to certain payments and benefits upon their termination of employment. These provisions were negotiated with the executives at the time of entering into the employment agreements (which, for Mr. Lanahan, occurred at the time of our acquisition of Greystone), and were approved by the Compensation Committee at that time as part of each executive’s compensation package in order to retain the executives.

At the effective date of Mr. Klaassen’s resignation as our chief executive officer, he became entitled under his employment agreement to receive lump sum annual payments of $500,000 (which equals his 2008 salary) for three years, payable on November 1, 2009, 2010 and 2011. In addition, he is entitled to receive medical insurance and supplemental coverage previously provided to him, to Mrs. Klaassen and to his children under his employment agreement until he attains or, in the case of his death, would have attained, age 65 (but for his children only through their attainment of age 22). The estimated total present value cost of providing such benefit is approximately $415,000. For further information on such post-termination payments, see “Employment Agreements — Paul J. Klaassen Employment Agreement” below.

In connection with the sale of the Greystone entities on March 18, 2009, Mr. Lanahan’s employment agreement was terminated without any severance or change in control payment.

As discussed above, effective November 1, 2008, Mr. Ordan was appointed chief executive officer of the Company and on November 13, 2008 he entered into an employment agreement with the Company. In addition, in January 2009 and February 2009, the Company entered into employment agreements with each of Messrs. Schwartz and Nadeau, respectively. The terms of these employment agreements were approved by the Compensation Committee in December 2008. For a description of the terms of Messrs. Nadeau’s and Schwartz’s employment agreements, see “Employment Agreements — Richard J. Nadeau Employment Agreement,” and “— Daniel J. Schwartz Employment Agreement.” Pursuant to their employment agreements, Messrs. Ordan, Nadeau, and Schwartz became entitled to certain payments and benefits upon their termination of employment without cause, by the executive for good reason, or in connection with a change-in-control. Payments and benefits upon termination without cause or by the executive for good reason are intended to provide protection against a termination outside of the executive’s control and to serve as a financial bridge between employment. Payments and benefits upon termination in connection with a change-in-control are designed to encourage executives to focus on the best interests of stockholders by alleviating concerns related to the impact of a change-in-control event on an executive’s personal interests. These provisions were negotiated with the executives at the time of entering into the employment agreements and were approved by the Compensation Committee as part of the entire compensation package to be competitive with other companies and to retain key executives during a time of unusual and intense turbulence for the Company. The Compensation Committee approved, at the request of Mr. Ordan, provisions in each such employment agreement which would entitle the executive to a golden parachute excise tax payment in the event that the executive becomes subject to the golden parachute excise tax, such that the executive is placed in the same after-tax position as if no excise tax had been imposed. However, because of the high marginal cost of gross-up parachute payments if they are only slightly above the maximum amount that the executive could receive without being subject to the golden parachute excise tax, each of the employment agreements provides that, if the aggregate payments that the executive becomes entitled to receive in connection with a change in control exceeds by 10 percent or less the maximum amount that the executive could receive without being subject to the excise tax, then the executive will not receive a gross-up payment and payments otherwise subject to the excise tax will be reduced to the maximum amount that he could receive without being subject to the excise tax. These limited gross-up provisions were granted by the Compensation Committee on an exceptional basis following the recommendation of Mr. Ordan and a detailed discussion of the terms to be used. For additional information regarding these arrangements, including an estimate of the payments these named executives would have been entitled to receive had their employment terminated on December 31, 2008 upon various termination events, see “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz” below.

As discussed above, on May 29, 2009, we entered into a separation agreement with Mr. Nadeau memorializing the terms of Mr. Nadeau’s previously disclosed departure in connection with the Company’s 2009 downsizing plan. See “Payments Made to Mr. Nadeau Upon Termination of Employment” below for additional information.

Long-Term Incentive Cash Bonus Plan

Effective August 23, 2002, the Company adopted the Long-Term Incentive Cash Bonus Plan (the “LTIC Bonus Plan”) to provide incentives to certain key officers and other Sunrise employees to contribute to the success of our international joint ventures, PS UK and PS Germany. The LTIC Bonus Plan links the payment of cash bonuses to the distribution of cash to Sunrise by SUNCO (our wholly owned limited liability company which participates in PS UK and PS Germany) with respect to SUNCO’s interest in PS UK and PS Germany. A separate bonus pool was established under the LTIC Bonus Plan in respect of each of PS UK and PS Germany. Each participant in the LTIC Bonus Plan was granted a percentage interest in the applicable bonus pool funded by cash distributed to Sunrise by SUNCO, subject to award vesting conditions.

Bonuses that become payable under the LTIC Bonus Plan are funded by cash distributed to Sunrise by SUNCO with respect to SUNCO’s interests in PS UK and PS Germany. Under the LTIC Bonus Plan, no bonus amounts may be paid to any participant unless and until Sunrise Senior Living Investments, Inc., a wholly-owned subsidiary of Sunrise (“SSLII”) and partner in PS UK and PS Germany, receives distributions from PS UK and PS Germany of available cash (i.e., cash from operations or cash from capital transactions) sufficient to provide SSLII with a return of (i) its capital contributions to PS UK and PS Germany and (ii) any party loans made by SSLII to PS UK and PS Germany, in each case as of the initial distribution of available cash to SSLII.

The LTIC Bonus Plan does not specify thresholds or maximum payout amounts.

In December 2008, the LTIC Bonus Plan was amended to provide for a specific payment schedule for the amounts credited to a participant’s bonus account so that the payments are exempt from Section 409A of the Internal Revenue Code or, if Section 409A is applicable, the plan meets the payment timing rules under Section 409A.

As previously disclosed, Ms. Tomasso was awarded a 12.5% bonus interest in both the PS UK and PS Germany bonus pools under the LTIC Bonus Plan when the plan was originally adopted effective August 2002. Her interest is 100% vested. As also previously disclosed, Mr. Gaul was awarded a 4% bonus interest in both the PS UK and PS Germany bonus pools under the LTIC Bonus Plan in March 2007. Mr. Gaul’s interest was approximately 20% vested and became 100% vested upon his separation from the Company pursuant to the terms of his separation agreement.

In November 2008, the bonus distribution threshold described above was determined to have been satisfied with respect to cash distributions received by Sunrise from SUNCO in 2007 and 2008 with respect to SUNCO’s interest in PS UK and, as a result, bonuses for 2008 were paid to participants in the plan, including to Ms. Tomasso and Mr. Gaul. The earned bonus amounts for 2008 for Mr. Gaul and Ms. Tomasso relating thereto are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

It is expected that the LTIC Bonus Plan will terminate when PS UK makes final distributions upon completion of the sale of all remaining properties in development or stabilization, which is expected to occur on or about December 2012. The amount of the final distributions to be made by PS UK will depend, among other things, on the amount of the net proceeds from the sale of the properties, and, as such, cannot be determined at this time. No distributions are expected to be made by PS Germany.

Recoupment Policy

In July 2008, the Board adopted a written policy to enable the Compensation Committee to recoup any bonus and excess compensation payments to officers in the event of a restatement that reduces earnings for the period in which the payments were made, regardless of whether the officer engaged in inappropriate conduct, if bonus awards were tied in any way to achievement of certain earnings targets. Similarly, the employment agreements entered into with the named executive officers provide that the officer will return, at the request of the Company and regardless of whether the officer engaged in inappropriate conduct, any bonus or excess compensation in the event of a restatement that reduces earnings, if bonus awards were tied in any way to achievement of certain earnings targets. These rights are in addition to any other rights or remedies that the Company may have, including under the Company’s recoupment policy. Specifically, the employment agreements with Messrs. Ordan and Schwartz provide that in the event of a restatement of the Company’s consolidated financial statements that reduces previously reported net income or increases previously reported net loss, the Company will have the right to take appropriate action to recoup from the executive any portion of any bonus and other equity or non-equity compensation received by him the grant of which was tied to the achievement of one or more specific earnings targets with respect to the period for which such financial statements are or will be restated, regardless of whether he engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, he otherwise would not have received such bonus or other compensation (or portion thereof). Mr. Nadeau’s employment agreement contains a comparable provision.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code, and applicable Treasury regulations, including a recent interpretive position issued by the Internal Revenue Service, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other most highly compensated officers (other than the chief financial officer). Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” The Company’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m), recognizing that prevailing circumstances may require exceptions to such policy within the discretion of the Compensation Committee.

Advancement of Expenses

Pursuant to the Company’s obligations under the indemnification and advancement of expense provisions of the Company’s Bylaws and indemnification agreements with certain of its officers and directors, the Company has also advanced attorneys’ fees and expenses for current and former officers and directors in connection with the previously disclosed now settled putative stockholder class and derivative actions and the ongoing investigation by the SEC.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Lynn Krominga, Chair
David I. Fuente
J. Douglas Holladay
William G. Little

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for fiscal years 2008, 2007 and 2006 of our named executive officers.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position(s)	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Paul J. Klaassen	2008	$440,385	$—	$(1,204,532)	$—	$—	$—	$1,821,856	$1,057,709
Non-Executive	2007	501,923	—	388,653	—	—	—	888,698	1,779,274
Chair of the Board(6)	2006	501,923	—	840,925	—	—	—	686,476	2,029,324
Mark S. Ordan	2008	399,019	500,000	500,000	462,231	—	—	82,130	1,943,380
Chief Executive	2007	—	—	—	—	—	—	—	—
Officer and Director(7)	2006	—	—	—	—	—	—	—	—
Richard J. Nadeau	2008	455,962	—	600,000	505,979	75,000	—	—	1,636,941
Chief Financial	2007	145,385	112,500	100,000	—	—	—	48,225	406,110
Officer(8)	2006	—	—	—	—	—	—	—	—
Daniel J. Schwartz	2008	323,077	—	133,661	1,594	—	—	—	458,332
Senior Vice President,	2007	—	—	—	—	—	—	—	—
North American	2006	—	—	—	—	—	—	—	—
Operations(9)
Michael B. Lanahan	2008	378,560	—	—	—	—	—	40,009	418,569
Chairman of	2007	378,560	378,560	317,231	—	—	—	54,702	1,129,053
Greystone(10)	2006	364,000	364,000	634,410	—	—	—	38,320	1,400,730
John F. Gaul	2008	377,885	150,000	33,156	—	568,143	—	—	1,129,184
General Counsel(11)	2007	362,019	—	96,624	—	—	—	2,683	461,326
	2006	—	—	—	—	—	—	—	—
Tiffany L. Tomasso	2008	468,577	—	205,105	—	2,001,172	—	—	2,674,854
Executive Vice	2007	452,365	—	374,851	—	—	—	3,375	830,591
President — European	2006	388,846	292,500	505,690	106,862	—	—	11,415	1,305,313
Operations(12)

(1)	In November 2008, Mr. Ordan was paid a bonus of $500,000 pursuant to his employment agreement entered into in connection with his promotion to chief executive officer. In May 2008, Mr. Gaul received a special bonus of $150,000 recognizing his contribution to the completion of the Company’s restatement of its 2003-2005 financial statements. Based on the Company’s performance, the Company paid no annual incentive bonuses to executive officers for 2008.

(2)	This column represents the dollar amount recognized for financial statement purposes in accordance with SFAS 123R with respect to a restricted stock award made to Mr. Ordan in March 2008, a restricted stock award made to Mr. Nadeau in November 2007, a restricted stock unit award made to Ms. Tomasso in March 2006 under the Bonus Deferral Program and restricted stock awards made to Messrs. Schwartz, Lanahan and Gaul and Ms. Tomasso in prior fiscal years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting provisions. For a description of the assumptions used in 2006, 2007 and 2008 in computing the dollar amount recognized for financial statement reporting purposes, refer to Note 15 to our Consolidated Financial Statements included in Item 8 to our 2008 Form 10-K. For Mr. Klaassen, the amount shown for 2008 represents the reversal of the 2007 and 2006 SFAS 123R compensation expense for 36,654 shares of restricted stock and 33,487 restricted stock units awarded to him for the years 2003-2005 that Mr. Klaassen surrendered to the Company for cancellation in March 2008. On December 23, 2008, the Compensation Committee waived the provision regarding deferred vesting of restricted stock held by employees for which vesting had been deferred in 2007 and 2008 pursuant to the terms of the related award agreement until the next open window under the Company’s insider trading policy, including shares of restricted stock held by Messrs. Nadeau, Schwartz, Lanahan, Gaul and Ms. Tomasso for 17,714, 11,208, 37,000, 34,558 and 96,392 shares, respectively. In addition, Mr. Ordan’s employment agreement entered into on November 13, 2008 provides for acceleration of the unvested portion of his March 2008 restricted stock award upon various triggering events in accordance with the provisions of his employment agreement or the award agreement, if more generous. See “Employment Agreements — Mark S. Ordan Employment Agreement” and “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz — Mr. Ordan — Acceleration of Vesting of Equity Awards” below for additional information. There was no incremental SFAS 123R expense for either the acceleration of the vesting of the restricted stock for which vesting had been deferred or for the modification of the vesting acceleration terms of Mr. Ordan’s March 2008 restricted stock award.

(3)	This column represents the aggregate dollar amount recognized for financial statement purposes in accordance with SFAS 123R with respect to a stock option granted to Mr. Nadeau in May 2008 and stock options granted to Messrs. Ordan, Nadeau and Schwartz in December 2008 and Ms. Tomasso in prior years. In May 2008, Mr. Nadeau was awarded a special bonus in the form of an equity award with a value of $500,000 recognizing his work on the Company’s restatement of its 2003-2005 financial statements. Mr. Nadeau elected to receive this award as a grant of 44,006 stock options. This award was valued at $500,000 on the date of grant for accounting purposes. In issuing the options, the Company miscalculated the number of shares and awarded Mr. Nadeau an additional 10,388 options. This error has been corrected and the additional options were cancelled in 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting provisions. In addition, Mr. Ordan’s employment agreement entered into on November 13, 2008 provides for acceleration of the unvested portion of his March 2008 option awards upon various triggering events in accordance with the provisions of his employment agreement or the award agreements, if more generous. See “Employment Agreements — Mark S. Ordan Employment Agreement” and “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz” — Mr. Ordan — Acceleration of Vesting of Equity Awards” below for additional information. There was no incremental SFAS 123R expense for modification of the vesting acceleration terms.

(4)	The amount shown in this column for Mr. Nadeau represents a special bonus of $75,000 in recognition of his leadership in helping the Company become current in its periodic report filings with the SEC. The amounts shown for Mr. Gaul and Ms. Tomasso represent earned amounts for 2008 in respect of their interests in the PS UK bonus pool under our LTIC Bonus Plan. See “LTIC Bonus Plan” in the narrative following the Grants of Plan-Based Awards table below for additional information on Mr. Gaul and Ms. Tomasso’s interests in this plan.

(5)	The amounts in this column for 2008 consist of:

Paid or
		Perquisite (If Total Perquisites are $10,000 or More)							Accrued
		Personal			Payment		Loss on		Post-
		Use of	Suppl.	Use of	of	Club	Deferred		Termination
	401(k)	Company	Medical	Car/Auto	Legal	Dues and	Comp.		of Empl.	Consulting
Name	Match	Aircraft	Insur.	Allowance	Fees	Fees	Account		Payments	Fees(e)	Total

Paul J. Klaassen	$—	$184,281 (a)	$750	$48,260 (b)	$—	$—	$(364,373	)(c)	$1,915,438 (d)	$37,500	$1,821,856
Mark S. Ordan	—	—	—	7,130	75,000 (f)	—	—		—	—	82,130
Richard J. Nadeau	—	—	—	—	—	—	—		—	—	—
Daniel J. Schwartz	—	—	—	—	—	—	—		—	—	—
Michael B. Lanahan	3,785	—	—	13,200	—	23,024	—		—	—	40,009
John F. Gaul	—	—	—	—	—	—	—		—	—	—
Tiffany L. Tomasso	—	—	—	—	—	—	—		—	—	—

(a)	Consists of $184,281 for personal use by Mr. and Mrs. Klaassen of aircraft in which the Company has fractional ownership interests. This number represents the variable operating costs of the flights for that personal travel (for example, hourly charges, fuel adjustment costs, landing fees, catering charges and ground transportation). In addition, the Company incurred fixed costs for the aircraft (i.e. the monthly management fees for flight crews, aircraft maintenance, storage and other fixed program costs and book depreciation expenses relating to the purchase price paid by the Company for the fractional interests). The latter charges are incurred whether or not the aircraft is flown. On March 16, 2008, the Board decided to eliminate any further personal use of the aircraft. Mr. Klaassen used the aircraft for personal purposes on several occasions until September 18, 2008. This matter was brought to the attention of the Board on April 27, 2009 and since Mr. Klaassen had used the aircraft for personal use after March 16, 2008, he paid the Company $110,954 to reimburse the Company for such use. The remaining amount of $73,331 represents the variable portion of aircraft use by Mr. and Mrs. Klaassen for the period prior to March 16, 2008.

(b)	Consists of $48,260 representing the use of a Company car by Mr. Klaassen until March 2008. We calculated the cost of the personal use of the automobile by adding the 2008 insurance premium and the depreciation expense we recorded in our 2008 financial statements relating to the automobile and the loss we incurred when the automobile was sold in May 2008.

(c)	Represents the portion of the 2008 loss recorded on investments in a non-qualified deferred compensation account established for Mr. Klaassen pursuant to a prior employment agreement corresponding to investment gains included in “All Other Compensation” for Mr. Klaassen in prior years. See “Employment Agreements — Paul J. Klaassen Employment Agreement” and “Nonqualified Deferred Compensation” for additional information.

(d)	Consists of the following amounts and benefits which Mr. Klaassen became entitled to receive under his employment agreement as a result of his resignation as our chief executive officer effective November 1, 2008: (i) lump sum annual payments of his 2008 salary of $500,000 for three years, payable on November 1, 2009, 2010 and 2011 and (ii) medical and supplemental insurance coverage for Mr. Klaassen, Mrs. Klaassen and his children until he attains or, in the case of his death, would have attained, age 65 (but for his children only through their attainment of age 22) at an estimated total present value cost of $415,438. See “ Employment Agreements — Paul J. Klaassen Employment Agreement” for additional information.

(e)	Represents consulting fees paid to Mr. Klaassen during 2008 following his termination of employment as our chief executive officer in November 2008. In November 2008, we agreed to pay Mr. Klaassen a fee of $25,000 per month for consulting with us and Mr. Ordan, our new chief executive officer, on senior living matters. This was in addition to any benefits Mr. Klaassen was entitled to under his employment agreement. Fees totaling $87,500 were paid to Mr. Klaassen for three and a half months commencing in November 2008. Of this amount, $37,500 was paid for 2008 and is included in the above table.

(f)	Represents legal fees paid by the Company to Mr. Ordan’s counsel in connection with the preparation of Mr. Ordan’s employment agreement.

(6)	From January 2008 to March 2008, Mr. Klaassen served as our chair of the Board and chief executive officer. In March 2008, he resigned as chair of the Board (but remained as a director of the Company) and continued to serve as our chief executive officer. Effective November 1, 2008, he resigned as our chief executive officer. At such time, he assumed the position of non-executive chair of the Board.

(7)	Mr. Ordan joined the Company as our chief investment and administrative officer in March 2008. On November 1, 2008, Mr. Ordan became our chief executive officer. He also serves as a director of the Company.

(8)	In connection with the Company’s previously disclosed 2009 downsizing plan, Mr. Nadeau’s employment terminated effective as of May 29, 2009. On May 29, 2009, the Company and Mr. Nadeau entered into a separation agreement memorializing the terms of his departure. See “Payments Made to Mr. Nadeau Upon Termination of Employment” for information regarding amounts and benefits paid to Mr. Nadeau in connection with termination of his employment.

(9)	Mr. Schwartz became an executive officer in December 2008.

(10)	On March 18, 2009, we completed the sale of our Greystone subsidiary and Mr. Lanahan ceased to be employed by us. He did not receive any severance or change in control payment in connection with his termination of employment.

(11)	On December 9, 2008, the Company and Mr. Gaul entered into a Separation Agreement and General Release memorializing the terms of Mr. Gaul’s previously-reported departure pursuant to his participation in the Company’s voluntary separation program. By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009. See “Payments Made to Mr. Gaul Upon Termination of Employment” for information regarding amounts and benefits paid to Mr. Gaul under his Separation Agreement following his termination of employment.

(12)	Until December 22, 2008, Ms. Tomasso served as our chief operating officer.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

The following table presents equity awards and non-equity incentive plan awards made in 2008 to our named executive officers.

									Grant Date
						All Other	All Other Option		Fair
						Stock Awards:	Awards:		Value of
						Number of	Number of	Exercise/	Stock
			Estimated Possible Payouts Under			Shares of Stock	Securities	Base Price	and
			Non-Equity Incentive Plan Awards			or	Underlying	of	Option
	Grant		Threshold	Target	Maximum	Units	Options	Option Awards	Awards
Name	Date		($)	($)	(#)	(#)	($)	($/Share)	($)(1)

Paul J. Klaassen	—		$—	$—	—	—	$—	$—	$—
Mark S. Ordan	3/19/08		—	—	—	164,383 (2)	—	—	2,999,990
	3/19/08						240,000 (3)	18.25	2,688,840
	11/13/08						1,500,000 (4)	0.92	875,850
	11/13/08	(5)
Richard J. Nadeau	5/06/08		—	—	—	—	44,006 (7)	22.42	500,000
	12/23/08		—	—	—	—	750,000 (4)	1.37	729,375
	12/23/08	(6)
Daniel J. Schwartz	12/23/08		—	—	—	—	200,000 (4)	1.37	194,500
	12/23/08	(6)
Michael B. Lanahan	12/23/08	(6)	—	—	—	—	—	—	—
John F. Gaul	12/23/08	(6)	—	—	—	—	—	—	—
Tiffany L. Tomasso	12/23/08	(6)	—	—	—	—	—	—	—

(1)	Amount represents the full grant date fair value of the stock and option awards, as determined in accordance with SFAS 123R.

(2)	These shares of restricted stock were granted under our 2003 Stock Option and Restricted Stock Plan, as amended.

(3)	Of such options, options for 62,548 shares were granted under our 1996 Non-Incentive Stock Option Plan, as amended, options for 41,500 shares were granted under our 1997 Stock Option Plan, as amended and options for 135,952 shares were granted under the 2001 Stock Option Plan, as amended.

(4)	These options were granted under our 2008 Omnibus Incentive Plan.

(5)	Mr. Ordan’s employment agreement entered into on November 13, 2008 provides for the acceleration of vesting of the unvested portion of his March 19, 2008 restricted stock award and his March 19, 2008 stock option awards upon various triggering events in accordance with the provisions of his employment agreement or the individual award agreement, if more generous. See “ Employment Agreements — Mr. Ordan Employment Agreement” and “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz — Mr. Ordan — Acceleration of Vesting of Equity Awards” below for additional information. There was no incremental SFAS 123R expense for the modification of the vesting acceleration provisions of these awards.

(6)	On December 23, 2008, the Compensation Committee waived the provision regarding deferred vesting of restricted stock held by employees for which vesting had been deferred in 2007 and 2008 pursuant to the terms of the related award agreement until the next open window under the Company’s insider trading policy, including shares of restricted stock held by Messrs. Nadeau, Schwartz, Lanahan, Gaul and Ms. Tomasso for 17,714, 11,208, 37,000, 34,558 and 96,392 shares, respectively. There was no incremental SFAS 123R expense for the acceleration of vesting of these shares of restricted stock.

(7)	These options were granted under our 1998 Stock Option Plan, as amended.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with each of Messrs. Ordan and Schwartz, effective November 13, 2008 and January 16, 2009, respectively. In addition, we had entered into an employment agreement with Mr. Klaassen in September 2000, as amended and restated in November 2003 and as further amended in March 2008, and entered into employment agreements with Mr. Nadeau in February 2009 and with Mr. Lanahan in May 2005. Mr. Klaassen’s employment terminated effective November 1, 2008, Mr. Nadeau’s employment terminated effective May 29, 2009 and Mr. Lanahan’s employment terminated on March 18, 2009. Mr. Klaassen continues to serve as a director of the Company and was appointed non-executive chair of our Board upon his resignation as chief executive officer.

Paul J. Klaassen Employment Agreement

Mr. Klaassen entered into his employment agreement in September 2000, as amended and restated in November 2003, under which Mr. Klaassen served as our chair and chief executive officer. On March 16, 2008, his employment agreement was further amended to provide that he was employed as our chief executive officer instead of as our chair and chief executive officer. Effective November 1, 2008, Mr. Klaassen resigned as our chief executive officer. He remains a director of the Company and was appointed non-executive chair of our Board.

Mr. Klaassen’s amended and restated employment agreement was for a term of five years, commencing on November 13, 2003, subject to automatic annual extension for a one-year period to maintain a rolling five year term, unless earlier terminated. The employment agreement provided for an initial annual base salary of $450,000, subject to annual adjustment based on performance, as determined by the Compensation Committee. The employment agreement also provided that Mr. Klaassen was eligible for an annual bonus based upon the achievement of performance goals established by the Compensation Committee. In addition, pursuant to the employment agreement, Mr. Klaassen was entitled to an automobile reasonably acceptable to him and the Compensation Committee (or an automobile allowance as determined by the Compensation Committee). Mr. Klaassen was also entitled to payment or reimbursement of other benefits or expenses, such as executive air travel and health club or other membership fees or dues, as approved by the Compensation Committee.

In addition, Mr. Klaassen, Mrs. Klaassen and his children were entitled to medical insurance from the Company in accordance with the Company’s policies. Mr. Klaassen also was entitled to fully-insured executive medical, dental and vision plan coverage providing supplemental coverage for him, Mrs. Klaassen and his children for those items not covered under our general health plan for employees, and to continuation of such coverage, notwithstanding any termination of his employment agreement for any reason, until he reaches or would have reached age 65 (in the case of his children, through age 22). Pursuant to the terms of the policy, the maximum insurance benefit available to Mr. Klaassen, Mrs. Klaassen and his children under this supplemental coverage is $10,000 per occurrence up to a family maximum of $100,000.

Mr. Klaassen’s amended and restated employment agreement also provided that, notwithstanding any termination of the employment agreement, we are required to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000, into a non-qualified deferred compensation account, which replaced split-dollar life insurance coverage that was required by Mr. Klaassen’s prior employment agreement entered into in September 2000. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive the return of our contributions less any net loss accrued or realized from the investment of the amounts contributed by us.

Under his amended and restated employment agreement, at the effective date of Mr. Klaassen’s resignation as our chief executive officer, he is entitled to receive lump sum annual payments of his 2008 salary of $500,000 for three years, payable on November 1, 2009, 2010 and 2011. In addition, he is entitled to receive medical insurance and supplemental coverage previously provided to him, Mrs. Klaassen and his children under his employment agreement until he attains or, in the case of his death, would have attained, age 65 (but for his children only through their attainment of age 22).

See the “Summary Compensation Table” above for information on the amounts paid or accrued to Mr. Klaassen pursuant to his employment agreement during 2008, including amounts he became entitled to receive as a result of his termination of employment effective November 1, 2008. For more information regarding his non-qualified deferred compensation account established pursuant to his employment agreement, see the “Nonqualified Deferred Compensation” table, and accompanying narrative, below.

Mark S. Ordan Employment Agreement

On November 13, 2008, we entered into an employment agreement with Mark S. Ordan as our chief executive officer. The employment agreement provides for a three-year employment term commencing November 1, 2008, the date Mr. Ordan became our chief executive officer, with automatic one-year renewals at the end of the initial term and each year thereafter unless either party provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended.

Under the employment agreement, Mr. Ordan will receive an annual base salary of $650,000 per year, and for fiscal years beginning in 2009 will be eligible for an annual bonus under our annual incentive plan in a target amount equal to 150 percent of his annual base salary (although the actual annual bonus paid to Mr. Ordan may range from 0 to 300 percent of his annual base salary, based upon the level of achievement of performance goals established by the Compensation Committee and ratified by the Board of Directors within the first 90 days of such fiscal year in good faith after consultation with Mr. Ordan). For our 2008 fiscal year, Mr. Ordan was entitled to receive an annual bonus of not less than $500,000 pursuant to the employment agreement, which minimum amount was paid on November 14, 2008. On May 4, 2009, the Compensation Committee awarded an additional bonus of $475,000 to Mr. Ordan. In awarding such bonus, it was the Committee’s determination that despite the Company’s failure to achieve its goals or budget for 2008, the market conditions and business environment encountered by Mr. Ordan upon his appointment as the Company’s chief executive officer were extraordinary, and that his leadership through this time has been exceptional and has measurably improved the Company’s prospects. Such improvements included the previously announced refinancing, debt restructuring, sale of assets and expense reduction plans.

Under his employment agreement, Mr. Ordan is eligible to participate in all long-term cash and equity incentive programs generally applicable to our other senior executives. Pursuant to the employment agreement, on November 13, 2008, Mr. Ordan was granted a promotion award of 1,500,000 stock options under our 2008 Omnibus Incentive Plan. The options have a term of 10 years and an exercise price of $0.92 per share , which equaled the closing price per share of our common stock on November 13, 2008. One-third of the options will vest on each of November 1, 2009, 2010 and 2011, subject to Mr. Ordan’s continued employment on the applicable vesting date.

Pursuant to Mr. Ordan’s employment agreement, in the event of a restatement of the Company’s consolidated financial statements (occurring after November 13, 2008) that reduces previously reported net income or increases previously reported net loss, the Company will have the right to take appropriate action to recoup from Mr. Ordan any portion of any bonus and other equity or non-equity compensation received by him the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are or will be restated, regardless of whether he engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, he otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to, and seeks, such recoupment Mr. Ordan has agreed to promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup. These rights are in addition to any other rights or remedies that the Company may have, including under the Company’s recoupment policy adopted by the Board in July 2008 and described under “Recoupment Policy” in CD&A.

During the employment period, Mr. Ordan is entitled to participate in all executive and employee benefit plans and programs on the same basis as provided generally to our other senior executives, including welfare and fringe benefits and expense reimbursement. In addition, Mr. Ordan and his dependents will be entitled to an executive medical and dental insurance plan providing supplemental first-dollar coverage at our expense to the extent not covered under our general health plans (for example, prescriptions, orthodontia, eye surgery or other coverages which may be excluded from the group health plan). Mr. Ordan did not elect such coverage for 2008 but is expected to do so for 2009.

The Company’s Bylaws provide for mandatory indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Company also has entered into indemnification agreements with its directors and certain of its executive officers, including Mr. Ordan. Pursuant to his employment agreement, the Company has also agreed to fully indemnify Mr. Ordan for any liability to the fullest extent applicable to any other officer or director of the Company. Mr. Ordan is a beneficiary of the Company’s directors’ and officers’ liability insurance policy that covers both current and former directors and officers. Under his employment agreement, the Company has agreed to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Mr. Ordan both during and, while potential liability exists, after his employment period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

Pursuant to the employment agreement, Mr. Ordan has agreed to be subject to covenants of non-competition and non-solicitation of our employees and customers during his employment and for a period of two years thereafter (provided that the non-competition covenant will be reduced to six months if Mr. Ordan’s employment terminates at the end of the term as a result of non-renewal by us), and to perpetual duties of confidentiality and non-disparagement.

In addition, Mr. Ordan’s employment agreement provides for severance and change in control payments upon certain triggering events and provides for the acceleration of vesting of existing equity awards held by him in accordance with the provisions of the employment agreement or the individual award agreement, if more generous. For a discussion of the payments and benefits payable to Mr. Ordan in the event of his termination of employment under his employment agreement, see “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz” below.

Pursuant to his employment agreement, the Company also agreed to pay directly to Mr. Ordan’s attorneys and advisors up to $75,000 in respect of attorneys’ and other outside advisors’ fees incurred by him with respect to the preparation of his employment agreement, which amount is included in the “All Other Compensation” column in the Summary Compensation Table above.

Richard J. Nadeau Employment Agreement

On February 25, 2009, we entered into an employment agreement with Richard J. Nadeau as our chief financial officer. The employment agreement provided for a three-year employment term commencing February 25, 2009, with automatic one-year renewals at the end of the initial term and each year thereafter unless either party provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended.

Under the employment agreement, Mr. Nadeau received an annual base salary of $500,000 per year and was eligible for an annual bonus under our annual incentive plan in a target amount equal to 100 percent of his annual base salary (although the actual annual bonus payable to Mr. Nadeau may range from 0 to 150 percent of his annual base salary, based upon actual performance of the Company and Mr. Nadeau).

Under his employment agreement, Mr. Nadeau was eligible to participate in all long-term cash and equity incentive programs generally applicable to our other senior executives. On December 23, 2008, Mr. Nadeau was granted a retention award of 750,000 stock options under our 2008 Omnibus Incentive Plan. The options have a term of 10 years and an exercise price of $1.37 per share, which equaled the closing price per share of our common stock on the date of grant. One-third of the options were to vest on each of the first three anniversaries of the date of grant, subject to Mr. Nadeau’s continued employment on the applicable vesting date. These options were accelerated in full in connection with termination of Mr. Nadeau’s employment. See “Payments Made to Mr. Nadeau Upon Termination of Employment” below for additional information.

Pursuant to Mr. Nadeau’s employment agreement, in the event of a restatement of the Company’s consolidated financial statements (occurring after February 25, 2009) that reduces previously reported net income or increases previously reported net loss, the Company will have the right to take appropriate action to recoup from Mr. Nadeau any portion of any bonus and other equity or non-equity compensation received by him the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are or will be restated, regardless of whether he engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, he otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to, and seeks, such recoupment Mr. Nadeau has agreed to promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup. These rights are in addition to any other rights or remedies that the Company may have, including under the Company’s recoupment policy adopted by the Board in July 2008 and described under “Recoupment Policy” in CD&A.

During the employment period, Mr. Nadeau was entitled to participate in all executive and employee benefit plans and programs on the same basis as provided generally to our other senior executives, including welfare and fringe benefits and expense reimbursement.

The Company’s Bylaws provide for mandatory indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Company also has entered into indemnification agreements with its directors and certain of its executive officers, including Mr. Nadeau. Pursuant to his employment agreement, the Company also agreed to fully indemnify Mr. Nadeau for any liability to the fullest extent applicable to any other officer or director of the Company. Mr. Nadeau is a beneficiary of the Company’s directors’ and officers’ liability insurance policy that covers both current and former directors and officers. Under his employment agreement, the Company also agreed to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Mr. Nadeau both during and, while potential liability exists, after his employment period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

Pursuant to the employment agreement, Mr. Nadeau agreed to be subject to covenants of non-competition and non-solicitation of our employees and customers during his employment and for a period of two years thereafter (provided that the non-competition covenant would have been reduced to six months if Mr. Nadeau’s employment terminated at the end of the term as a result of non-renewal by us), and to perpetual duties of confidentiality and non-disparagement.

In addition, Mr. Nadeau’s employment agreement provided for severance and change in control payments upon certain triggering events and provided for the acceleration of vesting of existing equity awards held by him in accordance with the provisions of the employment agreement or the individual award agreement, if more generous. See “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz” below.

For information regarding amounts and benefits paid to Mr. Nadeau in connection with termination of his employment, see “Payments Made to Mr. Nadeau Upon Termination of Employment” below.

Daniel J. Schwartz Employment Agreement

On January 16, 2009, we entered into an employment agreement with Daniel J. Schwartz as our senior vice president, operations. The employment agreement provides for a three-year employment term commencing January 16, 2009, with automatic one-year renewals at the end of the initial term and each year thereafter unless either party provides notice to the other, at least 120 days prior to the next renewal date, that the term will not be extended.

Under the employment agreement, Mr. Schwartz will receive an annual base salary of $350,000 per year and will be eligible for an annual bonus under our annual incentive plan in a target amount equal to 100 percent of his annual base salary (although the actual annual bonus paid to Mr. Schwartz may range from 0 to 150 percent of the target bonus, depending on actual performance of the Company and Mr. Schwartz).

Under his employment agreement, Mr. Schwartz is eligible to participate in all long-term cash and equity incentive programs generally applicable to our other senior executives. On December 23, 2008, Mr. Schwartz was granted a retention award of 200,000 stock options under our 2008 Omnibus Incentive Plan. The options have a term of 10 years and an exercise price of $1.37 per share, which equaled the closing price per share of our common stock on the grant date. One-third of the options will vest on each of the first three anniversaries of the date of grant, subject to Mr. Schwartz’s continued employment on the applicable vesting date.

Pursuant to Mr. Schwartz’s employment agreement, in the event of a restatement of the Company’s consolidated financial statements (occurring after January 16, 2009) that reduces previously reported net income or increases previously reported net loss, the Company will have the right to take appropriate action to recoup from Mr. Schwartz any portion of any bonus and other equity or non-equity compensation received by him the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are or will be restated, regardless of whether he engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, he otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to, and seeks, such recoupment Mr. Schwartz has agreed to promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup. These rights are in addition to any other rights or remedies that the Company may have, including under the Company’s recoupment policy adopted by the Board in July 2008 and described under “Recoupment Policy” in CD&A.

During the employment period, Mr. Schwartz is entitled to participate in all executive and employee benefit plans and programs on the same basis as provided generally to our other senior executives, including welfare and fringe benefits and expense reimbursement.

The Company’s Bylaws provide for mandatory indemnification of its directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The Company also has entered into indemnification agreements with its directors and certain of its executive officers, including Mr. Ordan and Mr. Nadeau. Pursuant to his employment agreement, the Company has also agreed to fully indemnify Mr. Schwartz for any liability to the fullest extent applicable to any other officer or director of the Company. Mr. Schwartz is a beneficiary of the Company’s directors’ and officers’ liability insurance policy that covers both current and former directors and officers. Under his employment agreement, the Company also has agreed to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Mr. Schwartz both during and, while potential liability exists, after his employment period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

Pursuant to the employment agreement, Mr. Schwartz agreed to be subject to covenants of non-competition and non-solicitation of our employees and customers during his employment and for a period of two years thereafter (provided that the non-competition covenant will be reduced to six months if Mr. Schwartz’s employment terminates at the end of the term as a result of non-renewal by us), and to perpetual duties of confidentiality and non-disparagement.

In addition, Mr. Schwartz’s employment agreement provides for severance and change in control payments upon certain triggering events and provides for the acceleration of vesting of existing equity awards held by him in accordance with the provisions of the employment agreement or the individual award agreement, if more generous. For a discussion of the payments and benefits payable to Mr. Schwartz in the event of his termination of employment under his employment agreement, see “Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz” below.

Michael B. Lanahan Employment Agreement

In May 2005, we entered into an employment agreement with Mr. Lanahan pursuant to which Mr. Lanahan served as chairman of Greystone, a division of Sunrise. Mr. Lanahan’s employment agreement had a four-year term, commencing on May 10, 2005, and was subject to extension upon mutual agreement of the parties, unless earlier terminated.

The employment agreement provided for an initial annual base salary of $350,000, subject to annual adjustment based on performance, as determined by the Compensation Committee. The employment agreement also provided for payment of an annual bonus in an amount up to 100% of his annual base salary based upon the achievement of objectives established by the Compensation Committee, and provided that the Compensation Committee had discretion to grant an additional bonus based on his performance. In addition, pursuant to the employment agreement, Mr. Lanahan was entitled to an automobile allowance of $12,000 and to payment of certain club membership dues and fees.

Mr. Lanahan’s employment agreement also provided for certain payments upon termination of employment and change in control. In connection with the sale of the Greystone entities on March 18, 2009, Mr. Lanahan’s employment agreement was terminated without any severance or change in control payment.

See the “Summary Compensation Table” above for information on the amounts paid to Mr. Lanahan pursuant to his employment agreement during 2008.

Consulting Arrangement with Mr. Klaassen

In November 2008, the Company entered into an oral consulting arrangement with Mr. Klaassen. Under the consulting arrangement, the Company agreed to pay Mr. Klaassen a fee of $25,000 per month for consulting with the Company and Mr. Ordan, the Company’s new chief executive officer, on senior living matters. This was in addition to any benefits Mr. Klaassen was entitled to under his employment agreement. Fees totaling $87,500 were paid to Mr. Klaassen for three and a half months commencing in November 2008. Of this amount, $37,500 was paid for 2008 and is included in the 2008 “All Other Compensation” column for Mr. Klaassen in the Summary Compensation Table.

LTIC Bonus Plan

Effective August 23, 2002, the Company adopted the LTIC Bonus Plan to provide incentives to certain key officers and other Sunrise employees to contribute to the success of our international joint ventures, PS UK and PS Germany. The LTIC Bonus Plan links the payment of cash bonuses to the distribution of cash to Sunrise by SUNCO (our wholly owned limited liability company which participates in PS UK and PS Germany) with respect to SUNCO’s interest in PS UK and PS Germany. A separate bonus pool was established under the LTIC Bonus Plan in respect of each of PS UK and PS Germany. Each participant in the LTIC Bonus Plan was granted a percentage interest in the applicable bonus pool funded by cash distributed to Sunrise by SUNCO, subject to award vesting conditions.

Bonuses that become payable under the LTIC Bonus Plan are funded by cash distributed to Sunrise by SUNCO with respect to SUNCO’s interests in PS UK and PS Germany. Under the LTIC Bonus Plan, no bonus amounts may be paid to any participant unless and until SSLII and partner in PS UK and PS Germany, receives distributions from PS UK and PS Germany of available cash (i.e., cash from operations or cash from capital transactions) sufficient to provide SSLII with a return of (i) its capital contributions to PS UK and PS Germany and (ii) any party loans made by SSLII to PS UK and PS Germany, in each case as of the initial distribution of available cash to SSLII.

The LTIC Bonus Plan does not specify thresholds or maximum payout amounts.

In December 2008, the LTIC Bonus Plan was amended to provide for a specific payment schedule for the amounts credited to a participant’s bonus account so that the payments are exempt from Section 409A of the Internal Revenue Code or, if Section 409A is applicable, the plan meets the payment timing rules under Section 409A.

As previously disclosed, Ms. Tomasso was awarded a 12.5% bonus interest in both the PS UK and PS Germany bonus pools under the LTIC Bonus Plan when the plan was originally adopted effective August 2002. Her interest is 100% vested. As also previously disclosed, Mr. Gaul was awarded a 4% bonus interest in both the PS UK and PS Germany bonus pools under the LTIC Bonus Plan in March 2007. Mr. Gaul’s interest was approximately 20% vested and became 100% vested upon his separation from the Company pursuant to the terms of his separation agreement.

In November 2008, the bonus distribution threshold described above was determined to have been satisfied with respect to cash distributions received by Sunrise from SUNCO in 2007 and 2008 with respect to SUNCO’s interest in PS UK and, as a result, bonuses for 2008 were paid to participants in the plan, including to Ms. Tomasso and Mr. Gaul. The earned bonus amounts for 2008 for Mr. Gaul and Ms. Tomasso relating thereto are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

It is expected that the LTIC Bonus Plan will terminate when PS UK makes final distributions upon completion of the sale of all remaining properties in development or stabilization, which is expected to occur on or about December 2012. The amount of the final distributions to be made by PS UK will depend, among other things, on the amount of the net proceeds from the sale of the properties, and, as such, cannot be determined at this time. No distributions are expected to be made by PS Germany.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table provides information with respect to outstanding stock options and shares of restricted stock held by the named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
									Equity
									Incentive	Equity
			Equity						Plan	Incentive Plan
			Incentive						Awards:	Awards:
			Plan						Number of	Market or
			Awards:					Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of		Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or		Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of		Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)	($)

Paul J. Klaassen	500,000	—	—	$8.50	9/11/2010	—		$—	—	$—
	200,000	—	—	8.50	9/11/2010	—		—	—	—
Mark S. Ordan	—	240,000 (2)		18.25	3/19/2018	164,383	(3)	276,163	—	—
	—	1,500,000 (5)	—	0.92	11/13/2018	—		—	—	—
Richard J. Nadeau	44,006 (4)	—	—	22.42	5/6/2018	70,859	(6)	119,043	—	—
	—	750,000 (5)		1.37	12/23/2018	—		—	—	—
Daniel J. Schwartz	5,000	—	—	13.58	5/17/2012	5,208	(7)	8,749	—	—
	40,000	—	—	34.50	12/22/2015	6,000	(8)	10,080	—	—
		200,000 (5)		1.37	12/23/2018	—		—	—	—
Michael B. Lanahan	—	—	—	—	—	—		—	—	—
John F. Gaul	50,000	—	—	10.50	10/15/2012	500	(9)	840	—	—
	60,000	—	—	30.02	9/8/2015				—	—
Tiffany L. Tomasso	15,000	—	—	10.00	5/11/2011	6,250	(10)	10,500	—	—
	60,000	—	—	13.58	5/17/2012				—	—
	100,000	—	—	30.02	9/8/2015				—	—

(1)	Market value is calculated by multiplying the number of shares by the closing market price of our common stock on December 31, 2008, the last trading day of the year, or $1.68.

(2)	20% of these options vested on March 19, 2009 and the remaining options will vest in four equal annual installments on March 19, 2010, 2011, 2012 and 2013, subject to continued employment.

(3)	20% of these shares of restricted stock vested on March 19, 2009 and the remaining shares will vest in four equal annual installments on March 19, 2010, 2011, 2012 and 2013, subject to continued employment.

(4)	These options vested 50% on May 6, 2008, the date of grant, and 50% on December 30, 2008 when the Company became current in its periodic report filings with the SEC.

(5)	These options were to vest in three equal annual installments on November 1, 2009, 2010 and 2011, subject to continued employment. The option grant to Mr. Nadeau was vested in full in connection with termination of his employment.

(6)	These shares of restricted stock were to vest in equal annual installments on November 13, 2009, 2010, 2011 and 2012, subject to continued employment. The shares vested in full in connection with termination of Mr. Nadeau’s employment.

(7)	50% of these shares of restricted stock vested on March 14, 2009 and the remaining 50% will vest on March 14, 2010, subject to continued employment.

(8)	50% of these shares of restricted stock will vest on December 22, 2009 and the remaining 50% will vest on December 22, 2010, subject to continued employment.

(9)	The 500 shares of restricted stock vested on March 14, 2009.

(10)	The 6,250 shares of restricted stock vested on March 14, 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

The following table provides information on stock option exercises and vesting of restricted stock and restricted stock units during fiscal year 2008 for each named executive officer.

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Value Realized
	Exercise	on Exercise	Vesting		on Vesting
Name	(#)	($)	(#)		($)(1)

Paul J. Klaassen	—	$—	—		$—
Mark S. Ordan	—	—	—		—
Richard J. Nadeau	—	—	17,714	(2)	24,268
Daniel J. Schwartz	—	—	11,208	(3)	15,355
Michael B. Lanahan	—	—	37,000	(4)	50,690
John F. Gaul	—	—	34,558	(5)	47,344
Tiffany L. Tomasso	—	—	97,136	(6)	150,062

(1)	Value realized is calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the December 23, 2008 vesting date of $1.37 per share and, in the case of Ms. Tomasso, also includes the value realized of $24.20 per share on the March 8, 2008 vesting date of 744 restricted stock units for which delivery of the equivalent number of underlying shares is deferred until her retirement or earlier termination of employment.

(2)	Represents 17,714 shares of restricted stock which vested on December 23, 2008. At Mr. Nadeau’s election, 5,704 of these shares were withheld by the Company for payment of his withholding tax liability with respect to the vesting of the shares.

(3)	Represents 11,208 shares of restricted stock which vested on December 23, 2008. At Mr. Schwartz’s election, 4,024 of these shares were withheld by the Company for payment of his withholding tax liability with respect to the vesting of the shares.

(4)	Represents 37,000 shares of restricted stock which vested on December 23, 2008.

(5)	Represents 34,558 shares of restricted stock which vested on December 23, 2008. At Mr. Gaul’s election, 12,407 of these shares were withheld by the Company for payment of his withholding tax liability with respect to the vesting of the shares.

(6)	Represents 96,392 shares of restricted stock which vested on December 23, 2008 (value realized on vesting of $132,057) and 744 supplemental restricted stock units which vested on March 8, 2008 (value realized on vesting of $18,005). At Ms. Tomasso’s election, 40,678 of the shares of restricted stock were withheld by the Company for payment of her withholding tax liability with respect to the vesting of the shares of restricted stock. Delivery of the shares subject to the 744 supplemental restricted stock units will not be made until Ms. Tomasso’s retirement or earlier termination of employment.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2008

The following table shows the non-qualified deferred compensation activity for each named executive officer during fiscal year 2008. For a description of each of the deferred compensation plans, please refer to the narrative following the table.

			Aggregate			Aggregate
	Executive	Registrant	Earnings		Aggregate	Balance
	Contributions	Contributions	in Last		Withdrawals/	at Last
	in Last FY	in Last FY	FY		Distributions	FYE
Plan Name	($)(1)	($)(2)	($)		($)	($)(3)

Sunrise DCP:
Paul J. Klaassen	$—	$—	$(54,841)		$—	$181,863	(4)
Mark S. Ordan	—	—	—		—	—
Richard J. Nadeau	—	—	(5,464)		—	22,169	(5)
Daniel J. Schwartz	74,356	—	(80,312)		—	194,822
John F. Gaul	—	—	(9,831)		—	19,046	(6)
Tiffany L. Tomasso	—	—	(155,498)		—	401,020
Greystone DCP:
Michael B. Lanahan	90,500	—	(16,837)		—	166,531	(7)
Klaassen Deferred Compensation Account:
Paul J. Klaassen	—	450,000	(469,876	)(8)	—	1,244,497	(9)
Bonus Deferral Program:
Tiffany L. Tomasso	—	—	(129,514	)(10)	—	7,503	(10)

(1)	The amounts shown in this column for the Sunrise DCP and the Greystone DCP represent deferrals of 2008 salary amounts, which are included in the 2008 “Salary” column of the Summary Compensation Table.

(2)	No matching contributions were made under either the Sunrise DCP or the Greystone DCP in 2008. The amount shown for the Klaassen deferred compensation account includes a $150,000 contribution made by the Company in 2008 to this account for 2008. The amount shown for 2008 also includes contributions by the Company of $150,000 for 2007 and $150,000 for 2006, which contributions previously had not been made. As described in the narrative below, Mr. Klaassen’s employment agreement requires Sunrise, notwithstanding any termination of his employment, to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000, into a non-qualified deferred compensation account, which replaced the split-dollar life insurance coverage that was provided under Mr. Klaassen’s prior employment agreement. As of December 31, 2008, we had contributed an aggregate of $1,350,000 into this plan, leaving an aggregate amount of $450,000 to be contributed. Funds held in the account may be invested in the same publicly-available mutual funds that are available for investment under the Sunrise DCP, as selected by Mr. Klaassen. His account is credited with the rate of return associated with the mutual fund investments selected by him. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive the return of our contributions less any net loss accrued or realized from the investment of the amounts contributed by us.

(3)	The amounts that are presented under the “Aggregate Balance at Last FYE” column for the Sunrise DCP and the Greystone DCP include the following amounts that were previously reported as compensation for 2007 and 2006 in the Summary Compensation Table: (a) Mr. Nadeau — an aggregate of $24,058 in executive and registrant contributions for 2007; (b) Ms. Tomasso — an aggregate of $8,994 in executive and registrant contributions for 2006; and (c) Mr. Lanahan — an aggregate of $90,769 in executive and registrant contributions for 2007. Earnings on investments in the Klaassen deferred compensation account totaling $112,157 and $95,148, respectively, were included in the “All Other Compensation” column for Mr. Klaassen for those years. Neither Mr. Ordan nor Mr. Schwartz was a named executive officer in 2007 or 2006. Further, neither Mr. Nadeau nor Mr. Gaul was a named executive officer in 2006. In addition, there were no contributions or earnings for Mr. Gaul in 2007, Ms. Tomasso in 2007 or Mr. Lanahan for 2006.

(4)	As a result of Mr. Klaassen’s resignation as our chief executive officer effective November 1, 2008, he was paid his account balance in the Sunrise DCP of approximately $178,000 on May 21, 2009 in accordance with the terms of that plan and the six-month post-termination of employment payment deferral provisions of Section 409A of the Internal Revenue Code.

(5)	In connection with Mr. Nadeau’s termination of employment effective May 29, 2009, he will be paid his account balance in the Sunrise DCP on or about November 30, 2009 in accordance with the terms of that plan and the six-month post-termination of employment payment deferral provisions of Section 409A of the Internal Revenue Code.

(6)	In connection with Mr. Gaul’s termination of employment on May 19, 2009, he will be paid his account balance in the Sunrise DCP on or about November 20, 2009 in accordance with the terms of that plan and the six-month post-termination of employment payment deferral provisions of Section 409A of the Internal Revenue Code.

(7)	As described in the narrative below, we terminated the Greystone DCP on March 18, 2009. In connection with the termination of this plan, Mr. Lanahan received a distribution of $161,890 on March 20, 2009 representing his aggregate account balance as of that date.

(8)	Represents the investment loss in this account during 2008. At December 31, 2007, the account had cumulative gains totaling $364,373, reflecting investment activity in the account in 2007 and prior years. The gains were included in the “All Other Compensation” column in the Summary Compensation Table for Mr. Klaassen in the years in which the gains were recorded. The portion of the 2008 investment loss in this account corresponding to such gains of ($364,373) is included in the “All Other Compensation” column in the Summary Compensation Table for Mr. Klaassen for 2008.

(9)	The amount shown in this column represents the aggregate contributions of $1,350,000 for the period September 2000 to December 2008, net of a net loss of $105,503 in the account at December 31, 2008 comprised of a loss of $469,876 for 2008 and net gains of $364,373 for prior periods. As indicated in footnote 2 above, Mr. Klaassen’s employment agreement requires Sunrise, notwithstanding any termination of his employment, to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000, into a non-qualified deferred compensation account, which replaced the split-dollar life insurance coverage that was provided under Mr. Klaassen’s prior employment agreement. As of December 31, 2008, we had contributed an aggregate of $1,350,000 into this plan, leaving an aggregate amount of $450,000 to be contributed. Funds held in the account may be invested in the same publicly-available mutual funds that are available for investment under the Sunrise DCP, as selected by Mr. Klaassen. His account is credited with the rate of return associated with the mutual fund investments selected by him. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive the return of our contributions less any net loss accrued or realized from the investment of the amounts contributed by us. To illustrate the operation of this account, if the plan had terminated as of December 31, 2008, Sunrise would have received back the entire balance of $1,244,497 representing a net loss to Sunrise of $105,503 and Mr. Klaassen would not have received any amount.

(10)	As previously disclosed, in 2005, Ms. Tomasso earned $204,716 in bonus, all of which was available for payment in March 2006. She had elected under the Bonus Deferral Program to receive 4,466 restricted stock units in lieu of $133,065 of her total bonus. These units were fully vested at December 31, 2008, and, pursuant to her deferral election, will be paid in an equivalent number of shares of common stock on the earlier of her termination of service or retirement. The amount shown in the “Aggregate Earnings in Last FYE” column represents the reduction in the market value of the underlying common shares between December 31, 2007 and December 31, 2008 (measured by the difference between the closing price of our common stock on those dates). The amount shown in the “Balance at Last FYE” column represents the market value of the underlying common shares on December 31, 2008 (measured by the closing price of our common stock on that date). SFAS 123R expense recorded for the restricted stock units of $144,144, $13,299 and $2,217, respectively, is included in the “Stock Awards” column in the Summary Compensation Table for Ms. Tomasso for 2006, 2007 and 2008.

Sunrise DCP

General.  We adopted the Sunrise DCP effective June 1, 2001, as last amended in December 2008. All senior management of Sunrise at the “Director” level or above or other highly compensated employees, as designated by our Fiduciary Committee, which administers the Sunrise DCP, are eligible to participate in the Sunrise DCP. The Fiduciary Committee consists of seven senior members of management, including the chief accounting officer, who are designated by the senior vice president, human resources and the senior director of employee benefits.

All of our named executive officers, other than Mr. Lanahan, were eligible to participate in the Sunrise DCP in 2008. For 2008, pursuant to the Sunrise DCP, participants may elect to defer up to 25% of their annual base salary and up to 100% of their annual bonus. Mr. Schwartz was the only one of our named executive officers who elected to make deferrals into the Sunrise DCP.

Investment and Earnings.  Under the Sunrise DCP, amounts deferred by the named executive officers are invested in a selection of publicly-available mutual funds. The funds eligible for investment are selected by the Fiduciary Committee, which may increase or decrease the possible funds for investment as needed and directed by the Committee, in its discretion. The Fiduciary Committee annually credits each named executive officer’s deferral account with a rate of return based on the pooled investment strategy of the Committee’s choosing or, in the discretion of the Committee, may credit an actual rate of return based on an investment strategy, among the fund options available, as requested by the named executive officer. During 2008, the Committee credited each officer’s deferral account with a rate of return associated with the investment strategy chosen by the officer.

In addition, under the Sunrise DCP, we may, in our discretion, make a matching contribution with respect to any salary or bonus deferrals made by the named executive officer. For 2008, due to the Company’s financial performance, the Company did not make a matching contribution with respect to the contribution made by Mr. Schwartz. The named executive officers are 100% vested in all of their contributions to the Sunrise DCP, and earnings thereon, upon deferral. Any Company matching contributions and earnings thereon vest 25% per year, provided the officer works a minimum number of hours per year. If terminated for any reason, other than death or disability, prior to vesting all of the Company’s matching contributions and related earnings not vested will be forfeited. If the named executive officer dies or becomes disabled while still employed by us, his or her matching contributions and related earnings will be 100% vested.

Payouts and Distributions.  The Sunrise DCP provides for the payment of the named executive officers’ deferral accounts upon the termination events described below. As mentioned above, prior to vesting, Company matching contributions are not vested and will be forfeited if the termination event occurs prior to the vesting date, other than in the case of death or disability.

Upon retirement, which generally means the officer’s termination for any reason, other than death, after his or her 55th birthday, the vested account balance will be distributed to the named executive officer (or his or her beneficiaries) in either a lump sum or pursuant to installment payments in equal amounts over a five, 10 or 15-year period, as elected by the named executive officer. The executive will make the choice of lump sum or installment payments at a prior time permitted by the IRS and, if installment payments are chosen, interest will accrue on the balance at the rate of return in effect as of the retirement. If no election is made, payment will be made in a lump sum. Payment will generally be made on the later of January of the following year or six months after the named executive officer’s retirement.

Pursuant to the Sunrise DCP, if a named executive officer dies prior to retirement or other termination of employment, payment of the executive’s full account balance generally will be made to the executive’s beneficiaries in a lump sum.

Upon termination, other than by retirement or death, the named executive officer’s vested deferred account balance will generally be paid to the named executive officer in a lump sum on the later of January of the following year or six months after his or her termination. The named executive officer may also generally elect a later commencement date.

In addition to the above termination events for the Sunrise DCP, a named executive officer may elect at the time the deferral election is made for a year to receive a lump sum payment from the Sunrise DCP equal to the amount deferred by the executive during the following year, so long as the distribution date is at least four years since the year of deferral.

In December 2008, the Sunrise DCP was amended to comply with the deferral election, payment timing and other applicable rules under the final Internal Revenue Service regulations for Section 409A of the Internal Revenue Code and eliminate non-compliant provisions. To simplify compliance with Section 409A, the plan was also amended to provide that upon separation from service, payment will automatically be made (i) in a single lump sum payment (as installment payments will no longer be allowed) and (ii) within ninety days of separation unless the participant is a “specified employee” within the meaning of Section 409A, in which case payment is to be delayed for six months following termination as necessary to comply with Section 409A.

Greystone DCP

General.  The Greystone DCP was adopted by Greystone on January 1, 2007. All highly compensated senior managers of Greystone who had been employed for at least two years were eligible to participate in the Greystone DCP.

Of our named executive officers, Mr. Lanahan, as chairman of our Greystone subsidiary, was the only named executive officer eligible to participate in the Greystone DCP. Pursuant to the Greystone DCP, Mr. Lanahan could elect to defer up to 25% of his annual base salary and up to 100% of his annual bonus.

Investment and Earnings.   Under the Greystone DCP, amounts deferred by Mr. Lanahan were invested in a selection of publicly-available mutual funds chosen by Gresytone’s Plan Administrator. The Plan Administrator directed the plan trustee to credit Mr. Lanahan’s deferral account monthly with a rate of return based on his individual investment strategy.

Under the Greystone DCP, Greystone, in its discretion, may make additional discretionary contributions to Mr. Lanahan’s account. For 2008, Greystone did not make any discretionary contribution for Mr. Lanahan.

Payouts and Distributions.  The Greystone DCP Plan Administrator instructs the plan trustee to disburse benefits based upon the elections made by the executive’s participation agreement and the terms of the plan. Greystone’s contributions are not vested and will be forfeited if the termination event occurs prior to December 31st.

Upon retirement, which generally means the officer’s termination for any reason, other than death, after his or her 55th birthday, the vested account balance will be distributed to the named executive officer (or his or her beneficiaries) in either a lump sum or pursuant to installment payments in equal amounts over a five, 10 or 15-year period, as elected by the named executive officer. The executive will make the choice of lump sum or installment payments at a prior time permitted by the IRS and, if installment payments are chosen, interest will accrue on the balance at the rate of return in effect as of the retirement. If no election is made, payment will be made in a lump sum. Payment will generally be made on the later of January of the following year or six months after the named executive officer’s retirement.

Upon termination, other than by retirement or death, the named executive officer’s vested deferred account balance will generally be paid to the named executive officer in a lump sum on the later of January of the following year or six months after his or her termination. The named executive officer may also generally elect a later commencement date.

The Greystone DCP was terminated effective March 18, 2009 in connection with the sale of Greystone by the Company.

Klaassen Deferred Compensation Account

As discussed above under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. Klaassen’s employment agreement requires Sunrise, notwithstanding any termination of his employment, to make contributions of $150,000 per year for 12 years, beginning on September 12, 2000, into a non-qualified deferred compensation account, which replaced the split-dollar life insurance coverage that was provided under Mr. Klaassen’s prior employment agreement. As of December 31, 2008, we had contributed an aggregate of $1,350,000 into this plan, leaving an aggregate amount of $450,000 to be contributed.

Funds held in the account may be invested in the same publicly-available mutual funds that are available for investment under the Sunrise DCP, as selected by Mr. Klaassen. His account is credited with the rate of return associated with the mutual fund investments selected by him. At the end of the 12-year period, Mr. Klaassen (or his beneficiaries) will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by us and we will receive the return of our contributions less any net loss accrued or realized from the investment of the amounts contributed by us.

Bonus Deferral Program

To encourage greater stock ownership, we maintain a Bonus Deferral Program in which executive officers designated by the Compensation Committee are eligible to participate. The Bonus Deferral Program provides that these executive officers may elect to receive all or a portion of their annual bonus payments, if any, in the form of fully-vested, but deferred, restricted stock units in lieu of cash (such restricted stock units are referred to as “base units”). The “base units” are fully vested on the date the Compensation Committee approves the executive’s bonus for the previous fiscal year. At the time of the deferral election, each executive officer must elect a vesting period from two to four years from the date that the bonus was approved and, based on the period elected, the executive officer will receive an additional number of restricted stock units equal to 20% to 40% of the deferral bonus amount (such additional restricted stock units are referred to as “supplemental units”).

The supplemental units, but not the base units, are subject to the vesting period chosen by the executive and will vest in full upon the conclusion of the period (assuming continued employment by the executive). Delivery of the shares of our common stock represented by both the base units and supplemental units is made to the executive officer upon the conclusion of the vesting period applicable to the supplemental units, or the first day of the next open window period under our insider trading policy if the trading window is closed on the vesting date, or, if so elected by the executive, at retirement (as defined in the Bonus Deferral Program), thus further providing a retention incentive to the named executive officers electing to participate in the program.

In November 2008, the Compensation Committee amended the Bonus Deferral Program to comply with the deferral election, payment timing and other applicable rules under the final regulations for Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination and Change in Control to Messrs. Ordan, Nadeau and Schwartz

Set forth below is information on payments and benefits due Messrs. Ordan, Nadeau and Schwartz upon the termination events described below. In addition, the named executive officers are entitled to acceleration of their unvested equity awards upon certain termination or change in control events, as described below.

For purposes of the estimates of payments below, we have assumed the triggering event took place on December 31, 2008, and the price per share of our common stock was the closing market price on December 31, 2008 (the last trading day of the year), or $1.68. The estimates below are based on these assumptions, as required by SEC rules. Actual amounts to be paid to Messrs. Ordan, Nadeau and Schwartz can only be determined upon the actual termination of employment of the executive and, accordingly, may differ from the amounts shown. For information regarding amounts and benefits paid to Mr. Nadeau in connection with termination of his employment, see “Payments Made to Mr. Nadeau Upon Termination of Employment” below.

The amounts set forth below include only the incremental payments and benefits that would have been owed to Messrs. Ordan, Nadeau and Schwartz upon the various termination events had such events occurred on December 31, 2008 and thus do not include amounts that otherwise would be owed to the executive upon termination of employment, including the following (the “accrued obligations”):

•	accrued base salary and any accrued but unpaid bonus for the prior fiscal year;

•	any reimbursement for outstanding business expenses incurred but not yet paid;

•	accrued vacation pay;

•	amounts payable pursuant to the Company’s 401(k) plan; and

•	amounts, if any, set forth in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation Table above.

For information regarding the distribution of each such named executive officer’s deferred compensation account balances, if any, upon a termination event, see the “Nonqualified Deferred Compensation Table” and accompanying narrative above.

Mr. Ordan

Mr. Ordan — Severance and Change in Control Payments

Pursuant to Mr. Ordan’s employment agreement, in the event that Mr. Ordan’s employment is terminated by us other than for “cause” (as defined below), death or “disability” (as defined below) or by Mr. Ordan for “good reason” (as defined below), we will pay to Mr. Ordan accrued obligations and, subject to his execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times Mr. Ordan’s annual base salary and (ii) 0.75 times Mr. Ordan’s target annual bonus amount. In addition, if allowed by our health benefits plans, Mr. Ordan will be entitled to purchase group health benefits offered to our active employees generally covering Mr. Ordan, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 22).

If, however, Mr. Ordan’s employment is terminated after May 13, 2009 by us other than for cause, death or disability or by Mr. Ordan for good reason and either such termination occurred upon or within two years following a Change of Control (as defined below) occurring after May 13, 2009, or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, instead of the severance benefits described above, we will pay to Mr. Ordan (i) accrued obligations, and (ii) a lump sum severance payment equal to two times the sum of Mr. Ordan’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs). In addition, Mr. Ordan will receive his target bonus for the year of termination, pro-rated through the date of termination and, if allowed by our health benefits plans, he will be entitled to purchase group health benefits offered to our active employees generally until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 22).

In the event Mr. Ordan’s employment is terminated by reason of his death, disability or by Mr. Ordan other than for good reason, in addition to the accrued obligations, if allowed by our health benefits plans, he will be entitled to purchase group health benefits offered to our active employees generally covering Mr. Ordan, his spouse and his children until he attains, or in the case of death, would have attained age 65 (but as to his children, only through their attainment of age 22), subject in the case of his disability to delivery by him of an executed release. In the event of his disability, he also would be entitled to short-term and long-term disability benefits as in effect on the date of his disability with respect to senior executives of the Company. In the event of his termination of employment by us for cause, he would receive payment only of his accrued obligations (except that he would forfeit any accrued but unpaid bonus for the prior fiscal year).

In addition, pursuant to Mr. Ordan’s employment agreement, the Company has agreed to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering Mr. Ordan both during and, while potential liability exists, after his employment period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

In the event that Mr. Ordan becomes subject to any golden parachute excise taxes under Section 4999 of the Internal Revenue Code, he will be entitled to an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that Mr. Ordan is entitled to receive exceeds by 10 percent or less the maximum amount that he could receive without being subject to the excise tax, then he will not receive such gross-up payment, and payments otherwise subject to the excise tax will be reduced to the maximum amount that he could receive without being subject to the excise tax.

Mr. Ordan — Acceleration of Vesting of Equity Awards

Pursuant to Mr. Ordan’s employment agreement, if Mr. Ordan’s employment is terminated by us other than for cause, death or disability or by Mr. Ordan for good reason on or after November 1, 2010, Mr. Ordan’s promotion stock options for 1,500,000 shares will vest in full. If such termination occurs prior to November 1, 2010, Mr. Ordan’s unvested promotion options will vest as to 500,000 options plus an additional number of options equal to the product of 500,000 times a fraction, the numerator of which is the number of days from the latest anniversary of November 1, 2008 through the date of termination and the denominator of which is 365. Further, if Mr. Ordan’s employment is terminated by us other than for cause, death or disability or by Mr. Ordan for good reason, Mr. Ordan’s unvested equity awards, other than the promotion options, will vest pro rata based on service performed during open vesting periods plus one year of service, subject to the achievement of any applicable performance conditions tested on the date of termination (or, if the terms of any individual equity award are more generous to the executive, then the more generous terms will apply). Mr. Ordan would be entitled to the same equity award vesting benefits in the event his employment agreement is terminated by reason of death or, subject to his execution and non-revocation of a release, disability.

If, however, Mr. Ordan’s employment is terminated after May 13, 2009 by us other than for cause, death or disability or by Mr. Ordan for good reason and either such termination occurred following a Change of Control (as defined below) occurring after May 13, 2009, or such termination occurred prior to a Change of Control occurring after May 13, 2009, but after the execution of a definitive agreement the consummation of which would result in a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then pursuant to Mr. Ordan’s employment agreement, the promotion options will vest in full, and any service-based vesting conditions on any equity awards held by Mr. Ordan other than the promotion options will be waived.

In addition to the acceleration events described above under his employment agreement, (a) the unvested portion of the options for 240,000 shares held by Mr. Ordan on December 31, 2008 will accelerate and vest in full pursuant to their terms if the options are not assumed in connection with any dissolution or liquidation of the Company, the sale of substantially all of the Company’s assets, a merger, reorganization or consolidation in which the Company is not the surviving corporation or any other transaction (including a merger or reorganization in which the Company is the surviving corporation) which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of the Company and (b) the unvested portion of the 164,383 shares of restricted stock held by him on December 31, 2008 will accelerate and vest in full pursuant to the terms of his restricted stock award agreement upon (i) a “change in control” (as defined below), (ii) termination of employment due to death or disability, (iii) termination of employment other than for “cause” (as defined below) or (iv) termination of employment by Mr. Ordan for “good reason” (as defined below).

Mr. Ordan — Estimate of Payments and Benefits

Set forth below are the estimated payments or benefits that would have been provided to Mr. Ordan pursuant to the termination events described above assuming that the triggering event occurred on December 31, 2008. No amounts are included in the table for post-employment health care benefits because any such benefits are required to be paid for by Mr. Ordan. Further, no amounts are estimated for the cost of continuation of directors’ and officers’ liability insurance because the Company’s current directors’ and officer’s liability insurance covers both current and former officers and directors and premium expense is not separately allocated between current and former officers and directors.

	Termination by Sunrise		Termination by
	Other Than for		Sunrise for Cause
	Cause or by	Termination by	or by Executive	In Connection with
	Executive for	Death or	for Other Than	a Change in
	Good Reason	Disability	Good Reason	Control(1)

Severance(2)	$2,031,250	$—	$—	$3,250,000
Pro Rata Target Bonus	—	—	—	975,000
Equity Acceleration(3)	656,163	656,163	—	1,416,163
Tax Gross-Up	—	—	—	1,949,059
Total	$2,687,413	$656,163	$—	$7,590,222

(1)	Pursuant to his employment agreement, Mr. Ordan is entitled to receive certain severance payments and benefits and all of his unvested equity awards will vest in full in connection with certain termination events described above relating to a change in control transaction that takes place after May 13, 2009 (six months from the execution date of his employment agreement). If such termination event were to have occurred on December 31, 2008, Mr. Ordan would not have been entitled to receive any severance payments set forth above and only a portion of his unvested equity awards would have vested. For the purposes of this table, the information presented for Mr. Ordan’s severance payments, equity acceleration and tax gross-up assumes that the change in control transaction would take place on May 14, 2009 and is based on the number of unvested equity awards held by Mr. Ordan as of December 31, 2008.

(2)	For purposes of the information presented in the table, severance payments have been calculated based on Mr. Ordan’s annual base salary of $650,000 for 2008 and the target annual bonus of 150% of his base salary, as reflected in his employment agreement.

(3)	Represents the value of the acceleration of (a) 500,000 unvested promotion stock options (which represents 1/3 of Mr. Ordan’s 1,500,000 unvested promotion stock options) and all remaining 164,383 unvested shares of restricted common stock held by Mr. Ordan at December 31, 2008, in the case of the information set forth under the columns captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason” and “Termination by Death or Disability,” and (b) all 1,500,000 unvested promotion stock options and all remaining 164,383 unvested shares of restricted common stock held by Mr. Ordan at December 31, 2008, in the case of the information set forth under the column captioned “In Connection with a Change in Control.” The value of the acceleration of such unvested equity awards has been calculated using $1.68 per share, the closing price of our common stock on December 31, 2008.

For purposes of Mr. Ordan’s employment agreement, the terms below have the following meanings:

•	“good reason” is generally defined to mean:

°	a material diminution of Mr. Ordan’s duties or responsibilities, authorities, powers or functions (including removal, without cause, from the Board);

°	a relocation that would result in Mr. Ordan’s principal employment location being moved 35 miles or more and resulting in Mr. Ordan’s commute being increased by 35 miles or more; or

°	any material breach by us of Mr. Ordan’s employment agreement.

•	“cause” is generally defined to mean:

°	Mr. Ordan’s willful failure to perform or substantially perform his duties with Sunrise;

°	Mr. Ordan’s engaging in illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to our business, financial condition or reputation;

°	Mr. Ordan’s willful and material breach of his obligations under his employment agreement; or

°	Mr. Ordan’s indictment for, or plea of guilty or nolo contendere with respect to, a felony or crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

•	“Change of Control” has the meaning set forth in our 2008 Omnibus Incentive Plan, which generally includes:

°	any individual, entity or group becoming the beneficial owner of more than 50% of the then outstanding shares of Sunrise common stock or the combined voting power of the then outstanding voting securities of Sunrise entitled to vote generally in the election of directors (with certain specified exceptions);

°	a change in the composition of a majority of the Board of Directors of Sunrise (with certain specified exceptions);

°	consummation of a merger, reorganization, consolidation or a sale or other disposition of all or substantially all of the assets of Sunrise, unless (a) immediately after the transaction, the stockholders of Sunrise immediately before the transaction own, in substantially the same proportions as immediately before the transaction, more than 50% of, respectively, the then outstanding common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, (b) no individual, entity or group beneficially owns more than 35% of the common stock or combined voting power of the then outstanding voting securities of the resulting corporation, or (c) at least a majority of the board of directors of the resulting corporation were members of the Board of Directors of Sunrise immediately prior to the transaction; or

°	stockholder approval of a plan of complete liquidation or dissolution of Sunrise and the consummation of that transaction.

•	“disability” is generally defined to mean the absence of Mr. Ordan, due to physical or mental illness, from performing his duties on a full-time basis for 120 consecutive days or 180 days in any 12-month period.

For purposes of Mr. Ordan’s March 2008 restricted stock award agreement, the terms below have the following meanings:

•	“good reason” is generally defined to mean:

°	a material reduction in Mr. Ordan’s base salary or target bonus eligibility, except in connection with a reduction in such compensation generally applicable to peer employees of the Company or any subsidiary;

°	a substantial reduction in Mr. Ordan’s responsibilities or areas of supervision; or

°	a relocation that would result in Mr. Ordan’s office location being moved more than 30 miles outside the D.C. metropolitan area.

•	“cause” is generally defined to mean:

°	Mr. Ordan’s indictment for, conviction of, or plea of nolo contendere to, a felony;

°	Mr. Ordan is found guilty by a court of having committed a crime involving moral turpitude and such conviction is affirmed on appeal or the time for appeal has expired;

°	in the reasonable judgment of the Board, Mr. Ordan has engaged in gross or willful misconduct that causes harm to the business and operations of the Company or any of its affiliates, the continuation of which will continue to harm the business and operations of the Company or any of its affiliates in the future;

°	Mr. Ordan’s continued and substantial failure to attempt in good faith to perform his duties with the Company (other than failure resulting from incapacity due to physical or mental illness or injury); or

°	Mr. Ordan’s failure to attempt in good faith to promptly follow a written direction of the Board or a more senior officer.

•	“change of control” is generally defined to mean:

°	any individual, entity or group becoming the beneficial owner of 50% or more of the common stock or of other securities of Sunrise entitled to vote generally in the election of directors (with certain specified exceptions);

°	a change in the composition of a majority of the Board of Directors of Sunrise (with certain specified exceptions); or

°	stockholder approval of either of the following: (i) a merger, reorganization, consolidation similar transaction as a result of which the persons who beneficially own the outstanding common stock and other securities entitled to vote generally in the election of directors before the transaction are not expected to beneficially own, immediately after the transaction, more than 60% of the common stock and 60% of the combined voting power of the common stock and any other securities entitled to vote generally in the election of directors of the company resulting from such transaction in substantially the same proportions as immediately before the transaction or (ii) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Mr. Nadeau

Mr. Nadeau — Severance and Change in Control Payments under Senior Executive Severance Plan

Effective as of November 16, 2005, the Compensation Committee adopted a Senior Executive Severance Plan. The term of the plan is five years, subject to an additional two-year extension in an event of a “change in control” (as defined below) prior to the end of the term of the plan. Mr. Nadeau had been designated as an eligible executive officer to participate in the plan for 2008.

Pursuant to the terms of the Senior Executive Severance Plan, if a “change in control” (as defined below) occurs and we terminate the executive’s employment other than for “cause” (as defined below), or the executive terminates employment for “good reason” (as defined below), each within two years of the “change in control,” we were required to pay each participating executive the following:

•	two times the sum of (i) the executive’s annual base salary (calculated as the greater of the annual base salary payable at the time of termination or 12 times the highest monthly base salary paid or payable to the executive officer over the preceding 12 months), plus (ii) the executive’s annual bonus (calculated as the highest amount paid as bonus payments in a single year during the last three years); and

•	two years of continued welfare benefits coverage pursuant to the Company’s benefit plans.

The severance payments described above are generally payable in a lump sum payment, subject to any requirements of Section 409A of the Internal Revenue Code. With respect to the continued benefits coverage, such amount will become secondary to any plan(s) offered by a new employer in the event the executive becomes reemployed during the two-year period.

In addition, pursuant to the Senior Executive Severance Plan, all equity compensation grants made to the executive outstanding at the time of the “change in control” will accelerate and vest in full.

As a condition to the receipt and retention of the severance payments under the plan, the plan requires that the executive adhere, for a period of 12 months following termination, to (i) a non-compete covenant prohibiting the executive from providing services to any business in the senior living industry directly competing with Sunrise in any geographic market where Sunrise maintains a senior living facility and (ii) a non-solicitation covenant prohibiting the executive from directly or indirectly soliciting, inducing or encouraging an employee or independent contractor of Sunrise to terminate his employment with Sunrise or to cease rendering services to Sunrise, initiating discussions with any employee or independent contractor for any such purpose or authorizing or knowingly cooperating with the taking of any such actions by any person, or hire (on behalf of himself or any other person) any person who was an employee or independent contractor on the executive’s date of termination. If an executive fails to comply with these conditions, the executive is required to repay the full amount of the severance paid to the executive pursuant to the plan. In addition, participants agree to keep all information regarding Sunrise confidential.

Participants in the plan are not entitled to any tax gross-up payments. Instead, each executive has the right to designate payments under the plan that should be reduced or eliminated so as to avoid having the severance payments constitute a “parachute payment” under Section 280G of the Internal Revenue Code.

Mr. Nadeau — Acceleration of Vesting of Equity Awards under Senior Executive Severance Plan

In addition to acceleration of equity upon a change in control pursuant to the Senior Executive Severance Plan described above, (a) the unvested portion of the 70,859 shares of unvested restricted stock held by Mr. Nadeau at December 31, 2008 will accelerate and vest in full upon (i) termination of employment due to death or disability, (ii) termination of employment by the Company other than for cause (as defined in the Senior Executive Severance Plan), (iii) termination of employment by the executive for good reason (as defined in the Senior Executive Severance Plan) and (iv) a “change in control” (same definition as described above in Mr. Ordan’s restricted stock agreement); and (b) the unvested portion of the stock option for 750,000 shares held by Mr. Nadeau at December 31, 2008 will vest in full upon a “change in control” (as defined in the 2008 Omnibus Incentive Plan) (i) if the option is not assumed or an equivalent option is not substituted for the option or (ii) if the option is assumed or substituted for, upon his involuntary termination of employment other than for cause or upon voluntary termination of employment for good reason as defined in any applicable employment agreement or severance agreement, plan or arrangement within the 12-month period following the change in control.

Mr. Nadeau — Estimate of Payments and Benefits under Senior Executive Severance Plan

Set forth below are the estimated payments or benefits that would have been provided to Mr. Nadeau under the Senior Executive Severance Plan pursuant to the termination events described above assuming that the triggering event occurred on December 31, 2008.

Termination
	by Sunrise		Termination by
	Other Than for		Sunrise for Cause
	Cause or by	Termination by	or by Executive
	Executive for	Death or	Other Than for	In Connection with
	Good Reason	Disability	Good Reason	a Change in Control

Severance(1)	$—	$—	$—	$1,225,000
Equity Acceleration(2)	119,043	119,043	—	351,543
COBRA Insurance Coverage(3)	—	—	—	—
Tax Gross-Up	—	—	—	—
Total	$119,043	$119,043	$—	$1,576,543

(1)	For purposes of the information presented in the table, the severance payment has been calculated based on Mr. Nadeau’s initial annual base salary of $500,000, as reflected in his employment agreement, and the bonus amount of $112,500 that he received for the fiscal year ended December 31, 2007.

(2)	Represents the value of the acceleration of (a) all remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau at December 31, 2008, in the case of the information set forth under the columns captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason” and “Termination by Death or Disability” and (b) all 750,000 unvested retention stock options and all remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau at December 31, 2008, in the case of the information set forth under the column captioned “In Connection with a Change in Control.” The value of the acceleration of such unvested equity awards has been calculated using $1.68 per share, the closing price of our common stock on December 31, 2008.

(3)	Mr. Nadeau was eligible for 24 months of continued healthcare coverage following a termination in connection with a change in control transaction. However, since Mr. Nadeau did not participate in our healthcare benefit plans as of December 31, 2008, no value has been attributed to such benefit.

For purposes of the Senior Executive Severance Plan, the terms below have the following meanings:

•	“good reason” is generally defined to mean:

°	a reduction in the executive’s base salary, fringe benefits or bonus eligibility, except, in the case of fringe benefits or bonus eligibility, in connection with a reduction in such compensation generally applicable to peer employees of Sunrise;

°	a substantial reduction in the executive’s responsibilities or areas of supervision, or a request for the executive to report to a lower level supervisor;

°	a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation;

°	relocation outside the executive’s existing metropolitan area; or

°	a requirement to report to a new supervisor where the executive and new supervisor have irreconcilable working relationship problems.

•	“cause” is generally defined to mean:

°	an executive’s conviction for fraud or theft against Sunrise, or a crime involving moral turpitude, and such conviction is affirmed on appeal or the time for appeal has expired;

°	in the reasonable judgment of the Sunrise Board, the executive has compromised trade secrets or other similarly valuable proprietary information of Sunrise; or

°	in the reasonable judgment of the Sunrise Board, the executive has engaged in gross or willful misconduct that causes and will continue to cause substantial and material harm to the business and operations of Sunrise or any of its affiliates.

•	“change of control” is generally defined to mean:

°	any individual, entity or group becoming the beneficial owner of more than 50% of the then outstanding shares of Sunrise common stock or the combined voting power of the then outstanding voting securities of Sunrise entitled to vote generally in the election of directors (with certain specified exceptions);

°	a change in the composition of a majority of the Board of Directors of Sunrise (with certain specified exceptions);

°	consummation of a merger, reorganization, consolidation or a sale or other disposition of all or substantially all of the assets of Sunrise, unless (a) immediately after the transaction, the stockholders of Sunrise immediately before the transaction own, in substantially the same proportions as immediately before the transaction, more than 50% of, respectively, the then outstanding common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, (b) no individual, entity or group beneficially owns more than 35% of the common stock or combined voting power of the then outstanding voting securities of the resulting corporation, or (c) at least a majority of the board of directors of the resulting corporation were members of the Board of Directors of Sunrise immediately prior to the transaction; or

°	stockholder approval of a plan of complete liquidation or dissolution of Sunrise.

Mr. Nadeau — Severance and Change in Control Payments Under February 25, 2009 Employment Agreement

Pursuant to Mr. Nadeau’s February 25, 2009 employment agreement, in the event that Mr. Nadeau’s employment was terminated by us for other than for “cause” (as defined below), death or “disability” (as defined below) or by Mr. Nadeau for “good reason” (as defined below), we were required to pay to Mr. Nadeau his accrued obligations and, subject to his execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times Mr. Nadeau’s annual base salary and (ii) 0.75 times Mr. Nadeau’s target annual bonus amount. In addition, we were required to pay Mr. Nadeau’s COBRA coverage for up to 18 months following the date of termination.

If, however, Mr. Nadeau’s employment was terminated by us other than for cause, death or disability or by Mr. Nadeau for good reason and either such termination occurred within two years following a Change of Control (as defined below), or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, in lieu of the severance benefits described above, we were required to pay to Mr. Nadeau (i) his accrued obligations, and (ii) a lump sum severance payment equal to the product of two and the sum of Mr. Nadeau’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurred (or if the date of termination occurred prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurred). In addition, we were required to pay Mr. Nadeau’s COBRA coverage for up to 18 months following the date of termination.

In the event Mr. Nadeau’s employment was terminated by reason of his death, disability or by Mr. Nadeau other than for good reason, in addition to the accrued obligations, we were required to pay Mr. Nadeau’s COBRA coverage for up to 18 months following the date of termination. In the event of his disability, he also would have been entitled to short-term and long-term disability benefits as in effect on the date of his disability with respect to senior executives of the Company. In the event of his termination of employment by us for cause, he would have received payment only of the accrued obligations (except that he would forfeit any accrued but unpaid bonus for the prior fiscal year).

In the event that Mr. Nadeau became subject to any golden parachute excise taxes under Section 4999 of the Internal Revenue Code, he would have been entitled to an additional payment such that he was placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that Mr. Nadeau was entitled to receive exceeds by 10 percent or less the maximum amount that he could have received without being subject to the excise tax, then he would not have received such gross-up payment, and payments otherwise subject to the excise tax would have been reduced to the maximum amount that he could have received without being subject to the excise tax.

In connection with his entry into the employment agreement, Mr. Nadeau ceased to participate in the Senior Executive Severance Plan in which he participated at December 31, 2008.

Mr. Nadeau — Acceleration of Vesting of Equity Awards Under February 25, 2009 Employment Agreement

Pursuant to Mr. Nadeau’s employment agreement, if Mr. Nadeau’s employment was terminated by us other than for cause, death or disability or by Mr. Nadeau for good reason on or after February 25, 2011, Mr. Nadeau’s retention stock options for 750,000 shares would have vested in full. If such termination occurred prior to February 25, 2011, Mr. Nadeau’s unvested retention options would have vested as to 250,000 options plus an additional number of options equal to the product of 250,000 times a fraction, the numerator of which is the number of days from the latest anniversary of February 25, 2009 through the date of termination and the denominator of which is 365. Further, if Mr. Nadeau’s employment was terminated by us other than for cause, death or disability or by Mr. Nadeau for good reason, Mr. Nadeau’s unvested equity awards, other than the retention options, would have vested pro rata based on service performed during open vesting periods plus one year of service, subject to the achievement of any applicable performance conditions (or, if the terms of any individual equity award were more generous to the executive, then the more generous terms would apply). Mr. Nadeau would be entitled to the same equity award vesting benefits in the event his employment was terminated by reason of death or, subject to his execution and non-revocation of a release, disability.

If, however, Mr. Nadeau’s employment was terminated by us other than for cause, death or disability or by Mr. Nadeau for good reason, and either such termination occurred following a Change of Control, or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then pursuant to Mr. Nadeau’s employment agreement, the retention options would have vested in full, and any service-based vesting conditions on any equity awards held by Mr. Nadeau other than the retention options would have been waived.

In addition to acceleration of equity upon a change in control pursuant to his employment agreement described above (a) the unvested portion of the 70,859 shares of unvested restricted stock held by Mr. Nadeau at December 31, 2008 would accelerate and vest in full upon (i) termination of employment due to death or disability, (ii) termination of employment by the Company other than for cause (as defined in the Senior Executive Severance Plan), (iii) termination of employment by the executive for good reason (as defined in the Senior Executive Severance

Plan) and (iv) a “change in control” (same definition as described above in Mr. Ordan’s restricted stock agreement); and (b) the unvested portion of the stock option for 750,000 shares held by Mr. Nadeau at December 31, 2008 would vest in full upon a “change in control” (as defined in the 2008 Omnibus Incentive Plan) (i) if the option was not assumed or an equivalent option is not substituted for the option or (ii) if the option was assumed or substituted for, upon his involuntary termination of employment other than for cause or upon voluntary termination of employment for good reason as defined in any applicable employment agreement or severance agreement, plan or arrangement within the 12-month period following the change in control.

Mr. Nadeau — Estimate of Payments and Benefits under February 25, 2009 Employment Agreement

Set forth below are the estimated payments or benefits that would have been provided to Mr. Nadeau under his February 25, 2009 employment agreement pursuant to the termination events described above assuming that the triggering event occurred on December 31, 2008 and that his employment agreement had been in effect on December 31, 2008. No amounts are estimated for the cost of continuation of directors’ and officers’ liability insurance because the Company’s current directors’ and officer’s liability insurance covers both current and former officers and directors and premium expense is not separately allocated between current and former officers and directors.

	Termination
	by Sunrise		Termination by
	Other Than for		Sunrise for Cause
	Cause or by	Termination by	or by Executive
	Executive for	Death or	Other Than for	In Connection with
	Good Reason	Disability	Good Reason	a Change in Control

Severance(1)	$1,375,000	$—	$—	$1,225,000
Pro Rata Target Bonus	—	—	—	500,000
Equity Acceleration(2)	196,543	196,543	—	351,543
COBRA Insurance Coverage(3)	—	—	—	—
Tax Gross-Up	—	—	—	851,346
Total	$1,571,543	$196,543	$—	$2,927,889

(1)	For purposes of the information presented in the table, severance payments have been calculated based on (a) Mr. Nadeau’s initial annual base salary of $500,000 and the target annual bonus amount equal to 100% of his annual base salary, as reflected in his employment agreement, with respect to the information set forth under the column captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason,” and (b) Mr. Nadeau’s initial annual base salary of $500,000, as reflected in his employment agreement, and the $112,500 bonus amount that he received for the fiscal year ended December 31, 2007, with respect to the information set forth under the column captioned “In Connection with a Change in Control.”

(2)	Represents the value of the acceleration of (a) 250,000 unvested retention stock options (which represents 1/3 of Mr. Nadeau’s 750,000 unvested retention stock options) and all remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau at December 31, 2008, in the case of the information set forth under the columns captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason” and “Termination by Death or Disability” and (b) all 750,000 unvested retention stock options and all remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau at December 31, 2008, in the case of the information set forth under the column captioned “In Connection with a Change in Control.” The value of the acceleration of such unvested equity awards has been calculated using $1.68 per share, the closing price of our common stock on December 31, 2008.

(3)	Mr. Nadeau was eligible for 18 months of continued healthcare coverage under all termination scenarios other than termination by us with cause. However, since Mr. Nadeau did not participate in our healthcare benefit plans as of December 31, 2008, no value has been attributed to such benefit.

For purposes of Mr. Nadeau’s employment agreement, the terms below had the following meanings:

•	“good reason” was generally defined to mean:

°	a material diminution of Mr. Nadeau’s duties or responsibilities, authorities, powers or functions (including, but not limited to, the Company ceasing to be a publicly traded company, provided that if the “good reason” event for which Mr. Nadeau terminates his employment results from our ceasing to be a publicly traded company, Mr. Nadeau agreed that he will remain for at least six months after giving notice of such termination);

°	a relocation that would result in Mr. Nadeau’s principal employment location being moved 35 miles or more and resulting in Mr. Nadeau’s commute being increased by 35 miles or more; or

°	any material breach by us of Mr. Nadeau’s employment agreement.

•	“cause” was generally defined to mean:

°	Mr. Nadeau’s willful failure to perform or substantially perform his duties with Sunrise;

°	Mr. Nadeau’s engaging in illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to our business, financial condition or reputation;

°	Mr. Nadeau’s willful and material breach of his obligations under his employment agreement; or

°	Mr. Nadeau’s indictment for, or plea of guilty or nolo contendere with respect to, a felony or crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

•	“Change of Control” had the meaning set forth in our 2008 Omnibus Incentive Plan, as generally defined above.

•	“disability” was generally defined to mean the absence of Mr. Nadeau, due to physical or mental illness, from performing his duties on a full-time basis for 120 consecutive days or 180 days in any 12-month period.

For information regarding amounts and benefits paid to Mr. Nadeau in connection with termination of his employment, see “Payments Made to Mr. Nadeau Upon Termination of Employment” below.

Mr. Schwartz

Mr. Schwartz — Severance and Change in Control Payments

At December 31, 2008, Mr. Schwartz did not participate in any Sunrise plans or arrangements providing for severance or change in control payments.

Mr. Schwartz — Acceleration of Vesting of Equity Awards

The unvested portion of the stock option for 200,000 shares held by Mr. Schwartz at December 31, 2008 will vest in full upon a “change in control” (as defined in the 2008 Omnibus Incentive Plan) (i) if the option is not assumed or an equivalent option is not substituted for the option or (ii) if the option is assumed or substituted for, upon his involuntary termination of employment other than for cause or upon voluntary termination of employment for good reason as defined in any applicable employment agreement or severance agreement, plan or arrangement within the 12-month period following the change in control.

Mr. Schwartz — Estimate of Payments

The estimated realizable value of the acceleration of such stock options at December 31, 2008 under the triggering events described above is approximately $62,000.

Mr. Schwartz — Severance and Change in Control Payments Under January 16, 2009 Employment Agreement

Pursuant to Mr. Schwartz’s January 16, 2009 employment agreement, in the event that Mr. Schwartz’s employment is terminated by us other than for “cause” (as defined below), death or “disability” (as defined below) or by Mr. Schwartz for “good reason” (as defined below), we will pay to Mr. Schwartz accrued obligations and, subject to his execution (and non-revocation) of a general release of claims, a lump sum severance payment within 30 days following the date of termination in an amount equal to the sum of (i) two times Mr. Schwartz’s annual base salary and (ii) 0.75 times Mr. Schwartz’s target annual bonus amount. In addition, we will pay Mr. Schwartz’s COBRA coverage for up to 18 months following the date of termination.

If, however, Mr. Schwartz’s employment is terminated by us other than for cause, death or disability or by Mr. Schwartz for good reason and either such termination occurred within two years following a “Change of Control” (as defined below), or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then, in lieu of the severance benefits described above, we will pay to Mr. Schwartz (i) accrued obligations, and (ii) a lump sum severance payment equal to the product of two and the sum of Mr. Schwartz’s annual base salary and average annual bonus in respect of the two fiscal years immediately preceding the year in which the Change of Control occurs (or if the date of termination occurs prior to the payment date of such fiscal years’ annual bonuses, the target bonus for the fiscal year in which the Change of Control occurs). In addition, Mr. Schwartz will receive his target bonus for the year of termination, pro-rated through the date of termination and, we will pay Mr. Schwartz’s COBRA coverage for up to 18 months following the date of termination.

In the event Mr. Schwartz’s employment is terminated by reason of his death, disability or by Mr. Schwartz other than for good reason, in addition to the accrued obligations, we will pay Mr. Schwartz’s COBRA coverage for up to 18 months following the date of termination. In the event of his disability, he also would be entitled to short-term and long-term disability benefits as in effect on the date of his disability with respect to senior executives of the Company. In the event of his termination of employment by us for cause, he would receive payment only of the accrued obligations (except that he would forfeit any accrued but unpaid bonus for the prior fiscal year).

In the event that Mr. Schwartz becomes subject to any golden parachute excise taxes under Section 4999 of the Internal Revenue Code, he will be entitled to an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed. However, if the aggregate payments that Mr. Schwartz is entitled to receive exceeds by 10 percent or less the maximum amount that he could receive without being subject to the excise tax, then he will not receive such gross-up payment, and payments otherwise subject to the excise tax will be reduced to the maximum amount that he could receive without being subject to the excise tax.

Mr. Schwartz — Acceleration of Vesting of Equity Awards Under January 16, 2009 Employment Agreement

Pursuant to Mr. Schwartz’s employment agreement, if Mr. Schwartz’s employment is terminated by us other than for cause, death or disability or by Mr. Schwartz for good reason on or after January 16, 2011, Mr. Schwartz’s retention stock options will vest in full; if such termination occurs prior to January 16, 2011, Mr. Schwartz’s unvested retention options will vest as to one-third of the total number of options plus an additional number of options equal to the product of one-third of the total number of options times a fraction, the numerator of which is the number of days from the latest anniversary of January 16, 2009 through the date of termination and the denominator of which is 365. Further, if Mr. Schwartz’s employment is terminated by us other than for cause, death or disability or by Mr. Schwartz for good reason, Mr. Schwartz’s unvested equity awards, other than the retention options, will vest pro rata based on service performed during open vesting periods plus one year of service, subject to the achievement of any applicable performance conditions. Mr. Schwartz would be entitled to the same equity award vesting benefits in the event his employment is terminated by reason of death or, subject to his execution and non-revocation of a release, disability. Under Mr. Schwartz’s award agreements, all unvested shares of restricted stock held by him would have been forfeited upon his termination of employment.

If, however, Mr. Schwartz’s employment is terminated by us other than for cause, death or disability or by Mr. Schwartz for good reason, and either such termination occurred following a Change of Control or such termination occurred prior to a Change of Control, but after the execution of a definitive agreement providing for a Change of Control, and such termination arose in connection with or anticipation of such Change of Control, then pursuant to Mr. Schwartz’s employment agreement, the retention options will vest in full, and any service-based vesting conditions on any equity awards held by Mr. Schwartz other than the retention options shall be waived.

Mr. Schwartz — Estimate of Payments and Benefits under January 16, 2009 Employment Agreement

Set forth below are the estimated payments or benefits that would have been provided to Mr. Schwartz under his January 16, 2009 employment agreement pursuant to the termination events described above assuming that the triggering event occurred on December 31, 2008 and that his employment agreement had been in effect on December 31, 2008. No amounts are estimated for the cost of continuation of directors’ and officers’ liability insurance because the Company’s current directors’ and officer’s liability insurance covers both current and former officers and directors and premium expense is not separately allocated between current and former officers and directors.

	Termination
	by Sunrise		Termination by
	Other Than for		Sunrise for Cause
	Cause or by	Termination by	or by Executive
	Executive for	Death or	Other Than for	In Connection with
	Good Reason	Disability	Good Reason	a Change in Control

Severance(1)	$962,500	$—	$—	$994,135
Pro Rata Target Bonus)	—	—	—	350,000
Equity Acceleration(2)	33,695	33,695	—	80,829
COBRA Insurance Coverage(3)	10,728	10,728	10,728	10,728
Tax Gross-Up	—	—	—	521,356
Total	$1,006,923	$44,423	$10,728	$1,957,048

(1)	For purposes of the information presented in the table, severance payments have been calculated based on (a) Mr. Schwartz’s initial annual base salary of $350,000 and the target annual bonus amount equal to 100% of his annual base salary, as reflected in his employment agreement, with respect to the information set forth under the column captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason,” and (b) Mr. Schwartz’s initial annual base salary of $350,000, as reflected in his employment agreement, and the bonus amount of $147,067, which represents the average of the bonus amounts that he received for the fiscal years ended December 31, 2007 and 2006, with respect to the information provided under the column captioned “In Connection with a Change in Control.”

(2)	Represents the value of the acceleration of (a) 66,667 unvested retention stock options (which represents 1/3 of Mr. Schwartz’s 200,000 unvested retention stock options) and 7,755 of the 11,208 unvested shares of restricted common stock held by Mr. Schwartz at December 31, 2008, in the case of the information set forth under the columns captioned “Termination by Sunrise Other than for Cause or by Executive for Good Reason” and “Termination by Death or Disability,” and (b) all 200,000 unvested retention stock options and all remaining 11,208 unvested shares of restricted common stock held by Mr. Schwartz at December 31, 2008, in the case of the information set forth under the column captioned “In Connection with a Change in Control.” The value of the acceleration of such unvested equity awards has been calculated using $1.68 per share, the closing price of our common stock on December 31, 2008.

(3)	Mr. Schwartz is eligible for 18 months of continued healthcare coverage under all termination scenarios other than termination by us with cause. The value of such continued healthcare coverage has been calculated based on a monthly premium of $596.

For purposes of Mr. Schwartz’s employment agreement, the terms below have the following meanings:

•	“good reason” is generally defined to mean:

°	a material diminution of Mr. Schwartz’s duties or responsibilities, authorities, powers or functions;

°	a relocation that would result in Mr. Schwartz’s principal employment location being moved 35 miles or more and resulting in Mr. Schwartz’s commute being increased by 35 miles or more; or

°	any material breach by us of Mr. Schwartz’s employment agreement.

•	“cause” is generally defined to mean:

°	Mr. Schwartz’s willful failure to perform or substantially perform his duties with Sunrise;

°	Mr. Schwartz’s engaging in illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to our business, financial condition or reputation;

°	Mr. Schwartz’s willful and material breach of his obligations under his employment agreement; or

°	Mr. Schwartz’s indictment for, or plea of guilty or nolo contendere with respect to, a felony or crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct.

•	“Change of Control” has the meaning set forth in our 2008 Omnibus Incentive Plan, as generally defined above.

•	“disability” is generally defined to mean the absence of Mr. Schwartz, due to physical or mental illness, from performing his duties on a full-time basis for 120 consecutive days or 180 days in any 12-month period.

Ms. Tomasso

At December 31, 2008, Ms. Tomasso did not participate in any Sunrise plans or arrangements providing for severance or change in control payments. At December 31, 2008, Ms. Tomasso held 6,250 shares of restricted stock, the terms of which provide for acceleration of vesting upon (i) a “change in control” (defined in the same manner as in the restricted stock agreements with Messrs. Ordan and Nadeau) , (ii) termination of employment due to death or disability, (iii) termination of employment by the Company other than for “cause” (defined in the same manner as in Senior Executive Severance Plan) and (iv) termination of employment for “good reason” (defined in the same manner as in Senior Executive Severance Plan). The estimated realizable value of the acceleration of such shares of restricted stock at December 31, 2008 under these triggering events is approximately $10,500.

Payments Made to Mr. Gaul Upon Termination of Employment

By mutual agreement of the Company and Mr. Gaul, Mr. Gaul’s employment terminated on May 1, 2009. Pursuant to Mr. Gaul’s separation agreement and following Mr. Gaul’s execution of a waiver and release of claims against the Company, Mr. Gaul received the following benefits upon his termination of employment:

•	a lump sum payment of $1.3 million (which equals 104 weeks of his regular salary as of the date of the Separation Agreement and his 2008 and 2009 target bonus);

•	reimbursement for up to two years of continued health insurance coverage for himself, his spouse and covered dependents (estimated cost of approximately $21,000);

•	executive outplacement services for up to one year (estimated cost of approximately $9,000);

•	accelerated vesting of any unvested stock options, restricted stock and other long-term compensation awards, to the extent not vested or subject to any restrictions on ownership by the time of Mr. Gaul’s departure (all stock equity awards held by Mr. Gaul were 100% vested at the time of his departure);

•	accelerated vesting of Mr. Gaul’s interest in the Company’s LTIC Bonus Plan relating to its UK and Germany ventures (estimated benefit to Mr. Gaul of approximately $1.6 million based on the estimate of future anticipated UK venture payouts to Mr. Gaul arising from accelerated vesting and assumed conversion of pounds sterling to U.S. dollars at the exchange rate in effect on April 22, 2009 ); and

•	a lump sum payment in respect of Mr. Gaul’s accrued vacation.

Under his separation agreement, Mr. Gaul agreed to duties of confidentiality and non-disparagement, as well as a covenant not to solicit employees of the Company for one year following his departure. Mr. Gaul also agreed to cooperate with the Company in connection with any litigation involving the Company with respect to which he was involved or has knowledge.

The separation agreement included Mr. Gaul’s waiver and release of claims against the Company and provided that Mr. Gaul execute another waiver and release following his departure.

Payments Made to Mr. Nadeau Upon Termination of Employment

On May 29, 2009, we entered into a separation agreement with Mr. Nadeau memorializing the terms of Mr. Nadeau’s previously disclosed departure in connection with the Company’s 2009 downsizing plan. Pursuant to the separation agreement, Mr. Nadeau’s employment with the Company terminated effective as of May 29, 2009.

Pursuant to Mr. Nadeau’s employment agreement, upon his execution of a general waiver and release of claims against the Company, Mr. Nadeau received a lump sum severance payment of $1,375,000 (equal to two years of base salary and 75% of his target bonus amount). In addition, based on the recommendation of the chief executive officer, in accord with the intent of Mr. Nadeau’s employment agreement and to reward his outstanding performance and contributions to the Company during his tenure, the Compensation Committee ratified and approved the payment of a special bonus in the amount of $500,000 to Mr. Nadeau.

In addition, pursuant to the separation agreement, Mr. Nadeau agreed to remain available to provide consulting services to the Company at the request of the Company’s chief executive officer or chief financial officer for a period of up to nine months following his termination of employment, unless earlier terminated by the Company or Mr. Nadeau. In consideration for such consulting services, the Company paid Mr. Nadeau a lump sum cash payment of $20,000. As part of his separation agreement, Mr. Nadeau waived any right to receive COBRA coverage under his employment agreement.

On May 4, 2009, in connection with Mr. Nadeau’s planned departure, the Compensation Committee fully vested the stock option for 750,000 shares granted to Mr. Nadeau on December 23, 2008 and modified the post-termination exercise period to provide that the option could be exercised for the full remaining 10-year term of the option. The option, as originally granted on December 23, 2008, provided that if the date of termination occurred before the first anniversary of the effective date of his employment agreement, the option would vest as to 250,000 shares and further provided that the post-termination exercise period would be one year after termination of employment. In Mr. Nadeau’s separation agreement, the post-termination exercise period of these options was further modified to reduce the post-termination exercise period to one year following termination of his consulting services. In addition, the remaining 70,859 unvested shares of restricted common stock held by Mr. Nadeau vested in full in accordance with their terms and the post-termination exercise period of the options for 44,006 shares granted to him in May 2008 was extended from 90 days following termination of employment to one year following termination of his consulting services.

Under his separation agreement, if Mr. Nadeau’s consulting services are terminated before the expiration of nine months from May 29, 2009 by the Company for “cause” (as defined below) or by Mr. Nadeau then (a) the unexercised portion of the stock option for 750,000 shares will be canceled and (b) the proceeds of any sale occurring before the termination of his consulting services of any shares acquired upon exercise of the option or of the 70,859 shares of restricted stock that vested at the time of his departure are required to turned over to the Company by Mr. Nadeau.

As defined in his separation agreement, “cause” means:

•	the failure of Mr. Nadeau to perform substantially his duties under the Separation Agreement (other than any such failure resulting from incapacity due to physical or mental illness);

•	the willful engagement by Mr. Nadeau in illegal conduct or gross misconduct which is materially injurious to the Company; or

•	any violation by Mr. Nadeau of the terms of the restrictive covenants in his employment agreement.

Compensation Committee Interlocks and Insider Participation

During 2008, Mr. Klaassen served as a director of the U.S. Chamber of Commerce, and until November 1, 2008 served as chief executive officer of the Company. From January 1, 2008 to March 16, 2008, Mr. Donohue, president and chief executive of the U.S. Chamber of Commerce, served as chair of the Company’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Sunrise Senior Living Foundation

Sunrise Senior Living Foundation (“SSLF”) is an independent, not-for-profit organization whose purpose is to operate schools and day care facilities, provide low and moderate income assisted living housing and own and operate a corporate conference center. Paul Klaassen, Sunrise’s co-founder and non-executive chair of the Board of Directors, and Teresa Klaassen, Sunrise’s co-founder, chief cultural officer and member of Sunrise’s Board of Directors through November 13, 2008, are the primary contributors to, and serve on the board of directors and serve as officers of, SSLF. One or both of them also serve as directors and as officers of various SSLF subsidiaries. Certain other employees of Sunrise also serve as directors and/or officers of SSLF and its subsidiaries. Since November 2006, the Klaassens’ daughter has been the Director of SSLF. Since October 2007, the Klaassens’ son-in-law has also been employed by SSLF.

Prior to April 2005, Sunrise managed the corporate conference center owned by SSLF (the “Conference Facility”) and leased the employees who worked at the Conference Facility to SSLF under an informal arrangement. Effective April 2005, Sunrise entered into a contract with the SSLF subsidiary that currently owns the property to manage the Conference Facility. The contract was terminated effective December 29, 2008. Under the contract, Sunrise received a discount when renting the Conference Facility for management, staff or corporate events, at an agreed-upon amount, and priority scheduling for use of the Conference Facility. Sunrise was paid monthly a property management fee of 1% of gross revenues for the immediately preceding month, which Sunrise estimated to be its cost of managing this property. The salary and benefit costs of the Sunrise employees working at the Conference Facility were reimbursed by SSLF in addition to the 1% property management fee. Either party was entitled to terminate this management agreement upon 60 days’ notice. In addition, Sunrise agreed, if the Conference Facility expenses exceeded gross receipts, determined monthly, to make non-interest bearing loans in an amount needed to pay Conference Facility expenses, up to a total amount of $75,000 per 12-month period. Any such loan was required to be repaid to the extent gross receipts exceeded Conference Facility expenses in any subsequent months. There were no such loans made by Sunrise in 2008. Fees paid by Sunrise for use of the Conference Facility for management, staff and corporate events during 2008 totaled approximately $22,000. Under the management agreement, Sunrise earned management fees of approximately $4,600 for 2008. The amount reimbursed in 2008 for the salary and benefits of the Sunrise employees who managed the Conference Facility totaled approximately $266,000. The Trinity Forum, a faith-based leadership forum of which Mr. Klaassen is the past chairman and is currently a trustee, operates a leadership academy on a portion of the site on which the Conference Facility is located. The Trinity Forum does not pay rent for this space, but leadership academy fellows who reside on the property provide volunteer services at the Conference Facility.

SSLF’s stand-alone day care center, which provides day care services for Sunrise and non-Sunrise employees, is located in the same building complex as Sunrise’s corporate headquarters. The day care center subleases space from Sunrise under a sublease that expires September 30, 2013. The sublease payments, which equal the payments Sunrise is required to make under its lease with its landlord for this space, are required to be paid monthly and are subject to increase as provided in the sublease. SSLF paid Sunrise approximately $196,000 in sublease payments in 2008 and approximately $148,000 in sublease payments in the nine months ended September 30, 2009. The dollar amount of the scheduled sublease payments for the period from October 1, 2009 through the remaining term of the sublease is approximately $845,000.

Beginning in January 2007, one of Sunrise’s employees became the full-time director of the schools operated by a subsidiary of SSLF, while continuing to provide certain services to Sunrise. Through October 2007, Sunrise continued to pay the salary and benefits of this former employee. In March 2008, SSLF reimbursed Sunrise approximately $68,000, representing the portion of the individual’s salary and benefits attributable to serving as the director of the schools.

Fairfax Community Ground Lease

Sunrise leases the real property on which its Fairfax, Virginia community is located from Paul and Teresa Klaassen pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. The amended ground lease provided for monthly rent of $12,926 when signed in 2003, and is adjusted annually based on the consumer price index. Annual rent expense paid by Sunrise under this lease was approximately $181,000 for 2008 and approximately $136,000 for the nine months ended September 30, 2009. The aggregate dollar amount of the scheduled lease payments through the remaining term of the lease is approximately $13.7 million.

Purchase of Condominium Unit

In January 2006, Mr. Klaassen entered into a purchase agreement with a joint venture in which the Company owns a 30% equity interest and with which the Company has entered into a management services agreement. Pursuant to the purchase agreement, Mr. Klaassen agreed to purchase for his parents a residential condominium unit at the Fox Hill project developed by the joint venture. The purchase price of the condominium was approximately $1.4 million. In June 2007, the purchase agreement was modified to reflect certain custom amenities upgrades to the unit for an aggregate price of approximately $134,000. The purchase price paid by Mr. Klaassen reflects the market price charged to a third-party for a similar condominium unit. This transaction was completed in November 2008.

Service Evaluators Incorporated

Service Evaluators Incorporated (“SEI”) is a for-profit company which provides independent sales and marketing analysis, commonly called “mystery shopping” services, for the restaurant, real estate and senior living industries in the United States, Canada and United Kingdom. Janine I. K. Connell and her husband, Duncan S. D. Connell, are the owners and President and Executive Vice President of SEI, respectively. Ms. Connell and Mr. Connell are the sister and brother-in-law of Mr. Klaassen and Ms. Connell is the sister-in-law of Ms. Klaassen.

For approximately 13 years, Sunrise contracted with SEI to provide mystery shopping services for Sunrise. These services have included on-site visits at Sunrise communities, on-site visits to direct area competitors of Sunrise communities, telephonic inquiries, and narrative reports of the on-site visits, direct comparison analysis and telephone calls. The SEI contract was terminable upon 12 months’ notice. In August 2007, Sunrise gave SEI written notice of the termination of SEI’s contract, effective August 2008. In 2008, Sunrise paid SEI approximately $455,000 for services incurred through the termination date of SEI’s contract.

Compensation to Teresa Klaassen

Teresa Klaassen, a member of Sunrise’s Board of Directors through November 13, 2008, also serves as Sunrise’s chief cultural officer. For 2008, Ms. Klaassen received in her capacity as Sunrise’s chief cultural officer a salary of $100,000. For information regarding personal use of company aircraft by Mr. and Mrs. Klaassen during 2008, see the Summary Compensation Table above under “All Other Compensation.” Her salary for 2009 is also $100,000.

Greystone

In May 2005, Sunrise acquired Greystone. Following this acquisition, Greystone’s founder, Michael B. Lanahan, served as chairman of Greystone and as an executive officer of Sunrise through the sale of Greystone as described below. Pursuant to the terms of the Purchase Agreement, Sunrise agreed to pay certain “earn-out” payments as additional purchase price to the sellers of Greystone if Greystone met certain performance milestones in 2005, 2006 and 2007. The first earnout payment was $5.0 million based on 2005 and 2006 results and was paid in April 2007. Mr. Lanahan’s share of such earnout payment as a former owner of Greystone was approximately $1.5 million. The remaining $2.5 million earnout was based on Greystone’s 2007 results, and was paid in April 2008. Mr. Lanahan’s share of that payment was approximately $341,000.

On March, 18, 2009, Sunrise and two of its subsidiaries, Sunrise Development, Inc. (“SDI”) and Sunrise Senior Living Investments, Inc. (“SSLII”), completed a transaction with Greystone Partners II LP (the “Buyer”), an entity controlled by Michael Lanahan and Paul Steinhoff (another senior executive with the Greystone companies), for:

(i) the purchase by Buyer of all of the outstanding stock, membership interests and partnership interests of Greystone Communities, Inc., Greystone Development Company, LLC and Greystone Development Company II LP (collectively, the “Company Interests”) from SDI; and (ii) the purchase by Buyer, or one or more entities designated by Buyer (the “Seed Capital Investors”), from SSLII of all of SSLII’s interests (the “Seed Capital Interests”) in the seed capital partnerships located in (a) Boise, Idaho, (b) Carmel, Indiana, (c) Fort Worth, Texas, (d) Kirkwood, Missouri, and (e) Elmhurst, Illinois (the “Seed Capital Partnerships”).

The Buyer agreed to pay to SDI the following consideration for the Company Interests: (i) $1,500,000 in cash; (ii) a $2,000,000 non-interest bearing 30-day note secured by a security interest in the Company Interests and personal guarantees provided by Mr. Lanahan and Mr. Steinhoff, which has been paid in full; (iii) a $6,000,000 7-year note secured by a security interest in the Company Interests and bearing interest at 10% per annum for the first 5 years and 12% per annum thereafter; and (iv) a $2,500,000 non-interest bearing note payable in installments of principal equal to 50% of all cash distributions made by the Buyer to its partners in excess of distributions made to cover their federal and state income taxes on taxable income from the Buyer, with any remaining unpaid principal due at maturity on March 21, 2029. The parties also agreed that Sunrise and its subsidiaries will not be subject to any future capital calls, claims or liabilities relating to the Malden, Massachusetts partnership and shall be indemnified and held harmless by the general partner of the Malden, Massachusetts partnership from any such future liability. At August 31, 2009, the aggregate amount of principal outstanding under these notes totaled $8.5 million. Through August 31, 2009, interest payments received on the $6,000,000 7-year note totaled approximately $171,000.

The Buyer agreed to pay to SSLII the following consideration for the Seed Capital Interests: (i) $500,000 in cash; (ii) a $3,700,000 non-interest bearing 45-day note secured by a security interest in the Seed Capital Interests, which has been paid in full; (iii) a $3,050,000 non-interest bearing 45-day note to be paid as a cash contribution into the Seed Capital Partnerships on behalf of SSLII and secured by a security interest in the Seed Capital Interests, which has been paid in full; and (iv) the execution of a net proceeds agreement from the Seed Capital Investors providing for certain contractual payment obligations to Sunrise. The net proceeds agreement provides for the payment to Sunrise or its subsidiaries of: (i) 35% of the net proceeds received by the Seed Capital Investors for each of the Seed Capital Interests purchased from Sunrise or its subsidiaries, other than Fort Worth, Texas, and (ii) 35% of the net proceeds received by the Seed Capital Investors for the Fort Worth, Texas Seed Capital Interest, after deducting the first $2,400,000 of amounts received by Senior Quality Lifestyles, Inc. There were no net proceeds amounts received by Sunrise through August 31, 2009.

Purchase of Aircraft Interest by Mr. Klaassen

In July 2008, Mr. Klaassen purchased from the Company the fractional interest in a private aircraft owned by the Company. The purchase price for such interest was approximately $266,000, which represented the current market value of the interest at the time of purchase as furnished to the Company by independent appraisers. The purchase of the fractional interest was approved by the Company’s Audit Committee of the Board of Directors.

Contract with SecureNet

In October 2008, Sunrise Senior Living Management, Inc., a wholly owned subsidiary of Sunrise, entered into a five-year contract with SecureNet LLC (“SecureNet”) to provide electronics records management services in connection with the processing of direct deposit and credit card payments by community residents of their monthly fees over the Internet. SecureNet was selected following a bidding process involving three companies. We pay SecureNet monthly community, payment transaction and storage fees. The contract may be terminated by us upon 180 days’ prior notice and upon other specified events. The sales agent representing SecureNet, whose compensation relating to the contract is based on 20% of SecureNet’s profit during the term of the contract after recoupment of SecureNet’s start-up costs, is the wife of Mr. Schwartz. In December 2008, after the award of the contract, Mr. Schwartz became an executive officer of the Company. SecureNet electronic management services are currently utilized at approximately 175 of our communities and we plan to introduce these services at additional communities during the remainder of 2009 and in 2010. No payments were made by us to SecureNet in 2008. We made payments totaling approximately $77,000 to SecureNet during the eight months ended August 31, 2009 based on the services provided by SecureNet during that period. SecureNet has advised us that Mrs. Schwartz did not earn any amounts in 2008 or during the eight months ended August 31, 2009.

As described under “Review, Approval or Ratification of Transactions with Related Persons” below, in ratifying the SecureNet contract in July 2009, the Governance and Compliance Committee concluded that the bidding process was done with integrity, that the award to SecureNet, which preceded Mr. Schwartz’s becoming an executive officer of the Company, appeared to have been in our best interest and that Mr. Schwartz’s relationship to the SecureNet sales representative did not have any influence over the decision to select SecureNet.

Review, Approval or Ratification of Transactions with Related Persons

In March 2008, the Governance and Compliance Committee’s charter was adopted. In that charter, the Committee was given authority and oversight over related party transactions. On May 5, 2008, the Board of Directors adopted a written related party transaction policy and written related party transaction procedures under which all Related Party Transactions, regardless of amount, are subject to the prior review and approval by the Board of Directors (acting through the Governance and Compliance Committee or the disinterested members of the Board of Directors). Under the written policy and procedures, a “Related Party Transaction” is:

•	any transaction, regardless of amount, in which (1) the Company or any of its subsidiaries is or will be a participant and (2) any related party (which includes, without limitation, directors, director nominees, executive officers, greater than 5% stockholders and any of their respective immediate family members) has or will have a direct or indirect material interest, and

•	any amendment or modification to an existing Related Party Transaction (regardless of whether it had previously been approved under the written policy and procedures).

Under the written policy and procedures, the directors and executive officers of the Company are responsible for identifying and reporting potential Related Party Transactions. If any director or executive officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related party, such person must immediately bring the matter to the attention of the chair of the Governance and Compliance Committee. The chair of the Governance and Compliance Committee will review the information compiled by the Company’s compliance officer regarding the Related Party Transaction (including, to the extent reasonably available, information regarding the business rationale for the transaction, the nature of the related party’s interests, the dollar value of the transaction, the availability of other sources of comparable products or services, the comparability of the terms to those available from unrelated third parties and other material facts).

Each proposed Related Party Transaction and any Related Party Transaction that has not been approved or ratified under the written policy and procedures is then submitted to the Governance and Compliance Committee for its review and approval or ratification. The chair of the Governance and Compliance Committee (or the committee itself) may instead submit the Related Party Transaction for review, approval and/or ratification by all of the disinterested members of the Board of Directors. The Governance and Compliance Committee (or the disinterested members of the Board of Directors) will then meet, in person or by telephone, to review and discuss the proposed transaction (the Governance and Compliance Committee also can decide to consider the Related Party Transaction without holding a meeting).

All Related Party Transactions must be approved or ratified by either the Governance and Compliance Committee or the disinterested members of the Board of Directors. Under the written policy and procedures, the Governance and Compliance Committee may approve a Related Party Transaction only if it determines that, based on all of the information presented, the Related Party Transaction is in the best interest of the Company. If, instead, the Related Party Transaction is considered by the disinterested members of the Board of Directors, the affirmative vote of at least a majority of the disinterested members of the Board of Directors is necessary to approve the Related Party Transaction. When a Related Party Transaction involves a director, that director must abstain from voting on the Related Party Transaction, but may, if requested, participate in a portion of the discussion to answer questions or provide additional information.

The following types of transactions have been pre-approved under the written policy and procedures and are, therefore, exempt from the written policy and procedures (unless otherwise noted):

•	executive officer compensation arrangements that are approved by the Board or the Compensation Committee of the Board and director compensation paid for services as a director;

•	transactions where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of common stock receive the same benefit on a pro rata basis;

•	ordinary course travel and expenses, advances and reimbursements;

•	indemnification arrangements under the Company’s charter or bylaws, or under agreements to which the Company is a party;

•	previously approved or disclosed Related Party Transactions that were in existence as of May 6, 2008, the date the written policy and procedures were approved and adopted. However, these Related Party Transactions remain subject to annual review, and any amendments or modifications will be subject to approval under the written policy and procedures;

•	transactions with entities in which the Company has an investment and for which a related party serves as director or executive officer at the request of the Company; and

•	dues paid by the Company for membership in the U.S. Chamber of Commerce or any of its affiliates.

The written policy and procedures provide that all Related Party Transactions are to be disclosed in the Company’s applicable filings under the rules and regulations of the SEC and the NYSE.

With the exception of the above-described contract with SecureNet, all of the above-described 2008 Related Party Transactions either were previously approved or disclosed Related Party Transactions that were in existence as of May 6, 2008 (Sunrise Senior Living Foundation, Fairfax Community Ground Lease, Purchase of Condominium Unit, Service Evaluators Incorporated, Compensation to Teresa Klaassen), approved by our Board of Directors (Greystone) or approved by the Audit Committee (Purchase of Aircraft Interest by Mr. Klaassen). In connection with its annual review of Related Party Transactions, the Governance and Compliance Committee reviewed and ratified the contract with SecureNet at its meeting on July 20, 2009. The Governance and Compliance Committee concluded that the bidding process was done with integrity, that the award to SecureNet, which preceded Mr. Schwartz’s becoming an executive officer of the Company, appeared to have been in our best interest and that Mr. Schwartz’s relationship to the SecureNet sales representative did not have any influence over the decision to select SecureNet.

REPORT OF AUDIT COMMITTEE

Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with auditing standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. As described more fully in its charter, the Audit Committee assists the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent registered public accounting firm. The activities of the Audit Committee are in no way designed to supersede or alter the responsibilities of management and the independent audit firm. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

In this context, the Audit Committee met and held discussions with management and the independent auditors 40 times during 2008 and the first quarter of 2009 regarding, among other things, the preparation of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008. During this period, the Audit Committee also met separately in executive session with the independent auditors and/or individual members of management approximately ten times. On March 2, 2009, the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC.

On March 31, 2009, the Company filed Amendment No. 1 to its 2008 Form 10-K, which provided separate financial statements for certain ventures in which the Company has an interest as required by and within the time frame specified under SEC regulations. On April 30, 2009, the Company filed Amendment No. 2 to its 2008 Form 10-K, which provided certain compensation and other information for 2008 regarding the Company’s directors and executive officers required by Part III of Form 10-K and within the time frame specified under SEC regulations. During the period after the filing of the 2008 Form 10-K through April 30, 2009, the Audit Committee met and held discussions with management and the independent auditors four times.

In fulfilling its oversight responsibilities with regard to the Company’s 2008 audited consolidated financial statements, the Audit Committee has:

•	reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 with the Company’s management;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended for filing with the SEC.

Respectfully submitted,

Stephen D. Harlan, Chair
Glyn F. Aeppel*
Lynn Krominga

*	Ms. Aeppel became a member of the Audit Committee on August 18, 2008 and has not participated in the review, discussions and recommendation referred to above with respect to Audit Committee meetings held prior to that date.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to act as Sunrise’s independent registered public accounting firm for our fiscal year ending December 31, 2009. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP has audited our consolidated financial statements each year since 1994.

Although stockholder ratification of the appointment of Ernst &Young LLP is not required, the Board of Directors believes that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm. The Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

Independent Registered Public Accountant’s Fees

For fiscal years 2008 and 2007, our independent registered public accountants, Ernst & Young LLP, billed us the fees set forth below:

	Fiscal Year Ended December 31,
Type of Fee	2008	2007

Audit Fees(1)	$3,211,757	$3,766,337
Audit Related Fees(2)	299,300	—
Tax Fees(3)	734,637	1,819,413
All Other Fees	—	—

Total	$4,245,694	$5,585,750

(1)	Audit fees include audits of consolidated financial statements, Sarbanes-Oxley Section 404 attest services and statutory audits. The amount for 2007 has changed from the previously reported amount due to work performed during 2008 relating to Amendments No. 1 and 2 to the 2007 Form 10-K.

(2)	Audit related fees include assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under “Audit Fees.” These services principally include an analysis of the effectiveness of controls over the processing of transactions for owners of Sunrise communities.

(3)	Tax services principally include tax compliance, tax advice, and tax planning.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Ernst & Young LLP. Under the policy, the Audit Committee must specifically pre-approve the terms of the annual audit services engagement. Thereafter, the Audit Committee (or its delegate) is required to approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee as described above, the Audit Committee must pre-approve other services, including audit-related services, tax services, and such other services that a company’s independent auditor may traditionally provide without impairing its independence. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All of the audit, audit related and tax services for which the fees listed above were billed were approved by the Audit Committee pursuant to the policy described in the preceding paragraph.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sunrise directors, executive officers and beneficial owners of more than 10% of Sunrise’s outstanding equity securities to file with the SEC initial reports of ownership of Sunrise’s equity securities and to file subsequent reports when there are changes in such ownership. Company directors, executive officers and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to Sunrise, the Company believes that, except as set forth below, all Section 16(a) filing requirements for the fiscal year ended December 31, 2008 applicable to such persons were complied with on a timely basis. The Company filed a Form 4 one day late on behalf of Paul J. Klaassen and Teresa M. Klaassen covering the surrender to the Company for cancellation on March 6, 2008 of certain equity awards made to Mr. Klaassen for the years 2003 through 2005 and the Company filed a Form 4 late on behalf of Mr. Donohue covering the extension of the option exercise period of an option for 20,000 shares as described above in footnote 4 to the 2008 Director Compensation Table. Mr. Donohue’s Form 4 was filed on April 30, 2009 promptly following discovery by the Company that the Form 4 had not been previously filed. The due date for the Form 4 was October 10, 2008. The Company also filed one day late an initial statement of beneficial ownership of securities on Form 3 on behalf of Mr. Neeb, who became our chief investment officer on December 18, 2008. Mr. Neeb’s Form 3 reported ownership of the option granted to him on December 23, 2008, the grant of which should have been reported on a Form 4. Mr. Schwartz’s initial statement of beneficial ownership of securities on Form 3 was timely filed. His Form 3 also reported ownership of the option granted to him on December 23, 2008, the grant of which should have been reported on a Form 4.

STOCK OWNED BY MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of common stock of Sunrise as of September 25, 2009 by (i) each director, (ii) each named executive officer of Sunrise and (iii) all current executive officers and directors of Sunrise as a group.

	Amount and
	Nature of	Percent of
	Beneficial	Common Stock
Name and Position(s) with Sunrise	Ownership(1)	Outstanding

Mark S. Ordan(2)	700,579	1.4%
Chief Executive Officer and Director
Richard J. Nadeau(3)	644,006	1.3%
Chief Financial Officer
Daniel J. Schwartz(4)	63,392
Senior Vice President — North American Operations
Michael B. Lanahan	—	*
Chairman of Greystone
John F. Gaul(5)	22,579	*
General Counsel
Tiffany L. Tomasso(6)	253,689	*
Executive Vice President — European Operations
Paul J. Klaassen(7)	5,943,852	11.5%
Non-Executive Chair of the Board
Lynn Krominga(8)	—	*
Lead Director
Glyn F. Aeppel(8)	—	*
Director
Thomas J. Donohue(9)	159,510	*
Director
David I. Fuente(8)	—	*
Director
Stephen D. Harlan(8)	—	*
Director
J. Douglas Holladay(10)	76,000	*
Director
William G. Little(11)	62,000	*
Director
All current executive officers and directors as a group (12 persons)(12)	7,005,333	13.3%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Securities Exchange Act of 1934, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Represents 21,073 shares held directly, 131,507 shares of restricted stock and 547,999 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of September 25, 2009.

(3)	Represents 644,006 shares issuable upon the exercise of stock options that, as of September 25, 2009, were exercisable within 60 days of September 25, 2009. Of these stock options, the Company has been advised that, as of October 12, 2009, Mr. Nadeau had exercised stock options for 530,000 shares and sold the shares acquired upon exercise.

(4)	Represents 9,788 shares held directly, 8,604 shares of restricted stock and 45,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 25, 2009.

(5)	Represents 22,579 shares held directly.

(6)	Represents 74,223 shares held directly, 175,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 25, 2009 and 4,466 shares subject to an equivalent number of restricted stock units which could be acquired within 60 days of September 25, 2009.

(7)	Represents 5,071,494 shares held jointly by Mr. and Mrs. Klaassen, as tenants by the entirety, 51,212 shares held directly by Mr. Klaassen, 700,000 shares issuable upon exercise of stock options held by Mr. Klaassen that are exercisable within 60 days of September 25, 2009 and 121,146 shares held by The Klaassen Family Private Foundation. Of the 5,071,494 shares held jointly by the Klaassens, 1,500,000 shares are pledged to the counterparty of a prepaid variable forward contract relating to the forward sale of up to 1,500,000 shares of common stock in five tranches. See “Principal Holders of Voting Securities.”

(8)	As noted above, the Board believes it is important to align its interests with those of the stockholders through stock ownership in the Company. In prior years, a substantial portion of non-employee director compensation was in the form of stock options. Because the Company was in a trading black-out period during 2008 as a result of not being current on its SEC filings, the Board determined that 2008 director compensation should be in the form of cash without any equity component. In addition, because there was no open trading window in 2007 or 2008, no director purchased shares during such period (with the result that the new directors for 2007 and 2008 (Msses. Aeppel and Krominga and Messrs. Fuente and Harlan) have no equity interest in the Company).

(9)	Represents 41,510 shares held directly and 118,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 25, 2009.

(10)	Represents 76,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 25, 2009.

(11)	Represents 22,000 shares held directly and 40,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 25, 2009.

(12)	Includes 1,526,999 shares issuable upon the exercise of stock options that are exercisable within 60 days of September 25, 2009.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of September 25, 2009 with respect to the ownership of shares of Sunrise common stock by each person believed by management to be the beneficial owner of more than 5% of Sunrise’s outstanding common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons or other information made available to Sunrise. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Amount and	Percent of
	Nature of	Common
	Beneficial	Stock
Name and Address of Beneficial Owner	Ownership	Outstanding

The Guardian Life Insurance Company of America(1)	6,039,175	11.8%
Guardian Investor Services LLC
RS Investment Management Co. LLC
RS Value Fund
7 Hanover Square, Suite 900
New York, NY 10004
Paul J. and Teresa M. Klaassen(2)	5,943,852	11.5%
7900 Westpark Drive
Suite T-900
McLean, VA 22102
Weiss Multi-Strategy Advisers LLC(3)	4,372,972	8.6%
George A. Weiss
Frederick E. Doucette III
Weiss Multi-Strategy Partners LLC
One State Street, 20th Floor
Hartford, CT 06103
High Rise Partners II, L.P.(4)	4,103,820	8.1%
High Rise Partners II (a), L.P.
High Rise Institutional Partners, L.P.
Cedar Bridge Realty Fund, L.P.
Cedar Bridge Institutional Fund, L.P.
High Rise Capital Advisors, L.L.C.
Bridge Realty Advisors, LLC
David O’Connor
Charles Fitzgerald
535 Madison Avenue, 27th Floor
New York, NY 10022
Soundpost Partners, LP(5)	3,900,000	7.7%
Jaime Lester
405 Park Avenue, 6th Floor
New York, NY 10022

(1)	The Schedule 13G/A dated January 1, 2009 of the reporting persons states that the reporting persons had shared voting and dispositive power with respect to the shares as follows:

	Sole Voting	Shared Voting	Sole	Shared Dispositive
Reporting Person	Power	Power	Dispositive Power	Power

The Guardian Life Insurance Company of America	—	6,039,175	—	6,039,175
Guardian Investor Services LLC	—	6,039,175	—	6,039,175
RS Investment Management Co. LLC	—	6,039,175	—	6,039,175
RS Value Fund	—	3,712,784	—	3,712,784

On October 8, 2009, the reporting persons filed a further amendment to their Schedule 13G. The Schedule 13G/A dated October 1, 2009 states that the reporting persons no longer beneficially own any shares of Sunrise common stock.

(2)	The Schedule 13G/A dated February 13, 2009 of the reporting persons states that the reporting persons have shared voting power over the entire number of such shares and shared dispositive power with respect to 4,443,852 of such shares.

(3)	The Schedule 13G/A dated February 17, 2009 of the reporting persons states that the reporting persons have sole or shared voting or dispositive power with respect to the shares as follows:

	Sole Voting	Shared Voting	Sole	Shared Dispositive
Reporting Person	Power	Power	Dispositive Power	Power*

Weiss Multi-Strategy Advisers LLC	—	4,180,570	—	4,372,972
George A. Weiss	—	4,180,570	—	4,372,972
Frederick E. Doucette III	—	4,180,570	—	4,372,972
Weiss Multi-Strategy Partners LLC	—	2,316,531	—	2,316,531

(4)	The Schedule 13G/A dated February 13, 2009 of the reporting persons states that the reporting persons have sole or shared voting or dispositive power with respect to the shares as follows:

	Sole Voting	Shared Voting	Sole	Shared Dispositive
Reporting Person	Power	Power	Dispositive Power	Power

High Rise Partners II, L.P.	—	1,730,665	—	1,730,665
High Rise Partners II (a), L.P.	—	67,730	—	67,730
High Rise Institutional Partners, L.P.	—	1,086,905	—	1,086,905
Cedar Bridge Realty Fund, L.P.	—	639,140	—	639,140
Cedar Bridge Institutional Fund, L.P.	—	579,380	—	579,380
High Rise Capital Advisors, L.L.C.	—	4,103,820	—	4,103,820
Bridge Realty Advisors, LLC	—	1,218,520	—	1,218,520
David O’Connor	—	4,103,820	—	4,103,820
Charles Fitzgerald	—	4,103,820	—	4,103,820

(5)	The Schedule 13G/A dated January 16, 2009 of the reporting persons states that the reporting persons have shared power to vote and to dispose of 3,900,000 shares.

*	The reporting persons disclaim beneficial ownership of the shares except to the extent of their pecuniary interest.

PROPOSALS OF STOCKHOLDERS FOR 2010 ANNUAL MEETING

The Company expects that its 2010 annual meeting of stockholders will be held in May 2010 consistent with prior annual meetings but more than 30 days from the anniversary date of the 2009 annual meeting of stockholders. Stockholders who intend to submit a proposal at the 2010 annual meeting of stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in Rule l4a-8 under the Securities Exchange Act of 1934, as amended.

To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Corporate Secretary at the Company’s principal executive offices no later than December 31, 2009, which the Company believes is a reasonable time before it will begin to print and send its proxy materials. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2010 annual meeting any stockholder proposal which may be omitted from our proxy materials under applicable regulations of the SEC in effect at the time such proposal is received.

Under our Bylaws, a stockholder proposing a matter for consideration at an annual meeting must (a) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (b) be entitled to vote at the meeting and (c) must deliver notice to the Secretary at the Company’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date is less than 100 days prior to the date of such annual meeting, then stockholder notice must be delivered not later than the 10th day following such public announcement.

In addition, our Bylaws require certain additional disclosures regarding the stockholders making proposals, including disclosure of all ownership interests (including derivative interests) and rights to vote any shares of any security of the Company and disclosure regarding the business proposed, including a description of any agreements, arrangements and understandings between the proposing stockholder and any persons (including their names) in connection with the business proposal.

ANNUAL MEETING OF STOCKHOLDERS OF
SUNRISE SENIOR LIVING, INC.
November 18, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING:
The accompanying proxy statement and annual report to stockholders are available on Sunrise’s website at www.sunriseseniorliving.com.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.    â
■   20630000000000000000 6                                                         111809

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. To elect six directors, each for a term expiring at the 2010 annual meeting.					2.	To ratify the appointment of Ernst & Young LLP as Sunrise’s independent registered public accounting firm for its fiscal year ending December 31, 2009.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Glyn F. Aeppel Thomas J. Donohue
This proxy will be voted as directed by the undersigned stockholder: UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS, OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	David I. Fuente Stephen D. Harlan
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	J. Douglas Holladay William G. Little

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐           ■
SUNRISE SENIOR LIVING, INC.
7900 Westpark Drive
Suite T-900
McLean, Virginia 22102
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 18, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Sunrise Senior Living, Inc. (“Sunrise”) hereby appoints Mark S. Ordan and Julie A. Pangelinan, and each of them, with full power of substitution and resubstitution, as proxies to cast all votes, as designated on the reverse side, which the undersigned stockholder is entitled to cast at the 2009 annual meeting of stockholders to be held on November 18, 2009 at 9:00 a.m., local time, at the Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, and at any adjournments or postponements thereof, upon the matters described on the reverse side.
(Continued and to be signed and dated on the reverse side.)

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